As filed with the U.S. Securities and Exchange Commission on December 21, 2020

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM S-1

__________________________

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

__________________________

IFRESH, INC.
(Exact name of registrant as specified in its charter)

__________________________

Delaware	82-0664764
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

__________________________

2-39 54th Avenue
Long Island City, NY 11101
(718) 628-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Long Deng
Chief Executive Officer
2-39 54th Avenue
Long Island City, NY 11101
(718) 628-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 +1-212-407-4866 — telephone +1-212-937-3943 — facsimile	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Ellenoff Grossman &Schole LLP 1345 Avenue of the Americas New York, New York10105 (212) 370-1300

__________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and lit the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(5)		Amount of Registration Fee
Common Stock, $0.0001 par value per share(2)		$5,500,000	$600.05
Common Warrants to purchase shares of Common Stock(5)
Pre-funded Warrants to purchase shares of Common Stock(5)
Common Stock issuable upon exercise of Pre-funded Warrants(2)(3)
Common Stock issuable upon exercise of Common Warrants(2)(3)	$
	$
Total		$5,500,000	$600.05

____________

(1)      Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)      The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the Common Stock and Pre-funded Warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,500,000.

(3)      Resales of the common warrants and the pre-funded warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of shares of the common stock issuable upon exercise of the common warrants and the pre-funded warrants are also being registered on a delayed or continuous basis hereby.

(4)      Pursuant to Rule 416(a), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)      No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus	Subject to Completion,	Dated December 21, 2020

IFRESH, INC.

Up to _____________ Shares of Common Stock and
Common Warrants to Purchase Up to ____________ Shares of Common Stock
or
Pre-Funded Warrants to Purchase Up to ______________ Shares of Common Stock and
Common Warrants to Purchase Up to _______________ Shares of Common Stock
(and Shares of Common Stock Issuable Upon Exercise of the Common Warrants and Pre-Funded Warrants)

We are offering in a best-efforts offering up to (i) ______________ shares of our common stock, par value $0.0001 per share, and (ii) common warrants to purchase up to ______________ shares of common stock and the shares of common stock that are issuable from time to time upon exercise of the common warrants, at an assumed purchase price of $0.90 per share and common warrant, which was the closing price of our common stock on the NASDAQ Capital Market on December 18, 2020. We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each pre-funded warrant will be equal to the price at which a share of common stock is sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Therefore the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold. The shares of common stock and pre-funded warrants, and the accompanying common warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Each common warrant will have an exercise price of $_________ per share of common stock, will be exercisable upon issuance, and will expire five years from the date of issuance.

There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. The offering of the securities will terminate on the first date that we enter into securities purchase agreements to sell the securities offered hereby.

Our common stock is traded on The Nasdaq Capital Market under the symbol “IFMK.” On December 18, 2020, the closing price for our common stock, as reported on The Nasdaq Capital Market, was $0.90 per share.

Investing in our securities involves various risks. See “Risk Factors” on page 6 for more information on these risks. Additional risks, if any, will be described in the prospectus supplement related to a potential offering under the heading “Risk Factors”. You should review that section of the related prospectus supplement for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share and Common Warrant	Per Pre-Funded Warrant and Common Warrant	Total
Public offering price	$	$	$
Placement Agent’s fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

____________

(1)     We have agreed to reimburse Maxim Group LLC (the “Placement Agent”) for certain of its offering-related expenses, including a corporate finance fee of 1.0% of the gross proceeds raised in this offering. See “Plan of Distribution” for additional information and a description of the compensation payable to the Placement Agent.

(2)      We estimate the total expenses of this offering payable by us, excluding the Placement Agent’s fees, will be approximately $_____.

We engaged Maxim Group LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the shares of common stock, common warrants, and pre-funded warrants in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities.

We anticipate that delivery of the shares against payment will be made on or about ___________, 2020.

MAXIM GROUP LLC

The date of this Prospectus is _____________, 2020

We and the Placement Agent have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the U.S. Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the Placement Agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 6 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to iFresh Inc., a Delaware corporation, and its consolidated subsidiaries unless the context requires otherwise.

Overview

iFresh Inc. (“we,” “us,” “our,” or “iFresh” or the “Company”) is a Delaware company incorporated in July 2016 in order to reincorporate E-Compass Acquisition Corp. (“E-Compass”) to Delaware. Immediately following the reincorporation, we acquired NYM Holding, Inc. (“NYM”). E-Compass was a blank check company formed for the purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. NYM is a an Asian/Chinese grocery supermarket chain in the north-eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since NYM was formed in 1995, NYM has been targeting the Chinese and other Asian population in the U.S. with its in-depth cultural understanding of its target customer’s unique consumption habits. iFresh currently has ten retail supermarkets across New York, Massachusetts and Florida, with in excess of approximately 4,938,600 and 1.3M sales transactions in its stores in the fiscal year ended March 31, 2020 and the six months ended September 30, 2020. It currently has one in-house wholesale businesses, Strong America Limited (“Strong America”) covering more than 6,000 wholesale products and servicing both NYM retail supermarkets and over 1,000 external clients that range from wholesalers to retailing groceries and restaurants. NYM has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of the most popular vegetables, fruits and seafood. Its wholesale business and long term relationships with farms insulate NYM from supply interruptions and sales declines, allowing it to remain competitive even during difficult markets.

iFresh, through Xiamen DL Medical Technology Co, Ltd. (acquired by iFresh in April 2020), produces self-branded disposable masks, N95 masks and KN95 masks. Through Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd., both of which were acquired by iFresh in April 2020, iFresh is engaged in the business of manufacturing and selling rice liquor and herbal rice liquor products in China. In August 2020, iFresh acquired Jiuxiang Blue Sky Technology (Beijing) Co., Ltd., a technology company that engages in supply chain financial services, integrated payment systems, and prepaid card marketing systems.

Our principal executive offices are located at 2-39 54th Avenue, Long Island City, NY 11101. Our telephone number is (718) 628-6200. Our website is at http://www.ifreshmarket.com.

We qualify as an “emerging growth company” under the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•        only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        reduced disclosure about our executive compensation arrangements;

•        no non-binding advisory votes on executive compensation or golden parachute arrangements;

•        exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

•        delaying the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of the above-referenced exemptions and we may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

We are also a “smaller reporting company,” as defined under SEC Regulation S-K. As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in the preceding fiscal year.

On May 20, 2019, iFresh, NYM (or the “Borrower”), certain subsidiaries of NYM, Mr. Long Deng and KeyBank National Association (“Keybank” or the “Lender”) entered into the first forbearance agreement (the “First Forbearance Agreement”) with respect to that certain Credit Agreement, dated as of December 23, 2016, as amended, pursuant to which KeyBank made available to NYM a revolving credit facility, a term loan facility, and other credit accommodations (the “Loan Agreements”). The Lender has agreed to delay the exercise of its rights and remedies under the Loan Agreements based on the existence of certain events of default until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the 90th day from the date of the First Forbearance Agreement (the “First Forbearance Period”); and (b) a Forbearance Event of Default. Reference is made to the current report on Form 8-K filed with the SEC on May 21, 2019.

The Borrower did not meet its obligations under the Loan Agreements by the end of the First Forbearance Period. On October 17, 2019 (the “Effective Date”), the Company, NYM, certain subsidiaries of NYM, Go Fresh 365, Inc. (“Go Fresh”), Mr. Long Deng and Keybank entered into the second forbearance agreement (the “Second Forbearance Agreement”). Pursuant to certain Guaranty Agreement dated as of December 26, 2016, as amended by several joinder agreements and the Second Forbearance Agreement, the Company, certain subsidiaries of NYM, Go Fresh and Mr. Long Deng (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) have agreed to guarantee the payment and performance of the obligations of the Borrower under the Credit Agreement (“Obligations”). Terms used but not otherwise defined herein have the meanings ascribed to them in the Second Forbearance Agreement.

The Lender agreed to delay the exercise of its rights and remedies under the Loan Agreement based on the existence of certain events of default (the “Specified Events of Default”) until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the November 29, 2019; and (b) a Forbearance Event of Default. No subsequent agreements or amendments have been entered into and as such, we are currently in default under the Credit Facility.

The Borrower is not current in its payments to Keybank. As of September 30, 2020 we owe $21,266,149 to Keybank. On August 6, 2020 the Company received the 3rd forbearance agreement from Key Bank, which includes the following terms:

•        All delinquent regular interest paid at or before settlement.

•        July and August required payments will be regular interest amounts.

•        Default interest will be deferred until 9/25/2020

•        Store valuations will be ordered immediately.

•        Continue to provide weekly cash flow reports.

•        Provide quarterly financial statements of NYM, iFresh and newly acquired businesses.

•        Monthly financial projections.

•        Cost/work detail on the completion of the CT store.

•        Pledge of the equity and guarantee of newly acquired businesses.

•        File a UCC-1 financing statement for iFresh Inc.

If the 3rd forbearance agreement cannot be reached, KeyBank is fully prepared to pursue legal remedies. As of the date of this prospectus, the 3rd forbearance agreement is still under negotiation.

Our principal liquidity needs are to meet our working capital requirements, operating expenses and capital expenditure obligations. Our ability to fund these needs will depend on iFresh’s future performance and the refinancing of the Keybank obligations, which will be subject in part to general economic, competitive and other factors beyond our control. In addition, if Keybank accelerates the loan, we may be forced to declare bankruptcy. These conditions raise substantial doubt as to our ability to remain a going concern.

THE OFFERING

Common stock outstanding prior to this offering	30,230,383 shares.
Common stock offered	Up to 6,666,667 shares.
Common stock to be outstanding after this offering

Up to 36,897,050 shares, assuming no sales of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and assuming no exercise of any common warrants issued in this offering.

Description of common warrants

The common warrants will be exercisable beginning on the date of issuance and expire on the five-year anniversary of the date of issuance at an initial exercise price per share equal to $________, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. Notwithstanding the foregoing, we shall not effect any exercise of common warrants to the extent that, after giving effect to an exercise, the holder of common warrants (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

Pre-funded warrants offered

We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying common warrant (as described below) will be equal to the price at which a share of common stock and accompanying common warrant is being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because we will issue a common warrant for each share of our common stock and for each pre-funded warrant to purchase one share of our common stock sold in this offering, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold.

Use of proceeds	Assuming all of the shares and/or pre-funded warrants we are offering in this offering are sold, we estimate that our net proceeds from this offering will be approximately $5.5 million.
We intend to use the net proceeds of this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors

See “Risk Factors” beginning on page 6 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

NASDAQ Capital Markets symbol	Our common stock is listed on the NASDAQ Capital Markets under the symbol “IFMK”.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 30,230,383 shares outstanding as of September 30, 2020 and 14,962,103 shares of common stock issuable upon the conversion of our Series A Convertible Preferred Stock (the “Preferred Stock”).

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our common stock. Any of the risk factors described below could significantly and adversely affect iFresh’s business, prospects, sales, revenues, gross profit, cash flows, financial condition, and results of operations.

Risks Related to the Company

We are currently in default under our Credit Facility with Key Bank, which limits our liquidity and could result in Key Bank accelerating amounts we owe to it under the facility, causing us to file for bankruptcy protection.

On December 23, 2016, NYM, as borrower, entered into a $25 million senior secured Credit Agreement (the “Credit Agreement”) with Key Bank National Association (“Key Bank” or “Lender”). The Credit Agreement provides for (1) a revolving credit of $5,000,000 for making advance and issuance of letter of credit, (2) $15,000,000 of effective date term loan and (3) $5,000,000 of delayed draw term loan. The interest rate is equal to (1) the Lender’s “prime rate” plus 0.95%, or (b) the Adjusted LIBOR rate plus 1.95%. As reflected in the Company’s consolidated financial statements, the Company had operating losses in fiscal year 2019 and had negative working capital of $28.6 million and $21.7 million as of March 31, 2020 and 2019, respectively. The Company had negative equity of $2.6 million as of March 31, 2021. The Company did not meet the financial covenant required in the credit agreement with Keybank. As of March 31, 2020, the Company has outstanding loan facilities of approximately $20.1 million due to Keybank. Failure to maintain these loan facilities will have a significant impact on the Company’s operations.

On May 20, 2019, iFresh, NYM (or the “Borrower”), certain subsidiaries of NYM, Mr. Long Deng and KeyBank National Association (“Keybank” or the “Lender”) entered into the first forbearance agreement (the “First Forbearance Agreement”) with respect to that certain Credit Agreement, dated as of December 23, 2016, as amended, pursuant to which KeyBank made available to NYM a revolving credit facility, a term loan facility, and other credit accommodations (the “Loan Agreements”). The Lender has agreed to delay the exercise of its rights and remedies under the Loan Agreements based on the existence of certain events of default until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the 90th day from the date of the First Forbearance Agreement (the “First Forbearance Period”); and (b) a Forbearance Event of Default. Reference is made to the current report on Form 8-K filed with the SEC on May 21, 2019.

The Borrower did not meet its obligations under the Loan Agreements by the end of the First Forbearance Period. On October 17, 2019 (the “Effective Date”), the Company, NYM, certain subsidiaries of NYM, Go Fresh 365, Inc. (“Go Fresh”), Mr. Long Deng and Keybank entered into the second forbearance agreement (the “Second Forbearance Agreement”). Pursuant to certain Guaranty Agreement dated as of December 26, 2016, as amended by several joinder agreements and the Second Forbearance Agreement, the Company, certain subsidiaries of NYM, Go Fresh and Mr. Long Deng (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) have agreed to guarantee the payment and performance of the obligations of the Borrower under the Credit Agreement (“Obligations”). Terms used but not otherwise defined herein have the meanings ascribed to them in the Second Forbearance Agreement.

The Lender agreed to delay the exercise of its rights and remedies under the Loan Agreement based on the existence of certain events of default (the “Specified Events of Default”) until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the November 29, 2019; and (b) a Forbearance Event of Default. No subsequent agreements or amendments have been entered into and as such, we are currently in default under the Credit Facility .

The Borrower is not current in its payments to Keybank. As of September 30, 2020 we owe $21,266,149 to Keybank. On August 6, 2020 the Company received the 3rd forbearance agreement from Key Bank, which includes the following terms:

•        All delinquent regular interest paid at or before settlement.

•        July and August required payments will be regular interest amounts.

•        Default interest will be deferred until 9/25/2020

•        Store valuations will be ordered immediately.

•        Continue to provide weekly cash flow reports.

•        Provide quarterly financial statements of NYM, iFresh and newly acquired businesses.

•        Monthly financial projections.

•        Cost/work detail on the completion of the CT store.

•        Pledge of the equity and guarantee of newly acquired businesses.

•        File a UCC-1 financing statement for iFresh Inc.

If the 3rd forbearance agreement cannot be reached, KeyBank is fully prepared to pursue legal remedies. As of the date of this prospectus, the 3rd forbearance agreement is still under negotiation.

iFresh acquired 70% equity interests of Xiamen DL Medical Technology Co, Ltd. in April 2020, 100% equity interests of Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd. in April 2020 and 100% equity interests of Jiuxiang Blue Sky Technology (Beijing) Co., Ltd. in August 2020. Although iFresh provided KeyBank with notifications of the acquisitions, iFresh has not yet obtained consent, waiver or objection from KeyBank for the completion of those acquisitions. The Company did not notify or seek prior consent from KeyBank with respect to the PPP Loans (as defined hereinafter) for the eight subsidiaries. The PPP Loans refer to the loans that eight subsidiaries of the Company received in the aggregate principal amount of $1,768,212 pursuant to Paycheck Protection Program provided by the U.S. Small Business Administration (“SBA”) in April and May 2020. There can be no assurance that those acquisitions and PPP Loans are permitted by KeyBank under the Credit Agreement and will be deemed to be compliant with the Credit Agreement. If those acquisitions and PPP Loans are not permitted by KeyBank, each of the acquisitions could constitute a violation under the Credit Agreement.

Our principal liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Our ability to fund these needs will depend on its future performance, which will be subject in part to general economic, competitive and other factors beyond its control. In addition, if Keybank accelerates the loan, we may be forced to declare bankruptcy. These conditions raise substantial doubt as to our ability to remain a going concern.

We received a subpoena from the SEC, and if the SEC discovers that we have not complied with applicable securities laws, we could be subject to significant monetary penalties and other relief imposed on us by the SEC

On March 6, 2020, the Company announced that it had received a subpoena from the Securities and Exchange Commission (“SEC”) requesting certain information. The subpoena sought various documents and information regarding, among other things, the Company’s financial institution accounts, accounting practices, auditing practices, internal controls, payroll, and auditors. Although the Company is not currently the subject of any enforcement proceedings, the investigation could lead to enforcement proceedings if the SEC contends that the Company has not complied with securities laws. Friedman LLP, the Company’s former auditor, has also received a subpoena from the SEC relating to the Company.

If the SEC determines that we have not complied with applicable securities laws, the SEC could initiate a proceeding against us, which may ultimately lead to significant penalties and other relief assessed against us, including significant monetary fines.

There is substantial doubt about the Company’s ability to continue as a going concern.

As discussed in this prospectus, we incurred operating losses, did not meet the financial covenant required in the Credit Agreement and are currently in default of the Credit Agreement due to our failure to pay certain tax obligations. These conditions raise substantial doubt about our ability to continue as a going concern.

The COVID-19 pandemic may adversely impact our sales and financial results.

The COVID-19 pandemic may pose significant risks to our business. For example, during the six months ended September 30, 2020, sales were down 4.2% compared to the six months ended September 30, 2019, partly due to

COVID, other cause of the decrease is the to closure of two low performing stores in New York City. Restocking certain items, such as paper towels and toilet paper has been difficult. Accordingly, management is evaluating our liquidity position, communicating with and monitoring customers and suppliers, and reviewing our analysis of our financial performance as we seek to position ourselves to withstand the uncertainty related to the coronavirus.

The occurrence of a wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic, may materially adversely affect iFresh’s financial condition and results of operations.

iFresh’s business may be severely impacted by wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic, such as pandemic flu (such as COVID-19). Such activities, threats or epidemics may materially adversely impact iFresh’s business by disrupting production and delivery of products to iFresh’s stores, by affecting iFresh’s ability to appropriately staff its stores or by causing customers to avoid public gathering places or otherwise change their shopping behaviors.

iFresh’s continued growth depends on new store acquisitions and openings and on increasing same store sales, and iFresh’s failure to achieve these goals could negatively impact its results of operations and financial condition.

Our growth strategy depends, in large part, on acquiring and opening new stores in existing and new areas and operating those stores successfully. Successful implementation of this strategy is dependent on sufficient capital support from financing, finding suitable stores to acquire, identifying suitable locations and negotiating acceptable lease terms for store sites, as it faces competition from other retailers for such sites. There can be no assurance that we will continue to grow through new store acquisitions and openings. We may not be able to obtain sufficient capital support for the expansion plan, or successfully implement the plan to acquire or open new stores timely or within budget or operate them successfully, and there can be no assurance that store acquisition or opening costs for, net sales of, contribution margin of and average payback period on initial investment for new stores will conform to our operating model discussed elsewhere in this prospectus. Lower contribution margins from new stores, along with the impact of related store acquisition, opening and store management relocation costs, may have an adverse effect on our financial condition and operating results. In addition, if we acquire stores in the future, it may not be able to successfully integrate those stores into its existing store base and those stores may not be as profitable as its existing stores.

Also, we may not be able to successfully hire, train and retain new store employees or integrate those employees into the programs, policies and culture of us. We or our third party vendors may not be able to adapt our distribution, management and other operating systems to adequately supply products to new stores at competitive prices so that we can operate the stores in a successful and profitable manner. We may not have the level of cash flow or financing necessary to support our growth strategy.

Additionally, our acquisition and opening of new stores will place increased demands on our operational, managerial and administrative resources. These increased demands could cause the Company to operate its existing business less effectively, which in turn could cause deterioration in the financial performance of our existing stores. If the Company experiences a decline in performance, it may slow or discontinue store openings, or may decide to close stores that it is unable to operate in a profitable manner.

Additionally, some of our new stores may be located in areas where the Company has little experience or a lack of brand recognition. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause these new stores to be less successful than stores in our existing markets.

Our operating results and stock price will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

Our newly opened stores may negatively impact our financial results in the short-term and may not achieve sales and operating levels consistent with our mature store base on a timely basis or at all.

The Company has actively pursued new store growth and plans to continue doing so in the future. The Company cannot assure you that its new store acquisitions or openings will be successful or result in greater sales and profitability. New store openings may negatively impact our financial results in the short-term due to the effect of store opening costs and lower sales and contribution margin during the initial period following opening. New stores build their sales volume and their customer base over time and, as a result, generally have lower margins and higher operating expenses, as a percentage of net sales, than our more mature stores. A new store can take more than a year to achieve a level of operating performance comparable to our similarly existing stores. Further, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to new, closer locations. As a result, part of the increase of the overall sales to us arising from a new store opening or a store acquisition may be offset by the “sales volume transfer” phenomena.

The competition from competitors may increase intensively in the future.

Food retail is a large and highly competitive industry. However, iFresh believes that the market participants in the Chinese supermarket industry are highly fragmented and immature. Currently, iFresh faces competition from smaller or dispersed competitors focusing on the niche market of Chinese consumers. However, with the rapid growth of the Chinese and other Asian population and their consumption power, other competitors may also begin operating in this niche market in the future. Those competitors include: (i) national conventional supermarkets, (ii) regional supermarkets, (iii) national superstores, (iv) alternative food retailers, (v) local foods stores, (vi) small specialty stores, and (vii) farmers’ markets.

The national and regional supermarket chains are experienced in operating multiple stores locations, expanding management and they have greater marketing or financial resources than iFresh does. Even though they currently offer only a limited selection of Chinese and Asian specialty foods, they may be able to devote greater resources to sourcing, promoting and selling their products if they choose to do so. On the contrary, the local food stores and markets are small in size with a deep understanding of local preferences, but their lack of scale results in high risk and limited growth potential.

If more and more competitors devote into this market segment aiming to serve Chinese and other Asian customers in the future, the competition will increase. Our operating results may be negatively impacted through a loss of sales, reduction in margin from competitive price changes and/or greater operating costs such as marketing, due to the increase of competition.

iFresh relies on a combination of product offerings, customer service, store format, location and pricing to compete.

iFresh competes with other food retailers on a combination of factors, primarily product selection and quality, customer service, store layout and decoration, location and price. Our success depends on its ability to offer products that appeal to its customers’ preferences. Failure to offer such products, or to accurately forecast changing customer preferences, could lead to a decrease in the number of customer transactions at our stores and in the amount customers spend at our stores.

Pricing in particular is a significant driver of consumer choice in our industry and iFresh expects competitors to continue to apply pricing and other competitive pressures. To the extent that our competitors lower prices, its ability to maintain gross profit margins and sales levels may be negatively impacted. Some of Our competitors may have greater resources than it does. These competitors could use these advantages to take measures, including reducing prices, which could adversely affect our competitive position, financial condition and results of operations.

If iFresh does not succeed in offering attractively priced products that consumers intend to purchase or are unable to provide a convenient and appealing shopping experience, Our sales, operating margins and market share may decrease, resulting in reduced profitability.

Economic conditions that impact consumer spending could materially affect our business.

Ongoing economic uncertainty continues to negatively affect consumer confidence and discretionary spending. iFresh’s operating results may be materially affected by changes in economic conditions nationwide or in the regions in which iFresh operates that impact consumer confidence and spending, including discretionary spending. This risk may be exacerbated if customers choose lower-cost alternatives to iFresh’s product offerings in response to economic conditions. In particular, a decrease in discretionary spending could adversely impact sales of certain of iFresh’s higher margin product offerings. Future economic conditions affecting disposable consumer income, such as employment levels, business conditions, changes in housing market conditions, the availability of consumer credit, interest rates, tax rates and fuel and energy costs, could reduce overall consumer spending or cause consumers to shift their spending to lower-priced competitors. In addition, inflation or deflation can impact iFresh’s business. Food deflation could reduce sales growth and earnings, while food inflation, combined with reduced consumer spending, could reduce gross profit margins. As a result, iFresh’s results of operations could be materially adversely affected.

Fresh’s existing stores are mainly located in Northeastern American metropolitan areas. The geographic concentration of its stores creates an exposure to the economy of the Northeastern United States and any downturn in this region could materially adversely affect iFresh’s financial condition and results of operations.

Perishable products make up a significant portion of iFresh’s sales, and ordering errors or product supply disruptions may have an adverse effect on iFresh’s profitability and operating results.

iFresh has a significant focus on perishable products. Sales of perishable products accounted for approximately 54.4% and 51.7% of iFresh’s net sales in the fiscal year ended March 31, 2020 and the six months ended September 30, 2020, respectively. iFresh has self-owned wholesale facilities and stable supply relationship with farm partners, which significantly reduces ordering errors and product disruption. However, iFresh still relies on various suppliers and vendors to provide and deliver its product inventory on a continuous basis. iFresh could suffer significant perishable product inventory losses in the event of the loss of a major supplier or vendor, disruption of its supply chain, extended power outages, natural disasters or other catastrophic occurrences. While iFresh has implemented certain systems to ensure that its ordering is in line with demand, it cannot assure you that its ordering systems will always work efficiently, in particular in connection with the new additional stores, which have no, or a limited, ordering history. If iFresh were to over-order, it could suffer inventory losses, which would negatively impact its operating results.

Interruption of exclusive distribution of brands or imports relating to iFresh’s wholesale operations may adversely impact iFresh’s financial conditions and operating results.

iFresh conducts wholesale business through its subsidiary, Strong America, which enables iFresh to have stronger negotiating power with vendors as well as a way to source products from China, Thailand and Taiwan to its own retail stores. Strong America is also the exclusive distributor of eight famous oversea brands. If iFresh can’t renew its exclusive distribution contracts relating to those brands, iFresh’s sales, both retail and wholesale, may be adversely affected. Furthermore, importing products from other countries is subject to the impact of various international factors, including international trading policies, shipping costs, currency fluctuations, tariffs and customs procedures for imports, which may affect the supply and purchase prices of the products to be imported by iFresh’s wholesale distributors and sold by them to iFresh. If iFresh fails to obtain or maintain a sustainable supply of these products from its vendors, its financial conditions and operating results will be adversely impacted.

The operation of new stores and online sales may cannibalize sales in iFresh’s stores and its financial results can be affected by economic and competitive conditions in this area.

All of iFresh’s existing stores are located in the Northeastern United States and it intends to grow its store base in this area. New stores are expected to be opened in the Greater New York City and Boston metropolitan areas. As iFresh opens new stores in closer proximity to its customers who currently travel longer distances to shop at iFresh’s stores, iFresh expects some of these customers to take advantage of the convenience of iFresh’s new locations. Simultaneously, iFresh will develop online sales to cover the customers living in a 2.5-hour drive radius, which may satisfy the demand from those Chinese customers living in the suburbs.

Some sales volume may transfer from iFresh’s existing stores to its new stores as some of its existing customers switch to these new, closer locations, or convenient online shopping. Consequently, iFresh’s new stores and online sales may adversely impact sales at iFresh’s existing stores.

Disruption of relationships with vendors could negatively affect iFresh’s business.

iFresh purchases vegetables and fruits directly from farms and other vendors and maintains stable relationships with the vendors to ensure reliable supplies of popular seasonal Chinese specialty of vegetables and fruits. iFresh also depends on third-party suppliers for exclusive third-party brands. The cancellation of iFresh’s supply arrangement with any of its suppliers or the disruption, delay or inability in supply from its suppliers could adversely affect iFresh’s sales. If iFresh’s suppliers fail to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. iFresh cannot assure you that it would be able to find replacement suppliers on commercially reasonable terms.

iFresh may be unable to protect or maintain its intellectual property, which could result in customer confusion, a negative perception of its brand and adversely affect its business.

iFresh believes that its intellectual property has substantial value and has contributed significantly to the success of iFresh’s business. In particular, iFresh’s trademarks, including New York Mart, are valuable assets that reinforce iFresh’s customers’ favorable perception of its stores.

From time to time, third parties have used names similar to iFresh’s, have applied to register trademarks similar to iFresh’s and, as iFresh believes, have infringed or misappropriated iFresh’s intellectual property rights. iFresh responds to these actions on a case-by-case basis, including, where appropriate, by sending cease and desist letters and commencing opposition actions and litigation. The outcomes of these actions have included both negotiated out-of-court settlements as well as litigation. iFresh cannot assure you that the steps it has taken to protect its intellectual property rights are adequate, that its intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, iFresh’s trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect iFresh’s trademark rights could prevent iFresh in the future from challenging third parties who use names and logos similar to iFresh’s trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of iFresh’s brand and products, and eventually adversely affect iFresh’s sales and profitability. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether iFresh is successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject iFresh to liabilities, force iFresh to cease use of certain trademarks or other intellectual property or force iFresh to enter into licenses with others. Any one of these occurrences may have a material adverse effect on iFresh’s business, results of operations and financial condition.

If iFresh experiences a data security breach and confidential customer information is disclosed, iFresh may be subject to penalties and experience negative publicity, which could affect iFresh’s customer relationships and have a material adverse effect on its business.

iFresh and its customers could suffer harm if customer information was accessed by third parties due to a security failure in iFresh’s systems. The collection of data and processing of transactions requires iFresh to receive, transmit and store a large amount of personally identifiable and transaction related data. This type of data is subject to legislation and regulation in various jurisdictions. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting state and federal legislative proposals addressing data privacy and security. If some of the current proposals are adopted, iFresh may be subject to more extensive requirements to protect the customer information that it processes in connection with the purchases of iFresh’s products. iFresh may become exposed to potential liability with respect to the data that it collects, manages and processes, and may incur legal costs if its information security policies and procedures are not effective or if it is required to defend its methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to iFresh’s methods of handling personal data could adversely affect its business, results of operations, financial condition and cash flows due to the costs and negative market reaction relating to such developments. Additionally, if iFresh suffers data breaches, one or more of the credit card processing companies that it relies on may refuse to allow it to continue to participate in their network, which would limit iFresh’s ability to accept credit cards at its stores and could adversely affect its business, results of operations, financial condition and cash flows.

Data theft, information espionage or other criminal activity directed at the retail industry or computer or communications systems may materially adversely affect iFresh’s business by causing iFresh to implement costly security measures in recognition of actual or potential threats, by requiring iFresh to expend significant time and expense developing, maintaining or upgrading its information technology systems and by causing it to incur significant costs to reimburse third parties for damages. Such activities may also materially adversely affect iFresh’s financial condition, results of operations and cash flows by reducing consumer confidence in the marketplace and by modifying consumer spending habits.

If iFresh is unable to renew or replace current store leases or if it is unable to enter into leases for additional stores on favorable terms, or if one or more of its current leases are terminated prior to expiration of their stated term, and it cannot find suitable alternate locations, iFresh’s growth and profitability could be negatively impacted.

iFresh currently leases all of its store locations. Many of iFresh’s current leases provide unilateral option to renew for several additional rental periods at specific rental rates. iFresh’s ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and iFresh’s ability to negotiate favorable lease terms for additional store locations, could depend on conditions in the real estate market, competition for desirable properties, its relationships with current and prospective landlords, or other factors that are not within iFresh’s control. Any or all of these factors and conditions could negatively impact iFresh’s growth and profitability.

iFresh leases certain of its stores and related properties from related parties.

Long Deng, one of iFresh’s directors and executive officers, owns 50% of Dragon Development LLC, which leases to iFresh the premises at which Strong America, one of iFresh’s wholesale subsidiaries, is located. During fiscal year ended March 31, 2020, rental payments (excluding maintenance and taxes that iFresh is obligated to pay) under the leases from Dragon Development LLC were $886,543. The leases with Dragon Development LLC renewed on May 1, 2016, and their remaining terms are 6 years. iFresh has no assurance that these related parties will renew the lease agreements with it after expiration. If iFresh cannot renew the leases, it will have to move its stores and warehouses locations, which increases the uncertainty of finding suitable locations for those stores and the reputation recognition in new locations, which may adversely affect iFresh’s sales, expenses, profit and financial position.

Failure to retain iFresh’s senior management and other key personnel may adversely affect its operations.

iFresh’s success is substantially dependent on the continued service of its senior management and other key personnel. These executives, and in particular Long Deng, iFresh’s Executive Chairman and Chief Executive Officer and Chief Operating Officer, have been primarily responsible for determining the strategic direction of iFresh’s business and for executing its growth strategy and are integral to its brand and culture, and the reputation iFresh enjoys with suppliers and consumers. The loss of the services of any of these executives and other key personnel could have a material adverse effect on iFresh’s business and prospects, as iFresh may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause iFresh’s stock price to decline. The loss of key employees could negatively affect iFresh’s business.

If iFresh is unable to attract, train and retain employees, it may not be able to grow or successfully operate its business.

The retail store industry is labor intensive, and iFresh’s success depends in part upon its ability to attract, train and retain a sufficient number of employees who understand and appreciate iFresh’s culture and are able to represent its brand effectively and establish credibility with its business partners and consumers. iFresh’s ability to meet its labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the workforce in the markets in which iFresh is located, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation. In the event of increasing wage rates, if iFresh fails to increase its wages competitively, the quality of its workforce could decline, causing its customer service to suffer, while increasing its wages could cause its earnings to decrease. If iFresh is unable to hire and retain employees capable of meeting its business needs and expectations, its business and brand image may be impaired. Any failure to meet iFresh’s staffing needs or any material increase in turnover rates of iFresh’s employees may adversely affect its business, results of operations and financial condition.

Changes in and enforcement of immigration laws could increase iFresh’s costs and adversely affect iFresh’s ability to attract and retain qualified store-level employees.

Federal and state governments from time to time implement immigration laws, regulations or programs that regulate iFresh’s ability to attract or retain qualified foreign employees. Some of these changes may increase iFresh’s obligations for compliance and oversight, which could subject iFresh to additional costs and make iFresh’s hiring process more cumbersome, or reduce the availability of potential employees. Although iFresh has implemented, and is in the process of enhancing, procedures to ensure its compliance with the employment eligibility verification requirements, there can be no assurance that these procedures are adequate and some of its employees may, without iFresh’s knowledge, be unauthorized workers. The employment of unauthorized workers may subject iFresh to fines or civil or criminal penalties, and if any of iFresh’s workers are found to be unauthorized, iFresh could experience adverse publicity that negatively impacts its brand and makes it more difficult to hire and keep qualified employees. iFresh may be required to terminate the employment of certain of its employees who were determined to be unauthorized workers. The termination of a significant number of employees may disrupt iFresh’s operations, cause temporary increases in iFresh’s labor costs as it trains new employees and result in additional adverse publicity. iFresh’s financial performance could be materially harmed as a result of any of these factors.

Prolonged labor disputes with employees and increases in labor costs could adversely affect iFresh’s business.

A considerable amount of iFresh’s operating costs is attributable to labor costs and, therefore, its financial performance is greatly influenced by increases in wage and benefit costs, including pension and health care costs. As a result, iFresh is exposed to risks associated with a competitive labor market. Rising health care and pension costs and the nature and structure of work rules will be important issues. Any work stoppages or labor disturbances as a result of employees’ dissatisfaction of their current employment terms could have a material adverse effect on iFresh’s financial condition, results of operations and cash flows. iFresh also expects that in the event of a work stoppage or labor disturbance, it could incur additional costs and face increased competition.

Various aspects of iFresh’s business are subject to federal, state and local laws and regulations. iFresh’s compliance with these regulations may require additional capital expenditures and could materially adversely affect its ability to conduct its business as planned.

iFresh is subject to federal, state and local laws and regulations relating to zoning, land use, environmental protection, workplace safety, food safety, public health, community right-to-know and alcoholic beverage and tobacco sales. In particular, the states in which iFresh operates and several local jurisdictions regulate the licensing of supermarkets and the sale of alcoholic beverages. In addition, certain local regulations may limit iFresh’s ability to sell alcoholic beverages at certain times. iFresh is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions, immigration, disabled access and work permit requirements. Compliance with new laws in these areas, or with new or stricter interpretations of existing requirements, could reduce the revenue and profitability of iFresh’s stores and could otherwise materially adversely affect iFresh’s business, financial condition or results of operations. iFresh’s new store openings could be delayed or prevented or its existing stores could be impacted by difficulties or failures in iFresh’s ability to obtain or maintain required approvals or licenses. iFresh’s stores are subject to unscheduled inspections on a regular basis, which, if violations are found, could result in the assessment of fines, suspension of one or more needed licenses and, in the case of repeated “critical” violations, closure of the store until a re-inspection demonstrates that iFresh has remediated the problem. Certain of iFresh’s parking lots and warehouses either have only temporary certificates of occupancy or are awaiting a certificate of occupancy which, if not granted, would require iFresh to stop using such property. Additionally, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. iFresh’s compliance with these laws may result in modifications to iFresh’s properties, or prevent iFresh from performing certain further renovations. iFresh cannot predict the nature of future laws, regulations, interpretations or applications, or determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on iFresh’s business in the future.

iFresh’s plans to acquire and open new stores requires iFresh to spend capital. Failure to use its capital efficiently could have an adverse effect on iFresh’s profitability.

iFresh’s growth strategy depends on its acquisition of and opening new stores, which will require iFresh to use cash generated by its operations and a portion of the net proceeds of future equity or debt financing and borrowing under bank credit line. iFresh cannot assure you that cash generated by its operations, the net proceeds of future equity or debt financing and borrowing under bank credit line will be sufficient to allow iFresh to implement its growth strategy. If any of these initiatives prove to be unsuccessful, iFresh may experience reduced profitability and it could be required to delay, significantly curtail or eliminate planned store openings, which could have a material adverse effect on its financial condition and future operating performance and the price of its common stock.

Changes in U.S. trade policies, including the imposition of tariffs on various goods and a potential resulting trade war with China and other countries, could have a material adverse impact on our business.

Some of our merchandise is produced in foreign countries, primarily in China, making the price and availability of our merchandise susceptible to international trade risks and other international conditions. The imposition of tariffs, duties, border adjustment taxes or other trade restrictions by the United States could also result in the adoption of new or increased tariffs or other trade restrictions by other countries. Recently, the current U.S. administration and China have imposed significant tariffs on goods imported from the other’s country, and more recently, the United States has proposed the imposition of additional tariffs on various goods. If the current administration follows through with such tariffs, or if additional tariffs or trade restrictions are implemented by the United States or other countries, the resulting trade barriers could have a significant adverse impact on the cost of our goods, the prices at which we offer them for sale and our overall financial performance. We are not able to predict future trade policy of the United States, China, or of any foreign countries in which we operate or purchase goods, or the terms of any renegotiated trade agreements, or their impact on our business. The adoption and expansion of trade restrictions and tariffs, quotas and embargoes, the occurrence of a trade war, or other governmental action related to tariffs or trade agreements or policies, has the potential to adversely impact the cost of and demand for our products, our overall costs, our customers, our suppliers and the world economy, which in turn could have a material adverse effect on our business, operational results, financial position and cash flows.

Litigation may materially adversely affect iFresh’s business, financial condition and results of operations.

iFresh’s operations are characterized by a high volume of customer traffic and by transactions involving a wide variety of product selections. These operations carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in many other industries. Consequently, iFresh may be a party to individual personal injury, product liability and other legal actions in the ordinary course of its business, including litigation arising from food-related illness. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant. There may also be adverse publicity associated with litigation that may decrease consumer confidence in iFresh’s businesses, regardless of whether the allegations are valid or whether iFresh is ultimately found liable. As a result, litigation may materially adversely affect iFresh’s businesses, financial condition, results of operations and cash flows.

Increased commodity prices and availability may impact profitability.

Many of iFresh’s products include ingredients such as wheat, corn, oils, milk, sugar, cocoa and other commodities. Commodity prices worldwide have been increasing. While commodity price inputs do not typically represent the substantial majority of iFresh’s product costs, any increase in commodity prices may cause its vendors to seek price increases from iFresh. Although iFresh is typically able to mitigate vendor efforts to increase its costs, it may be unable to continue to do so, either in whole or in part. In the event iFresh is unable to continue mitigating potential vendor price increases, it may in turn consider raising its prices, and its customers may be deterred by any such price increases. iFresh’s profitability may be impacted through increased costs to it which may impact gross margins, or through reduced revenue as a result of a decline in the number and average size of customer transactions.

Severe weather, natural disasters and adverse climate changes may materially adversely affect iFresh’s financial condition and results of operations.

Severe weather conditions and other natural disasters in areas where iFresh has stores or from which iFresh obtains the products it sells may materially adversely affect its retail operations or its product offerings and, therefore, its results of operations. Such conditions may result in physical damage to, or temporary or permanent closure of, one or more of iFresh’s stores, an insufficient workforce in iFresh’s markets and/or temporary disruption in the supply of products, including delays in the delivery of goods to iFresh’s stores or a reduction in the availability of products in its stores. In addition, adverse climate conditions and adverse weather patterns, such as drought or flood, that impact growing conditions and the quantity and quality of crops may materially adversely affect the availability or cost of certain products within its supply chain. Any of these factors may disrupt iFresh’s businesses and materially adversely affect its financial condition, results of operations and cash flows.

iFresh needs approximately $10 million for the year ended March 31, 2021 in order to achieve its planned growth for that year and if it cannot successfully obtain sufficient capital, the financial results and stock price of iFresh after the business combination will be adversely affected.

iFresh believes that it needs approximately $10 million for the year ended March 31, 2021 mainly for the purpose of acquiring stores to achieve its planned growth for that year. If it is not able to obtain financing on commercially reasonable terms in connection with the Business Combination, as is contemplated by the parties, it may not be able to implement its growth plan. If it is unable to affect its growth plan, iFresh’s financial results will be significantly worse than anticipated and its stock price may decline as a result.

iFresh is an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make its securities less attractive to investors.

iFresh is an “emerging growth company,” as defined in the JOBS Act. It may remain an “emerging growth company” until the fiscal year ended March 31, 2021. However, if its non-convertible debt issued within a three-year period or revenues exceeds $1 billion, or the market value of its common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, iFresh would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, iFresh is not required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, has reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and is exempt from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, iFresh has elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, iFresh’s financial statements may not be comparable to companies that comply with public company effective dates. As a result, potential investors may be less likely to invest in our securities.

There is no assurance that the Company will be able to comply with the requirements in the Second Forbearance Agreement. If KeyBank elects to exercise its rights and remedies under the Second Forbearance Agreement with respect to any event of default, then it will have a material adverse effect on us and create substantial doubt about the Company’s ability to continue as a going concern.

On May 20, 2019, the Company, NYM Holding, Inc. , certain subsidiaries of NYM, Mr. Long Deng and KeyBank National Association (“Keybank” or the “Lender”) entered into the first forbearance agreement (the “First Forbearance Agreement”) with respect to that certain Credit Agreement, dated as of December 23, 2016, as amended, pursuant to which KeyBank made available to NYM a revolving credit facility, a term loan facility, and other credit accommodations (the “Loan Agreements”). The Lender has agreed to delay the exercise of its rights and remedies under the Loan Agreements based on the existence of certain events of default until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the 90th day from the date of the First Forbearance Agreement (the “First Forbearance Period”); and (b) a Forbearance Event of Default. Reference is made to the current report on Form 8-K filed with the SEC on May 21, 2019.

The Borrower did not meet its obligations under the Loan Agreements by the end of the First Forbearance Period. On October 17, 2019 (the “Effective Date”), the Company, NYM, certain subsidiaries of NYM, Go Fresh 365, Inc. (“Go Fresh”), Mr. Long Deng and Keybank entered into the second forbearance agreement (the “Second Forbearance Agreement”). Pursuant to certain Guaranty Agreement dated as of December 26, 2016, as amended by several joinder agreements and the Second Forbearance Agreement, the Company, certain subsidiaries of NYM, Go Fresh and Mr. Long Deng (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) have agreed to guarantee the payment and performance of the obligations of the Borrower under the Credit Agreement (“Obligations”). Terms used but not otherwise defined herein have the meanings ascribed to them in the Second Forbearance Agreement.

The Lender agreed to delay the exercise of its rights and remedies under the Loan Agreement based on the existence of certain events of default (the “Specified Events of Default”) until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the November 29, 2019; and (b) a Forbearance Event of Default. No subsequent agreements or amendments have been entered into and as such, we are currently in default of the Credit Facility.

The Borrower is not current in its payments to Keybank. As of September 30, 2020 we owe $21,266,149 to Keybank. On August 6, 2020 the Company received the 3rd forbearance agreement from Key Bank, which includes the following terms:

•        All delinquent regular interest paid at or before settlement.

•        July and August required payments will be regular interest amounts.

•        Default interest will be deferred until 9/25/2020

•        Store valuations will be ordered immediately.

•        Continue to provide weekly cash flow reports.

•        Provide quarterly financial statements of NYM, iFresh and newly acquired businesses.

•        Monthly financial projections.

•        Cost/work detail on the completion of the CT store.

•        Pledge of the equity and guarantee of newly acquired businesses.

•        File a UCC-1 financing statement for iFresh Inc.

If the 3rd forbearance agreement cannot be reached, KeyBank is fully prepared to pursue legal remedies. As of the date of this prospectus, the 3rd forbearance agreement is still under negotiation.

Our principal liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Our ability to fund these needs will depend on its future performance, which will be subject in part to general economic, competitive and other factors beyond its control. In addition, if Keybank accelerates the loan, we may be forced to declare bankruptcy. These conditions raise substantial doubt as to our ability to remain a going concern.

If we fail to effectively operate our self-insured health plan, we may not be able to retain employees and may be subject to tax penalties and legal proceedings.

Under The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, employers with 50 or more full-time equivalent employees must offer health insurance to certain of their employees and their dependent children, and if coverage meeting certain minimum requirements is not offered the employer may face non-deductible tax penalties.

We and our subsidiaries operate self-insurance health plan for our employees. We could be subject to payment of health care claims from employees, which vary from time to time. If we do not settle such health care claims in time, we may be subject to various tax penalties, legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in a substantial cost and diversion to our resources, including our management’s time and attention. Any tax penalties may adversely affect our financial performance.

Risks Related to Our Liquor Business

A reduction in the supply of fundamental herbs in traditional Chinese medicine and base alcohol available to us from the independent herb growers and base alcohol suppliers could reduce our annual production of liquor.

We rely on growers to purchase substantially all the fundamental herbs in traditional Chinese medicine used in our liquor wine production. These ingredients include rehmannia glutinosa, Chinese yams, lyceum chinense, velvet antler, cyathula officinalis, angelica sinensis, and dwarf lilyturf, among other ingredients. We believe that the fundamental herbs we use in our herbal liquor products are readily available in China and that the supply of these herbs and the edible base alcohol are stable. However, if the supply of fundamental herbs and base alcohol available to us from the independent herb growers and base alcohol suppliers reduce, it could negatively impact our liquor business.

We face significant competition which could adversely affect profitability.

The liquor and herbal liquor industries are intensely competitive and highly fragmented in China. Our liquor products compete in several liquor products market segments with many other domestic liquor and herbal liquor products. Our liquor products also compete with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by independent distributors, many of which carry extensive brand portfolios. As a result of this intense competition there has been and may continue to be upward pressure on selling and promotional expenses. In addition, the liquor industry has experienced significant consolidation. Many competitors have greater financial, technical, marketing and public relations resources. Our sales may be harmed to the extent we are not able to compete successfully against such liquor products or alternative beverage producers’ costs. There can be no assurance that in the future that we will be able to successfully compete with current competitors or that we will not face greater competition from other wineries and beverage manufacturers.

If we experience problems with our product quality, customer satisfaction with respect to pricing of our products or the timely delivery of our products, we could lose our customers and market acceptance which will affect our sales and have an adverse effect on our business, financial condition and results of operations.

Our growth and sales relating to our herbal liquor products primarily depend on our maintenance of quality control, customer satisfaction with respect to pricing and the punctual availability and delivery of our products. If we fail to deliver the same quality of our products with the same punctuality and pricing which our customers have grown accustomed to, or in accordance with the terms of our sales agreements, we could damage our customer relations and market acceptance, which will affect sales and our business in general. For example, we have to maintain food production licenses and GMP certificates for pharmaceutical products as an indication of the quality of our products. If we experience deterioration in the performance or quality of any of our products, whether due to problems internally or externally, it could result in delays in delivery, cancellations of orders or customer complaints, loss of goodwill, diversion of the attention of our senior personnel and harm to our brand and reputation. Any and all of these results would have an adverse effect on our business, financial condition and results of operations.

We are subject to a series of food and drug supervision and management regulations of our liquor products business. If we are unable to comply with relevant regulations, we may face penalties or our licenses may be revoked.

To conduct our liquor and herbal liquor products business, we have obtained a Food Business License, a Food Production License, a Pharmaceutical Manufacturing Permit and GMP Certificate. We are also required to comply with a series of food and drug regulations and national standards, such as the technical standards and advertising regulations regarding rug products. If we fail to comply with relevant regulations or national standards, we may face penalties or our licenses may be revoked.

The price of the ingredients for our liquor and herbal liquor products is controlled by government. If there is a significant increase in the market price of ingredients, it might increase our cost and have a material adverse effect on our business, financial condition and results of operations.

The PRC government has the power to intervene in the price of important types of grain under certain circumstances, such as when a material change occurs to the market supply and demand and/or the grain price fluctuates significantly, in order to protect the interests of farmers. Although such pricing guidance has not had a material impact on our business in the past, we cannot guarantee you the market price of our ingredients would always be kept at the current level. If there is a significant increase in the market price of ingredients, it would increase our cost of sales, and we would not be able to pass those increased costs on to our customers. Such increased costs could have a material adverse effect on our business, financial condition and results of operations.

The liquor industry might be heavily influenced by national and local policies. Given the current unclear situation of local and national regulations and policies, we cannot predict the impact of future policy changes on the industry.

Local policies and national policies regarding the liquor industry are inconsistent to some degree. At the national level, the liquor products business is in a restricted industry. According to the “Industrial Structure Adjustment Guidance Catalogue” promulgated by the National Development and Reform Commission in 2011 and revised in 2013, the liquor products business is in the restricted industry category. However, Hubei Province, where our liquor business is located, issued a notice on “Strengthening the Hubei Liquor Industry Action Plan” in 2016, encouraging further expansion into the liquor industry and comprehensively improving the strength and competitiveness of the liquor industry. We cannot predict the impact of the inconsistency between national and local policy and any future change in policy on the industry. If the national or the local government further adjusts the current liquor industry policy, such as placing restrictions on liquor production and consumption through regulations on taxation, bank loans, land supply, advertising, pricing or other aspects, it might have an adverse impact on our production and operation.

Risks related to Face Mask Production

As COVID-19 is brought under control, the demand for masks will decrease.

As the transmission of COVID-19 is brought under control and vaccines are developed, we believe that the market demand for face masks will decline. This will result in reduced revenues from the sale of face masks due to fewer masks being sold and a decline of prices for the masks.

We may not be able to import our face mask products into the United States due to tensions between the United States and China.

The trade tension between the United States and China may impact imports and exports. For example, the Trump administration suspended passenger flights to the U.S. by Chinese airlines, declaring that it was retaliating after Beijing barred American carriers from re-entering China amid escalating tensions between the two nations. The order took effect June 16, 2020. The move ratchets up tensions between the U.S. and China over trade, which may prevent us from importing face masks from our manufacturing facility in China.

Risks Related to Jiuxiang Blue Sky Technology (Beijing) Co., Ltd. (“Jiuxiang”)

If we fail to maintain membership loyalty or sustain membership growth, or fail to maintain member relationships effectively and retain existing members, our business and operating results may be materially and adversely affected.

We are a membership-based e-commerce platform and therefore membership loyalty and growth are essential to our business. The growth of our business depends on our ability to maintain and increase the number of members on our platform and improve the level of their engagement. Damage to our reputation or our failure to anticipate needs of and provide value-added services to our members, among other things, could also diminish membership loyalty and reduce activity of members on our platform, which could cause our revenue and operating income to decline and negatively impact our profitability. To increase our revenue, we must increase the number of, or level of activity of, our members. However, we may not be able to accurately predict how the number and level of activity of members may fluctuate. In addition, if our existing and new business opportunities and incentives, products, services and other initiatives do not generate sufficient enthusiasm and economic incentive to retain our existing members or attract new members on a sustained basis, our operating results could be adversely affected. As a result, in order to maintain our business growth in the future, we need to increase our retention of existing members and continue to successfully attract additional members.

Any change, disruption or discontinuity in the features and functions of major social networks in China could severely limit our ability to continue growing our member and user base, and our business may be materially and adversely affected.

Our success depends on our ability to attract and retain new members and other users and expand our member and user base. We leverage social networks in China as a tool for member and user acquisition and engagement. For example, we leverage social networks, such as WeChat, QQ and Weibo, to enable members to share product information and their experiences with products on our platform to their friends, family and other social contacts, who can purchase such products directly via the links shared by the members through social networks. A substantial portion of our member and user traffic comes from such member recommendation through social networks. To the extent that we are banned from using some or all functions of such social networks, or fail to leverage such social networks, our ability to attract or retain members and other users, and maintain an active community may be severely harmed. If WeChat, QQ or Weibo changes its functions or support, such as charging fees for functions or support that is currently provided for free, or stops offering its functions or support to us or discontinues its functions or support in general, we may not be able to locate alternative platforms of similar scale to provide similar functions or support in a timely manner, or at all. Furthermore, we may fail to establish or maintain relationships with additional social network operators to support the growth of our business on economically viable terms, or at all. Any interruption to or discontinuation of our relationships with major social network operators may severely and negatively impact our ability to continue growing our user base, and any occurrence of the circumstances mentioned above may have a material adverse effect on our business, financial condition and results of operations.

If our business model were found to be in violation of applicable laws and regulations, our business, financial condition and results of operations would be materially and adversely affected.

In August 2005, the State Council promulgated the Regulations on the Prohibition of Pyramid Selling, which prohibits individuals and entities in China from engaging in pyramid selling. Based on our discussion with the competent government authorities and the advice of Jia Yuan Law Offices, we believe that our current business model is not in violation of applicable PRC laws and regulations, including the Regulations on the Prohibition of Pyramid Selling. However, there is no assurance that the competent governmental authorities in China that we communicated with will not change their views, or the other relevant government authorities will share the same view as our PRC legal counsel, or they will find our business model not in violation of any applicable regulations, given the uncertainties in the interpretation and application of existing PRC laws, regulations and policies relating to our current business model, including, but not limited to, regulations regulating pyramid selling. Moreover, new laws, regulations or policies may also be promulgated in the future, and there is no assurance that our current business model will be in full compliance with the new laws, regulations or policies. If our business model were to be found in violation in the future, we will have to make adjustment to our business model or cease certain of our business operations, and the relevant governmental authorities may confiscate any illegal gains and impose a fine, which would have a material and adverse impact on our business, financial condition and results of operations.

Risks Related to this Offering

We may be delisted from the NASDAQ Stock Market.

On October 5, 2020, we received a letter from Nasdaq, which stated that we were not in compliance with NASDAQ Listing Rule 5550(a)(2), which requires an issuer to maintain a minimum closing bid price of $1.00 per share (the “Minimum Bid Price Rule”). In accordance with the Nasdaq Listing Rules, we were provided with a 180-day grace period to regain compliance with the Minimum Bid Price Rule, which is through April 5, 2021. The notice has no immediate impact on the listing or trading of our securities on NASDAQ.

If we do not regain compliance with the Minimum Bid Price Rule by April 5, 2021 and are not eligible for an additional compliance period at that time, NASDAQ will provide written notification to us that our common stock may be delisted. At that time, we may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel.

We intend to monitor the closing bid price of our common stock and may, if appropriate, consider available options to regain compliance with the Minimum Bid Price Rule. However, we may not regain compliance with the Minimum Bid Price Rule or any of the other NASDAQ continued listing requirements in the future.

We have previously received delisting notices from NASDAQ. If, in the future, we are delisted from The NASDAQ Capital Market, we and our stockholder could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that our ordinary shares are a “penny stock,” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately ($0.39) per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

In addition, we have a significant number of convertible preferred stock outstanding. To the extent that outstanding convertible preferred stock is converted, you may experience further dilution.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

There is no public market for the common warrants or the pre-funded warrants.

There is no established public trading market for the common warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system, including The NASDAQ Capital Market. Without an active market, the liquidity of the warrants and the pre-funded warrants will be limited.

The common warrants and the pre-funded warrants in this offering are speculative in nature.

Neither the common warrants nor the pre-funded warrants in this offering confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price, as the case maybe. In addition, following this offering, the market value of the common warrants and the pre-funded warrants, if any, is uncertain and there can be no assurance that the market value of the common warrants or the pre-funded warrants will equal or exceed their imputed offering price. Neither the common warrants nor the pre-funded warrants will be listed or quoted for trading on any market or exchange.

Holders of the common warrants or pre-funded warrants will not have rights of holders of our common stock until such common warrants or pre-funded warrants are exercised.

Until holders of common warrants or pre-funded warrants acquire shares of our common stock upon exercise of the common warrants or upon exercise of the pre-funded warrants, holders of common warrants or pre-funded warrants will have no rights with respect to the shares of our common stock underlying such securities. Upon exercise of the common warrants or exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the exercise.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund research and development of our lead product candidates, including clinical trial activities. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of September 30, 2020, and as adjusted to give effect to the issuance and sale of shares of our common stock and accompanying warrants in this offering at an assumed public offering price of $0.90 per share and accompanying warrant, which is the last reported sale price for our common stock on the NASDAQ Capital Market on December 18, 2020, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no pre-funded warrants are issued.

The as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of September 30, 2020
	Actual	As Adjusted
	(Dollars in thousands, except per share data)
Cash and cash equivalents	$7,759,008	9,926,836
Total Liabilities	$112,883,234	103,236,893
Total Stockholders’ Equity	18,555,159	20,611,933
Preferred stock	$10,171,978	8,408,539
Common stock	$3,023	4,570
Additional paid-in-capital	$31,386,155	32,253,855
Accumulated deficit	$(23,851,950)	(22,793,600)
Accumulated Non-Controlling Interest	590,154	574,358
Total stockholders’ equity	$18,555,159	20,611,933

The number of shares of our common stock to be outstanding after this offering is based on 30,230,383 shares of common stock outstanding as of September 30, 2020 and 14,962,103 shares of common stock issuable upon the conversion of our Preferred Stock.

DILUTION

If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock on September 30, 2020 was approximately $10,816,904, or approximately $0.28 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale by us of shares of our common stock in this offering at an assumed combined public offering price of $0.90 per share of common stock and accompanying warrant, based on the last reported sale price of our common stock on the NASDAQ Capital Market on December 18, 2020, and assuming no sale of any pre-funded warrants, after deducting the Placement Agent fees and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 18, 2020 would have been approximately $13.9 million, or approximately $0.39 per share of common stock. This represents an immediate increase in net tangible book value of approximately $0.11 per share to existing stockholders and an immediate dilution of approximately $0.51 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed combined public offering price per share	$0.90
Net tangible book value per share as of September 30, 2020	$0.28
Increase per share attributable to new investors in this offering	$0.11
As adjusted net tangible book value per share as of September 30, 2020 after giving effect to this offering	$0.39
Dilution per share to investors participating in this offering	$0.51

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The discussion and table above assumes no sales of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis.

The number of shares of our common stock to be outstanding after this offering is based on 30,230,383 shares of common stock outstanding as of September 30, 2020 and 14,962,103 shares of common stock issuable upon the conversion of our Preferred Stock.

USE OF PROCEEDS

Assuming all of the shares and/or pre-funded warrants offered in this offering are sold, we estimate that our net proceeds from this offering will be approximately $5.5 million based on an assumed offering price of $0.90 the last reported sale price of our common stock on the NASDAQ Capital Market on December 18, 2020. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the net proceeds of this offering for working capital and general corporate purposes. However, if KeyBank elects to foreclose on significant assets of the Company, then it will have a material adverse effect on the Company’s liquidity, cash flows, financial condition and results of operations, and the Company’s ability to continue operations will be materially jeopardized, and the Company may be forced to declare bankruptcy. In such event, the proceeds from this offering may be used to repay KeyBank.

As of the date of this prospectus, the Company cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of its actual expenditures will depend on numerous factors, including the status of its product development efforts, sales and marketing activities, technological advances, amount of cash generated or used by its operations and competition. Accordingly, the Company’s management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of its management regarding the application of the proceeds of this offering.

OUR COMMON STOCK

Our common stock is listed on the NASDAQ Capital Market under the symbol “IFMK”.

Holders

As of December 18, 2020, the last reported sales price reported on the NASDAQ Capital Market for our common stock was $0.90 per share. As of the date of this prospectus, we had approximately 122 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividends

During the last four years, we have not declared or paid any cash dividends on our capital stock, and we do not anticipate paying cash dividends in the future.

Securities authorized for issuance under Equity Compensation Plans Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))(1)
Equity compensation plans approved by security holder	0	—	350,000	(2)
Equity compensation plans not approved by security holder	0	—	0
	0		350,000

____________

(1)      Consists of shares of common stock available for future issuance under our equity incentive plans.

DIVIDEND POLICY

We have not declared any cash dividends on our common stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Forward-Looking Statements.”

Overview

iFresh Inc. (“we,” “us,” “our,” or “iFresh” or the “Company”) is a Delaware company incorporated in July 2016 in order to reincorporate E-Compass Acquisition Corp. (“E-Compass”) to Delaware pursuant to the Merger Agreement (as defined below). Immediately following the reincorporation, we acquired NYM Holding, Inc. (“NYM”). E-Compass was a blank check company formed for the purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. NYM is a fast growing Asian/Chinese grocery supermarket chain in the north-eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since NYM was formed in 1995, NYM has been targeting the Chinese and other Asian population in the U.S. with its in-depth cultural understanding of its target customer’s unique consumption habits. iFresh currently has ten retail supermarkets across New York, Massachusetts and Florida, with in excess of 4,938,600 sales transactions in its stores in the fiscal year ended March 31, 2020. It currently has one in-house wholesale businesses, Strong America Limited (“Strong America”) covering more than 6,000 wholesale products and servicing both NYM retail supermarkets and over 1,000 external clients that range from wholesalers to retailing groceries and restaurants. NYM has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of the most popular vegetables, fruits and seafood. Its wholesale business and long term relationships with farms insulate NYM from supply interruptions and sales declines, allowing it to remain competitive even during difficult markets.

Recent Developments

Termination of Acquisition

On June 7, 2019, iFresh Inc. entered into a Share Exchange Agreement (the “Exchange Agreement”) with Xiaotai International Investment Inc. (“Xiaotai International”) and the equity holders of Xiaotai International (the “Xiaotai Shareholders”), pursuant to which, among other things and subject to the terms and conditions contained therein, iFresh would acquire all of the outstanding issued shares and other equity interests in Xiaotai International from the Xiaotai Shareholders (the “Acquisition”). Pursuant to the Exchange Agreement, in exchange for all of the outstanding shares of Xiaotai International, iFresh agreed to issue 254,813,383 shares of its common stock to the Xiaotai Shareholders. Xiaotai International operates through its variable interest entity, Zhejiang Xiaotai Technology Co. Ltd. (“Zhejiang Xiaotai”), in China.

As disclosed in a current report on Form 8-K filed on November 5, 2019, we received news regarding an ongoing investigation of Zhejiang Xiaotai by the Hangzhou Police Department, Binjiang Branch (“Hangzhou Police”) through a public notice released by the Hangzhou Police on November 3, 2019 (the “Police Report”). Zhejiang Xiaotai is alleged to have conducted illegal fundraising from the public. The report also stated that several executives of Zhejiang Xiaotai have been detained and are being held in custody.

On November 5, 2019 (the “Termination Date”), iFresh issued written notice to Xiaotai International and Xiaotai Shareholders to terminate the Exchange Agreement pursuant to section 9.1(c), (e) and (f) of the Exchange Agreement, effective immediately.

From and after the Termination Date, the Exchange Agreement will be of no further force or effect, and the rights and obligations of each party thereunder shall terminate, except for (a) any rights and obligations of the parties that are expressly designated thereunder to survive the termination of the Exchange Agreement and (b) any other rights and obligations of the parties that come into being or effect upon the termination of the Exchange Agreement.

In conjunction with the Acquisition, on June 7, 2019, iFresh and NYM Holding, Inc. (“NYM”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Go Fresh 365 Inc. (“Go Fresh”), a corporation solely owned by Mr. Long Deng, iFresh’s Chief Executive Officer. The Purchase Agreement provides for the sale of 100% of the equity interest in NYM to Go Fresh for cash consideration of $9.1 million (the “Spin-off”). Pursuant to the Purchase Agreement, one of the closing conditions of the Spin-off is that all the conditions to the obligations of each party to consummate the Acquisition described in the Exchange Agreement shall have been satisfied.

As a result of the termination of the Exchange Agreement, on November 5, 2019, iFresh, NYM and Go Fresh mutually agreed to terminate the Purchase Agreement, effective immediately.

The board of directors of the Company approved the termination of both the Exchange Agreement and the Purchase Agreement on November 5, 2019.

Forbearance Agreement

On May 20, 2019, iFresh, NYM (or the “Borrower”), certain subsidiaries of NYM, Mr. Long Deng and KeyBank National Association (“Keybank” or the “Lender”) entered into the first forbearance agreement (the “First Forbearance Agreement”) with respect to that certain Credit Agreement, dated as of December 23, 2016, as amended, pursuant to which KeyBank made available to NYM a revolving credit facility, a term loan facility, and other credit accommodations (the “Loan Agreements”). The Lender has agreed to delay the exercise of its rights and remedies under the Loan Agreements based on the existence of certain events of default until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the 90th day from the date of the First Forbearance Agreement (the “First Forbearance Period”); and (b) a Forbearance Event of Default. Reference is made to the current report on Form 8-K filed with the SEC on May 21, 2019.

The Borrower did not meet its obligations under the Loan Agreements by the end of the First Forbearance Period. On October 17, 2019 (the “Effective Date”), the Company, NYM, certain subsidiaries of NYM, Go Fresh 365, Inc. (“Go Fresh”), Mr. Long Deng and Keybank entered into the second forbearance agreement (the “Second Forbearance Agreement”). Pursuant to certain Guaranty Agreement dated as of December 26, 2016, as amended by several joinder agreements and the Second Forbearance Agreement, the Company, certain subsidiaries of NYM, Go Fresh and Mr. Long Deng (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) have agreed to guarantee the payment and performance of the obligations of the Borrower under the Credit Agreement (“Obligations”). Terms used but not otherwise defined herein have the meanings ascribed to them in the Second Forbearance Agreement.

The Lender agreed to delay the exercise of its rights and remedies under the Loan Agreement based on the existence of certain events of default (the “Specified Events of Default”) until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the November 29, 2019; and (b) a Forbearance Event of Default. No subsequent agreements or amendments have been entered into.

The Borrower is not current in its payments to Keybank. As of September 30, 2020 we owe $21,266,149 to KeyBank.

Our principal liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Our ability to fund these needs will depend on its future performance, which will be subject in part to general economic, competitive and other factors beyond its control. In addition, if Keybank accelerates the loan, we may be forced to declare bankruptcy. These conditions raise substantial doubt as to our ability to remain a going concern.

Acquisitions

An agreement (the “Acquisition Agreement”) between the Company and Long Deng, the Chief Executive Officer and Chairman of the Company, pursuant to which Mr. Deng will sell his 70% interest in Dragon Seeds LLC to the Company in exchange for the Company’s common stock. The closing of the acquisition is contingent on receiving stockholder approval for the transaction and the Company’s receipt of a valuation opinion demonstrating that the fair market value of the Interest is equal to or greater than the aggregate fair market value of the consideration to be paid by the Company. Dragon Seeds LLC makes certain customary representations and warranties to the Company in connection with the Acquisition Agreement. Subsequently on June 1, 2020, Long Deng entered into an agreement with a third party individual, Yiliang Liu and sold his 20% interest in Dragon Seeds LLC to Yiliang Yiliang Liu for $2 million. As of the date hereof, these transactions are still contingent on stockholders’ approval.

In April 2020, we acquired 70% of Xiamen DL Medical Technology Co, Ltd., a People’s Republic of China company, in exchange for $600,000 in cash and 900,000 shares of our common stock. After the acquisition, iFresh began to produce self-branded disposable masks, N95 masks and KN95 masks. These masks are currently sold both online and in iFresh stores since we launched the production in the fourth quarter of calendar year 2020. Xiamen DL Medical Technology Co, Ltd produces face masks in China founded in March 2020. Its core business includes engineering and technical research and experimental development in and production of medical protective masks, non-medical daily protective masks, cotton spinning processing. We have built our production lines from scratch, with an estimated aggregate annual output of 5 million masks. We have one medical mask production line, which we expect, once operational, can handle a daily capacity of up to 30,000 masks, and two non-medical mask production lines, with an output capacity of up to 400,000 marks per day. We launched the production from these production lines in the fourth quarter of calendar year 2020. Around $420,000 was needed to fund the production.

In April 2020, we acquired 100% equity interests in Hubei Rongentang Wine Co., Ltd. (the “RET Wine Co.”) and Hubei Rongentang Herbal Wine Co., Ltd. (the “RET Herbal Wine Co.”) in exchange for the issuance in the aggregate of 3,852,372 shares of common stock of the Company and 1,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to the sellers, resulting in these companies becoming our indirect wholly-owned subsidiaries. Upon approval of the Company’s shareholders, the 1,000 shares of Series B Preferred Stock will be converted into 3,834,796 shares of the Company’s common stock. RET Wine Co. is engaged in the business of manufacturing and selling rice liquor products and RET Herbal Wine Co is engaged in the business of manufacturing and selling herbal rice liquor products. RET Wine Co. has an automatic filling production line with an annual production capacity of 5,000 tons of liquor products at a 1,000 square-meter facility. RET Herbal Wine Co. has an automatic filling production line with an annual production capacity of 6,000 tons of herbal liquor.

In August 2020, we acquired Jiuxiang Blue Sky Technology (Beijing) Co., Ltd. (“Jiuxiang”) in exchange for the issuance in the aggregate of 5,036,298 shares of common stock of the Company and 1,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) to the sellers, resulting in Jiuxiang becoming our indirect wholly-owned subsidiary. Upon approval of the Company’s shareholders, the 1,000 shares of Series C Preferred Stock will be converted into 1,916,781 shares of the Company’s common stock. Jiuxiang is a technology company that engages in supply chain financial services, integrated payment systems, and prepaid card marketing systems.

These acquisitions are aimed to diversify the Company’s revenue stream and reduce the operational risk in the US. The operation of these companies is expected to increase the Company’s profitability, increase the cash flow and improve the Company’s liquidity.

Sale of Securities

On April 6, 2020, we issued an aggregate of 1,783,167 shares of the Company’s common stock (the “Shares”) to two investors for a purchase price of $1.402 per share and gross proceeds of approximately $2.5 million pursuant to a purchase agreement entered into by and among us and the investors on March 25, 2020.

Impact of COVID-19

The Company was impacted by the COVID-19 outbreak as it operated in areas under stay-at-home orders from mid-March 2020 to early-June 2020. The Company is classified as an essential business and has remained open to serve our customers and the communities. The safety of our associates and our customers is always our first priority. In response to COVID-19, iFresh incurred incremental operating expenses of over $313,000 in the six months ended September 30, 2020 for new initiatives implemented to support and protect our associates, customers and the communities:

1.      Enhanced and more frequent sanitation practices, including hourly cleaning of high touch point areas throughout our stores, like cashier station, and customer bathroom, nightly deep cleaning and disinfectant fogging in every store

2.      Reduced store operating hours, including the closure of the stores located in Brooklyn, New York and in Flushing, New York, where are with high population and at high risk of infection during the end of March and April peak period.

3.      Posting and educating official recommended guidance and adhere to guidelines within safety plan.

4.      Created a centralized call center to provide our associates with single guidance and direct reporting.

5.      Expanded remote work capabilities for office associates and provided private numerous private car pools in order to limit access to public transportation.

6.      Implemented a temporary wage or allowance premium of 15%-50% above standard base rate of pay for front line associates

7.      Donated over 200,000 masks to local police precinct, school, community and our customers.

8.      Expanded online order sales and mobile order delivery

9.      Limited bulk sales per customer on diary produce such as milk, eggs, seafood & produce.

10.    Limited the number of customers to approximately 25% of each store’s maximum occupancy, test the temperature of each customer, sterilize, and distribute masks and gloves before entering to facility.

11.    Implemented a Personal Protective Equipment program, provided associates with masks and gloves, provide frontline associates, such as cashiers, security guard, delivery team with protective clothing, goggles, and complimentary herbal heath care supplies to enhance immune system.

12.    Step Marking for Social Distancing program — installed floor markers and additional signage in high traffic areas to signify six-foot distances to encourage proper social distancing, hiring safe guard to monitor the social distance and customer safety in store.

13.    Reserved the first two hours of business each day for elderly and at-risk customers

14.    Implemented temperature checks for all associates

15.    Acquiring mask supplies business oversea, to stock up on in demand related products.

16.    Installed plexiglass shields at all registers, guest services and pharmacy counters

Due to the stay-at-home order, sales transactions were decreased by 50% from 2.6 million transactions for the six months ended September 30, 2019 to 1.3 million transactions for the six months ended September 30, 2020. However, sales per transaction increased from $14 to $25. Retail sales decreased by $.8 million due to the lockdown for the six months ended September 30, 2020.

Deficiency Letter from NASDAQ

On October 5, 2020, the Company received a letter from the Listing Qualifications Staff (the “Staff’) of the NASDAQ Stock Market LLC (“NASDAQ”), which stated that the Company was not in compliance with NASDAQ Listing Rule 5550(a)(2), which requires an issuer to maintain a minimum closing bid price of $1.00 per share (the “Minimum Bid Price Rule”). In accordance with the NASDAQ Listing Rules, the Company was provided with a 180-day grace period to regain compliance with the Minimum Bid Price Rule, through April 5, 2021. The notice has no immediate impact on the listing or trading of the Company’s securities on NASDAQ.

If we do not regain compliance with the Minimum Bid Price Rule by April 5, 2021 and are not eligible for an additional compliance period at that time, NASDAQ will provide written notification to us that our common stock may be delisted. At that time, we may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel.

We intend to monitor the closing bid price of our common stock and may, if appropriate, consider available options to regain compliance with the Minimum Bid Price Rule. However, we may not regain compliance with the Minimum Bid Price Rule or any of the other NASDAQ continued listing requirements in the future.

We have previously received delisting notices from NASDAQ. If, in the future, we are delisted from The NASDAQ Capital Market, we and our stockholder could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that our ordinary shares are a “penny stock,” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Outlook

iFresh is an Asian Chinese supermarket chain in the U.S. northeastern region with nine retail super markets and one wholesale facility. iFresh has strategically expanded along the I-95 corridor in the past few years.

a.      iFresh provides unique products to meet the demands of the Asian/Chinese American Market;

b.      iFresh has established a merchandising system backed by an in-house wholesale business and by long-standing relationships with farms;

c.      iFresh maintains an in-house cooling system with unique hibernation technology that is has developed over 20 years to preserve perishables, especially produce and seafood;

d.      iFresh capitalizes on economies of scale, allowing strong negotiating power with upstream vendors, downstream customers and sizable competitors; and

e.      iFresh has a proven and replicable track record of management, operation, acquisition and organic growth.

As mentioned above, starting from 2020, the Company started to expand its operations in China by acquiring two companies in liquor products making business and mask making business to diversify its revenue stream and reduce the supermarket operational risk in the US.

iFresh’s net sales were $45.8 million and $45.7 million for the six months ended September 30, 2020 and 2019, respectively. Starting from April, 2020, we had revenue generated from our operations in China. For the six months ended September 30, the liquor, mask and daily necessities businesses from operations in China constituted approximately $2 million in sales. The supermarket and trading business in the US, perishables constituted approximately 51.7% of the total sales for the six months ended September 30, 2020. iFresh’s net loss was approximately $186,000 for the six months ended September 30, 2020, an decrease of approximately $4.1 million, or 95.6%, from the $4.3 million of net loss for the six months ended September 30, 2019. Adjusted EBITDA was $2.2 million for the six months ended September 30, 2020, an increase of $4.1 million, or 218%, from negative $1.9 million for the six months ended September 30, 2019.

Factors Affecting iFresh’s Operating Results

Seasonality

iFresh’s business shows seasonal fluctuations. Sales in its first and second fiscal quarters (ending June 30 and September 30, respectively) are usually 5% to 10% lower than in third and fourth quarters (ending December 31 and March 31, respectively). In its third fiscal quarter, customers make holiday purchases for Thanksgiving and Christmas. In its fourth quarter, customers make purchases for traditional Chinese holidays, such as the Spring Festival (Chinese New Year, in January or February).

Competition

The Company faces competition from other Asian supermarkets. In the fiscal year 2019, two of our stores located in Boston and New York experienced significantly decreased sales due to competition from newly opened grocery stores. In first quarter of fiscal year 2020, the Company outsourced these two stores to third party to operate and are collecting contracting fees. The Company’s retail sales decreased significantly due to the change of operations of these two stores.

Payroll

Minimum wage rates in some states increased. For example, the minimum wage rose from $13 to $15 per hour in New York City. Payroll and related expenses decreased by $3.5 million, or 60.3% for the six months ended September 30, 2020 compared the same period of last year as a result of workforce reduction to reduce costs.

Vendor and Supply Management

iFresh believes that a centralized and efficient vendor and supply management system are the keys to profitability. iFresh operates its own wholesale facility, which supplied about 14.8 % and 15.3% of its procurement for the six months ended September 30, 2020 and for the year ended March 31, 2020, respectively. iFresh believes that its centralized vendor management enhances iFresh’s negotiating power and improves its ability to turnover inventory and vendor payables. Any changes to the vendor and supply management could affect iFresh’s purchasing costs and operating expenses. Starting from the fourth quarter of fiscal year 2019, the Company’s wholesale business gradually slows down and the retail stores heavily rely on third party vendors for inventory supplies instead of centralized supply system.

Store Maintenance and Renovation

From time to time, iFresh conducts maintenance on the fixtures and equipment for its stores. Any maintenance or renovations could interrupt the operation of our stores and result in a decline of customer volume, and therefore sales volume, but will, in the opinion of management, boost sales after they are completed. Significant maintenance or renovation would affect our operation and operating results. As of September 30, 2020, one iFresh store is under renovation and have not opened yet.

Store Acquisitions, Openings and closure

iFresh expects the new stores it acquires or opens to be the primary driver of its sales, operating profit and market share gains. iFresh’s results will be materially affected by the timing and number of new store additions and the amount of new store opening costs. For example, iFresh would incur rental, utilities and employee expenses during any period of renovation, which would be recorded as expenses on the income statement and would decrease iFresh’s profit when a store opens. iFresh may incur higher than normal employee costs associated with setup, hiring, training, and other costs related to opening a new store. Operating margins are also affected by promotional discounts and other marketing costs and strategies associated with new store openings, primarily due to overstocking, and costs related to hiring and training new employees. Additionally, promotional activities may result in higher than normal net sales in the first several weeks following a new store opening. A new store builds its sales volume and its customer base over time and, as a result, generally has lower margins and higher operating expenses, as a percentage of sales, than our more mature stores. A new store could take more than a year to achieve a level of operating performance comparable to our existing stores. Due to operational difficulties and loss, iFresh closed two stores in New York and opened one store in Florida for the year ended March 31, 2020.

How to Assess iFresh’s Performance

In assessing performance, iFresh’s management considers a variety of performance and financial measures, including principal growth in net sales, gross profit and Adjusted EBITDA. The key measures that we use to evaluate the performance of our business are set forth below:

Net Sales

iFresh’s net sales comprise gross sales net of coupons and discounts. We do not record sales taxes as a component of retail revenues as it considers it a pass-through conduit for collecting and remitting sales taxes.

Gross Profit

iFresh calculates gross profit as net sales less cost of sales and occupancy costs. Gross margin represents gross profit as a percentage of its net sales. Occupancy costs include store rental costs and property taxes. The components of our cost of sales and occupancy costs may not be identical to those of its competitors. As a result, our gross profit and gross margin may not be comparable to similar data made available by our competitors.

Cost of sales includes the cost of inventory sold during the period, including the direct costs of purchased merchandise (net of discounts and allowances), distribution and supply chain costs, buying costs and supplies. iFresh recognizes vendor allowances and merchandise volume related rebate allowances as a reduction of inventories during the period when earned and reflects the allowances as a component of cost of sales as the inventory is sold. Shipping and handling for inventories purchased are included in cost of goods sold.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of retail operational expenses, administrative salaries and benefits costs, marketing, advertising and corporate overhead.

Adjusted EBITDA

iFresh believes that Adjusted EBITDA is a useful performance measure and can be used to facilitate a comparison of NYM’s operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than GAAP measures alone can provide. iFresh also uses Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including senior executives. Other companies in the industry may calculate Adjusted EBITDA differently than iFresh does, limiting its usefulness as a comparative measure.

iFresh’s management defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, store opening costs, and non-recurring expenses. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing its ongoing operating performance. Because it omits non-cash items, iFresh’s management believes that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect its operating performance. iFresh’s management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Results of Operations for the six months ended September 30, 2020 and 2019

	For the Six Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Net sales	$45,212,175	$44,458,495	753,680	1.7%
Net sales-related parties	543,237	1,230,789	(687,552)	-55.9%
Total net sales	45,755,412	45,689,284	66,128	0.1%
Cost of sales-Third parties	31,596,232	31,656,870	(60,638)	-0.2%
Cost of sales-related parties	419,791	980,688	(560,897)	-57.2%
Retail occupancy costs	2,900,228	3,506,909	(606,681)	-17.3%
Gross profit	10,839,161	9,544,817	1,294,344	13.6%

Selling, general and administrative expenses	12,608,256	14,427,673	(1,819,417)	-12.6%
Loss from operations	(1,769,095)	(4,882,856)	3,113,761	-63.8%
Interest (expense), net	(822,661)	(959,220)	136,559	-14.2%

Other income	2,406,530	1,650,720	755,810	45.8%
Net income (loss) before income taxes	(185,226)	(4,191,356)	4,006,130	-95.6%
Income tax provision	(589,750)	63,493	(653,243)	-1028.8%
Net income (loss)	404,524	(4,254,849)	4,659,373	-109.5%
Less: net income attributable to non-controlling interest	2,138	—	2,138	100.0%
Net income (loss) attributable to common shareholders	402,386	(4,254,849)	4,657,235	-109.5%

Other comprehensive income (loss)
Foreign currency translation adjustment	263,960	—	263,960	100.0%
Comprehensive income (loss)	668,484	(4,254,849)	(4,923,333)	-115.7%
Less: comprehensive income attributable to non-controlling interests	10,299	—	10,299	100.0%
Comprehensive income (loss) attributable to iFresh	$658,185	$(4,254,849)	(4,913,034)	-115.5%

Net Sales

The following table summarizes disaggregated revenue from contracts with customers by segments:

	For Six Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
US Wholesale	$8,595,216	$8,423,151	$172,065	2.0%
US Retail	35,195,149	37,266,133	(2,070,984)	-5.6%
Liquor Products	269,781	—	269,781	100.0%
Mask Products	596,927	—	596,927	100.0%
Daily Necessities	1,098,339	—	1,098,339	100.0%
Total Net Sales	$45,755,412	$45,689,284	$66,128	0.1%

US Retail and wholesale business

The following table summarized the sales from US supermarkets and trading business for the six months ended September 30, 2020 and 2019:

	For Six Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Net sales retail-third parties	$35,195,149	$37,266,133	$(2,070,984)	-5.6%
Net sales wholesale-third parties	8,051,979	7,192,362	859,617	12.0%
Net sales wholesale-related parties	543,237	1,230,789	(687,552)	-55.9%
Total Net Sales	$43,790,365	$45,689,284	$(1,898,919)	-4.2%

For the US supermarket and trading business, net sales were $43.8 million for the six months ended September 30, 2020, a decrease of $1.9 million, or 4.2%, from $ 45.7 million for the six months ended September 30, 2019.

Net retail sales to third parties decreased by $2.1 million, or 5.6%, from $37. 3 million for the six months ended September 30, 2019 to $ 35.2 million for the six months ended September 30, 2020. The decrease resulted mainly from the closure of two stores in New York City due to lower performance. These two stores contributed $1.2 million for the six months ended September 30, 2019 and due to the impact of Covid-19, our sales decreased by $1.8 million in the wholesale and retail business sector. However, we opened a new store in North Miami in January 2020, which contributed sales of $1.1 million for the six months ended September 30, 2020, compared to $nil for the six months ended September 30, 2019.

Our total net wholesale sales increased by $0.2 million from $8.4 million for the six months ended September 30, 2019 to $8.6 million for the six months ended September 30, 2020. Sales were considered to be consistent for these two periods.

Liquor and mask products

In April 2020, we acquired RET Wine Co. and DL Medical in China. For the six months ended September 30, 2020, RET Wine Co. and DL Medical contributed sales of approximately $270,000 and $597,000, respectively. DL Medical is a newly incorporated Company established in March 2020.

Daily necessisites

In August 2020, we acquired Jiuxiang Co. in China. For the six months ended September 30, 2020, Jiuxiang contributed sales of approximately $1,098,000

Cost of sales, Occupancy costs and Gross Profit

The following table summarizes disaggregated cost from contracts with customers by segments:

	For Six Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
US wholesale	$5,578,163	$6,045,159	$(466,996)	-7.7%
US retail	27,875,207	26,592,399	1,282,808	4.8%
Liquor products	128,422	—	128,422	100%
Mask products	483,401	—	483,401	100%
Daily necessities	851,058	—	851,058	100%
Total Cost of Sales (Including Occupancy Cost)	$34,916,251	$32,637,558	$2,278,693)	7.0%

US retail and wholesale business

	For Six Months Ended September 30,		Changes
	2020	2019	$	%
Retail Segment
Cost of Sales	$24,974,979	$26,592,399	$(1,617,420)	-6%
Occupancy costs	$2,900,228	$3,506,909	$(606,681)	-17%
Gross profit	$7,319,942	$7,166,825	$153,117	2%
Gross margin	20.8%	19.2%	1.6%

For the retail segment, cost of sales decreased $1.5 million, from $ 26.5 million for the six months ended September 30, 2019, to $25.0 million for the six months ended September 30, 2020. The decrease was consistent with the sales decrease and mainly due to the closure of two stores in New York City in 2020, which contributed a cost of $1.7 million for the six months ended September 30, 2019. The cost decreased by 6.1%, compared to sales decrease of 5.6%, leading to higher margin which was calculated before adding the occupancy cost in the total cost. This is expected when the strategic decision was made to close the two stores with margin lower compared to others. For the six months ended September 30, 2019, these two stores had a gross margin of only 2%.

Occupancy costs consist of store-level expenses such as rental expenses, property taxes, and other store specific costs. Occupancy costs decreased by approximately $0.6 million, which was mainly attributable to the closure of the two stores in New York City for the six months ended September 30, 2019.

Gross profit was $7.3 million and $7.2 million for the six months ended September 30, 2020 and 2019, respectively. Gross margin was 20.8% and 19.2% for the six months ended September 30, 2020 and 2019, respectively. The gross profit increased due to the closure of the two stores with lower gross margin in 2020 as mentioned above.

	For Six Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Wholesale Segment
Cost of sales	$5,578,163	$6,045,159	$(466,996)	-8%
Gross profit	$3,017,053	$2,377,992	$639,061	27%
Gross margin	35.1%	28.2%	6.9%

For our wholesale segment, the cost of sales for the six months ended September 30, 2020 decreased by $0.4 million, or 8%, from $6 million for the six months ended September 30, 2019 to $5.6 million for the six months ended September 30, 2020. The decrease is consistent with the decrease of sales from the wholesale segment in 2020.

Gross profit for the six months ended September 30, 2020 increased by approximately $0.6 million, or 27%, from $2.4 million for the six months ended September 30, 2019 to $3 million for the six months ended September 30, 2020. Gross margin increased by 6.9% from 28.2% to 35.1%. The increase was due to the significant sales decrease to related parties, of which the margin is lower than sales made to third parties.

Liquor and mask products

For our liquor products, the cost of sales and gross profit for the six months ended September 30, 2020 were $128,422 and $141,359 respectively, with a gross margin of 52%. For our mask products, the cost of sales and gross profit for the six months ended September 30, 2020 were $483,401 and $113,526, respectively, with a gross margin of 19%. These two businesses have relatively high margin due to the industry barriers where business licenses are required for the manufacturing of these products.

Daily Necessities

For our Daily Necessities products, the cost of sales and gross profit for the six months ended September 30, 2020 were $851,058 and $247,281 respectively, with a gross margin of 24%. The margins are high due to no occupancy costs.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses were $12.6 million for the six months ended September 30, 2020, a decrease of $1.8 million, or 12.6%, compared to $14.4 million for the six months ended September 30, 2019. For the six months ended September 30, 2019, we had $0.5 million of stock compensation to employees and $2 million of expense associated with warrant exercises. Due to the change of majority shareholder from Mr. Long Deng to HK Xu Ding Co., Limited qualified as a “fundamental transaction” defined in the warrant agreements dated on October 23, 2018. The shareholders exercised their warrants at no cost. For the six months ended September 30, 2020, due to the permanent closure of two stores in New York City, selling, general, and administrative expenses decreased by $1.1 million. In addition, overall selling, general, and administrative expenses decreased by $.7 million across all segments due to the lower sales and management’s effort to cut expenses, as well as the impact of Covid-19 when we had to temporarily close certain stores for 20 days in April 2020.

Interest Expense

Interest expense was $0.8 million for the six months ended September 30, 2020, a decrease of $0.2 million, or 14.2%, from $1 million for the six months ended September 30, 2019, attributable to decreased interest rate from 4.45% for the six months ended September 30, 2019 to 2.25% for the Six months ended September 30, 2020.

Other income

Other income was $2.4 million for the six months ended September 30, 2020, which included management and advertising fee income, rental income, lottery sales, and other miscellaneous income. Other income increased $.7 million, 45.8%, from $1.7 million for the six months ended September 30, 2019. For the six months ended September 30, 2020, the Company collected $2.5 million related to litigation with one of our landlords. For the six months ended September 30, 2020, management fee and rental income decreased by $1.8 million due to the closure of two stores, as well as the impact of Covid-19.

Income Tax Provision

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled. iFresh is a Delaware holding company that is subject to the U.S. income tax. RET, DL Medical and Jiuxiang are incorporated in the PRC and subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. Income tax benefit was $589,750 for the six months ended September 30, 2020, compared to $63,493 of income tax benefit for the six months ended September 30, 2019. The effective income tax rate was (3.2)% and (1.5)% for the six months ended September 30, 2020 and 2019, respectively. For the six months ended September 30, 2020, the Company utilized the deferred tax assets due to NOLs from prior periods. For the six months ended September 30, 2019, the Company recognized deferred tax results from NOLs, deferred expense, inventory and lease liabilities.

Net Income (Loss) and Net Income (Loss) Attributable to Non-Controlling Interest

	For Six Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Net income (loss)	$404,524	$(4,254,849)	$4,659,373	-109.5%
Net loss attributable to non-controlling interest	2,138	—	2,138	100.0%
Net income (loss) attributable to iFresh	$402,386	$(4,254,849)	$4,657,235	-109.5%
Net income (loss) margin	0.01%	-9.31%		9.32%

Net income was 0.4 million for the six months ended September 30, 2020, an increase of $4.7 million, or 109.5%, from $4.3 million of net loss for the six months ended September 30, 2019, mainly attributable to the increased gross margin, decrease in selling, general, and administrative expenses and increased other income described above. Net loss attributable to non-controlling interest resulted from the loss from DL Medical, which was 70% owned by iFresh. Net income(loss) as a percentage of sales was 0.01% and -9.3% for the six months ended September 30, 2020 and 2019, respectively.

Adjusted EBITDA

	For Six Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Net income (loss)	$404,524	$(4,254,849)	$4,659,373	-109.5%
Interest expense	822,661	959,220	(136,559)	-14.2%
Income tax provision	(589,750)	63,493	(653,243)	-1028.8%
Depreciation	1,265,178	1,093,572	171,606	15.7%
Amortization	424,601	249,166	175,435	70.4%
Adjusted EBITDA(LOSS)	$2,327,214	$(1,889,398)	$4,216,612	223.2%
Percentage of sales	5.1%	-4.1%	9.2%

Adjusted EBITDA was $2.3 million for the six months ended September 30, 2020, an increase of $4.2 million, as compared to Adjusted EBITDA (LOSS)of $(1.9) million for the Six months ended September 30, 2019, mainly attributable to the increase in net income resulting from increased gross margin, decrease in selling, general, and administration and the increase in other income of $0.8 million.

Results of Operations for the Three Months Ended September 30, 2020 and 2019

	For the Three Months Ended September 30,		Changes
	2020	2019	$		%
	Unaudited	Unaudited
Net sales	$23,943,874	$21,373,820		$2,570,054	12.0%
Net sales-related parties	277,623	487,682		$(210,059)	-43.1%
Total net sales	24,221,497	21,861,502		$2,359,995	10.8%
Cost of sales-Third parties	17,773,769	15,140,772		$2,632,997	17.4%
Cost of sales-related parties	225,171	398,118		$(172,947)	-43.4%
Retail Occupancy costs	1,427,054	1,576,290		$(149,236)	-9.5%
Gross profit	4,795,503	4,746,322		$49,181	1.0%

Selling, general and administrative expenses	8,194,094	5,851,779		$2,342,315	40.0%
(Loss) from operations	(3,398,591)	(1,105,457)		$(2,293,134)	207.4%
Interest (expense), net	(461,435)	(349,475)		$(111,960)	32.0%

Other income	77,330	729,639		$(652,309)	-89.4%
Net (loss) before income taxes	(3,782,696)	(725,293)		$(3,057,403)	421.5%
Income tax provision	(589,750)	161,430		$(751,180)	-465.3%
Net (loss)	$(3,192,946)	$(886,723)		$(2,306,223)	260.1%
Less: net income attributable to non-controlling interest	8,056	—		$8,056	100.0%
Net (loss) attributable to common shareholders	(3,201,002)	(886,723)		$(2,314,279)	261.0%

Other comprehensive income (loss)			$
Foreign currency translation adjustment	241,979	—		$241,980	100.0%
Comprehensive (loss)	(2,950,967)	(886,723)		$(2,064,244)	232.8%
Less: comprehensive income attributable to non-controlling interests	15,796	—		$15,796	100.0%
Comprehensive (loss) attributable to iFresh	(2,966,763)	(886,723)		$(2,080,040)	-234.6%

Net Sales

The following table summarizes disaggregated revenue from contracts with customers by segments:

US Retail and wholesale business

The following table summarized the sales from US supermarket and trading business for the three months ended September 30, 2020 and 2019:

	For the Three Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
US Wholesale	$4,367,905	$3,891,046	$476,859	12.3%
US Retail	$18,105,597	$17,970,943	$134,654	0.7%
Liquor products	$77,032		$77,032	100.0%
Mask Products	$572,624		$572,624	100.0%
Daily Necessities	$1,098,339		$1,098,339	100.0%
Total Net Sales	$24,221,497	$21,861,989	$2,359,508	10.8%

US Retail and wholesale business

The following table summarized the sales from US supermarket and trading business for the three months ended September 30, 2020 and 2019:

	For the Three Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Net sales retail-third parties	$18,105,597	$17,970,456	$135,141	0.8%
Net sales wholesale-third parties	4,090,282	3,403,364	686,918	20.2%
Net sales wholesale-related parties	277,623	487,682	(210,059)	-43.1%
Total Net Sales	$22,473,502	$21,861,502	$612,000	2.8%

For the US supermarket and trading business, net sales were $22.5 million for the three months ended September 30, 2020, a decrease of $.6 million, or 2.8%, from $ 21.9 million for the three months ended September 30, 2019.

Net retail sales to third parties increased by $.1 million, or .8%, from $18.0 million for the three months ended September 30, 2019 to $18.1 million for the three months ended September 30, 2020 which is consistent for these two periods.

Our total net wholesale sales increased by $0.5 million or 12.3% from $3.9 million for the three months ended September 30, 2019 to $4.4 million for the three months ended September 30, 2020. Sales were considered to be consistent for these two periods.

Liquor and mask products

In April 2020, we acquired RET Wine Co. and DL Medical in China. For the three months ended September 30, 2020, RET Wine Co. and DL Medical contributed sales of $ 77,032 and $572,624 respectively. DL Medical is a newly incorporated Company established in March 2020.

Daily Necessities

In August 2020, we acquired Jiuxiang Co. in China. For the three months ended September 30, 2020, Jiuxiang contributed sales of approximately $1,098,000.

Cost of sales, Occupancy costs and Gross Profit

The following table summarizes disaggregated Cost from contracts with customers by segments:

	For the Three Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
US Wholesale	$2,816,298	$2,851,504	$(35,206)	-1.2%
US Retail	15,229,652	14,263,676	965,976	6.8%
Liquor products	57,868	—	57,868	100%
Mask products	471,118	—	471,118	100%
Daily necessities	851,058	—	851,058	100%
Total Cost of Sales (Including Occupancy Cost)	$19,425,994	$17,115,180	$2,310,814	13.5%

US retail and wholesale business

	For the Three Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Retail Segment
Cost of sales	$13,802,598	$12,687,386	$1,115,212	9%
Occupancy costs	$1,427,054	$1,576,290	$(149,236)	-9%
Gross profit	$2,875,945	$3,706,780	$(830,835)	-22%
Gross margin	15.9%	20.6%	-4.7%

For the retail segment, cost of sales increased by $1.1 million, from $12.7 million for the three months ended September 30, 2019, to $13.8 million for the three months ended September 30, 2020. This increase is consistent with increase in sales.

Occupancy costs consist of store-level expenses such as rental expenses, property taxes, and other store specific costs. Occupancy costs decreased by approximately $0.1 million, which was mainly attributable to the closure of the two stores in New York City which contributed occupancy cost of $0.1 million for the three months ended September 30, 2019.

Gross profit was $2.9 million and $3.7 million for the three months ended September 30, 2020 and 2019, respectively. Gross margin was 15.9% and 20.6% for the three months ended September 30, 2020 and 2019, respectively. The gross profit decrease is consistent between periods.

	For the Three Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Wholesale Segment
Cost of sales	$2,816,298	$2,851,504	$(35,206)	-1%
Gross profit	$1,551,607	$1,039,542	$512,065	49%
Gross margin	35.5%	26.7%	8.8%

For our wholesale segment, the cost of sales for the three months ended September 30, 2020 decreased by $35,206, or 1%, from $2.9 million for the three months ended September 30, 2019 to $2.8 million for the three months ended September 30, 2020. The decrease is consistent with the decrease of sales from the wholesale segment in 2020.

Gross profit for the three months ended September 30, 2020 increased by approximately$.5 million, or 49%, to $1.6 million for the three months ended September 30, 2020 to $1.0 million for the three months ended September 30, 2019. Gross margin increased by 8% from 26.7% to 35.5%. The increase was due to the increase in wholesale pricing as a result of Covid-19 and selling of masks, which has a high margin.

Liquor and mask products

For our liquor products, the cost of sales and gross profit for the three months ended September 30, 2020 were $128,422 and $141,359 respectively, with a gross margin of 52%. For our mask products, the cost of sales and gross profit for the three months ended September 30, 2020 were $483,401 and $113,526, respectively, with a gross margin of 19%. These two businesses have relatively high margins due to the industry barriers where business licenses are required for the manufacturing of these products.

Daily Necessities

For our Daily Necessities products, the cost of sales and gross profit for the three months ended September 30, 2020 were $851,058 and $247,281 respectively, with a gross margin of 24%. The margins are high due to no occupancy costs.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses were $8.2 million for the three months ended September 30, 2020, an increase of $2.3 million, or 40%, compared to $5.9 million for the three months ended September 30, 2019. For the three months ended September 30, 2019, we had $0.5 million of stock compensation to employees and $1.5 million of expenses associated with warrant exercise in that quarter. The change of our majority shareholder from Mr. Long Deng to HK Xu Ding Co., Limited, is qualified as a “fundamental transaction” defined in the warrant agreements dated on October 23, 2018. The shareholders exercised their warrants at no cost. Overall selling, general, and administrative expenses increased by $1.8 million due to acquisition of Jiuxiang.

Interest Expense

Interest expense was $0.5 million for the three months ended September 30, 2020, an increase of $0.1 million, or 32%, from $.3 million for the three months ended September 30, 2019, attributable to the additional 3% default interest accrued on loan with KeyBank.

Other income

Other income was $77,080 for the three months ended September 30, 2020, which included management and advertising fee income, rental income, lottery sales, and other miscellaneous income. Other income decreased $.6 million from $.7 million for the three months ended September 30, 2019. For the Three months ended September 30, 2020, the Company collected $2.3 million from the litigation claims. For the three months ended September 30, 2020, management fee and rental income decreased by $0.6 million due to the closure of two stores, as well as the impact of Covid-19.

Income Taxes Provision

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled. iFresh is a Delaware holding company that is subject to the U.S. income tax. RET, DL Medical and Jiuxiang are incorporated in the PRC and subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. Income tax benefit was $589,750 for the Three months ended September 30, 2020, compared to $161,000 of income tax expense for the three months ended September 30, 2019. The effective income tax rate was (15.6)% and 22.3% for the three months ended September 30, 2020 and 2019, respectively. For the three months ended September 30, 2020, the Company utilized the deferred tax assets due to NOLs from prior periods which have been fully reserved. For the three months ended September 30, 2019, the Company recognized deferred tax results from deferred expense, inventory and lease liabilities.

Net Income (loss) and Net Income (loss) attributable to non-controlling interest

	For Three Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Net (loss)	$(3,192,946)	$(886,723)	$(2,306,223)	260.1%
Net loss attributable to non-controlling interest	8,056	—	8,056	100.0%
Net (loss) attributable to iFresh	$(3,201,002)	$(886,723)	$(2,314,279)	261.0%
Net (loss) Margin	-13.22%	-4.06%	9.16%

Net loss was 3.8 million for the three months ended September 30, 2020, an increase of $2.3 million, from $0.9 million of net loss for the three months ended September 30, 2019, mainly attributable to the acquisition of Jiuxiang. Net loss attributable to non-controlling interest resulted from the loss from DL Medical, which was 70% owned by iFresh. Net loss as a percentage of sales was (13.22)% and (4.06)% for the three months ended September 30, 2020 and 2019, respectively.

Adjusted EBITDA

	For Three Months Ended September 30,		Changes
	2020	2019	$	%
	(Unaudited)	(Unaudited)
Net (loss)	$(3,192,946)	$(886,723)	$(2,306,223)	260.1%
Interest expense	461,435	349,475	111,960	32.0%
Income tax benefit (provision)	(589,750)	161,430	(751,180)	-465.3%
Depreciation	691,306	531,928	159,378	30.0%
Amortization	287,968	33,333	254,635	763.9%
Adjusted EBITDA (LOSS)	$(2,341,987)	$189,443	$(2,531,430)	1136.2%
Percentage of sales	-9.7%	0.9%	-10.6%

Adjusted EBITDA (LOSS) before income tax, depreciation, and amortization was $2.3 million for the Three months ended September 30, 2020, an increase of $2.6 million, as compared to adjusted EBITDA before income tax, depreciation, and amortization of $.2 million for the three months ended September 30, 2019, mainly attributable to the acquisition of Jiuxiang which had a net loss of $2.2 million.

 Results of Operations for the years ended March 31, 2020 and 2019

	For the years ended March 31,		Changes
	2020	2019	$	%
Net sales-third parties	$87,503,281	$121,281,093	$(33,777,812)	(27.9)%
Net sales-related parties	1,949,750	4,150,346	(2,200,596)	(53.0)%
Total Sales	89,453,031	125,431,439	(35,978,408)	(28.7)%
Cost of sales-third parties	64,377,063	92,215,568	(27,838,505)	(30.2)%
Cost of sales-related parties	1,580,880	3,674,407	(2,093,527)	(57.0)%
Occupancy costs	6,660,448	9,148,872	(2,488,424)	(27.2)%
Gross Profit	16,834,640	20,392,592	(3,557,952)	(17.4)%
Selling, general, and administrative expenses	25,043,254	31,899,310	(6,856,056)	(21.5)%
Income from operations	(8,208,614)	(11,506,718)	3,298,104	(28.7)%
Interest expense	(1,824,667)	(1,314,295)	(510,372)	38.8%
Impairment loss	(1,100,000)	—	(1,100,000)	(100)%
Other income	2,660,232	1,385,093	1,275,139	92.1%
Loss before income tax provision	(8,473,049)	(11,435,920)	2,962,871	(25.9)%
Income tax provision (benefit)	(186,195)	567,523	(753,718)	(132.8)%
Net loss	(8,286,854)	$(12,003,443)	$3,716,589	(31.0)%
Net loss attributable to common shareholders	(8,286,854)	(12,003,443)	3,716,589	(31.0)%

Net Sales

	For the years ended March 31,		Changes
	2020	2019	$	%
Net sales of retail-third parties	$73,116,236	$106,967,554	$(33,851,318)	(31.6)%
Net sales of wholesale-third parties	14,387,045	14,313,539	73,506	0%
Net sales of wholesale-related parties	1,949,750	4,150,346	(2,200,596)	(53.0)%
Total Net Sales	$89,453,031	$125,431,439	$(35,978,408)	(28.7)%

iFresh’s net sales were $89.5 million for the year ended March 31, 2020, a decrease of $36.0 million, or 28.7%, from $125.4 million for the year ended March 31, 2019.

Net retail sales to third parties decreased by $33.8 million, or 31.6%, from $107.0 million for the year ended March 31, 2019, to $73.1 million for the year ended March 31, 2020.  The decrease resulted mainly due to the following:

1)      The closure of two stores in New York because of increased competition in the local market. These two stores contributed $8.6 million sales for the year ended March 31, 2019, compared to $3.4 million sales for the year ended March 31, 2020.

2)      On April 1, 2019, the Company entered into an agreement for the two stores in Boston area with third parties to operate those stores, and the Company is collecting management fees from the third parties. Management fees are $40,000 per month for the first six months and $50,000 after the first six months, and the term of the agreements is 36 months. The Company bills the other party for rent and utilities expense incurred and the other party will be responsible for payroll and employee benefits. The Company sold all inventory at net book value of $1.5 million, but retains ownership of all property and equipment. These two stores contributed 22.0 million of sales for the year ended March 31, 2019, compared to nil for the year ended March 31, 2020.

3)      Due to the outbreak of COVID-19 in March 2020, we had to reduce business hours and close stores located in Brooklyn, New York and in Flushing, New York, where are with high population and at high risk of infection. The sales decreased by around $300,000 in March due to the lockdown.

4)      The Company outsourced part of vegetables and fruits business to third parties in our stores to improve margins;

Our total net wholesale sales decreased by $2.1 million from $18.5 million for the year ended March 31, 2019 to $16.2 million for the year ended March 31, 2020, mainly attributable that New York Mart Group. Inc is going out of business and its sales decreased by $2.9 million for the year ended March 31, 2019 to the year ended March 31, 2020 as compared to the same period for the year ended March 31, 2020.

Cost of sales, Occupancy Costs and Gross Profit

	For the years ended March 31,		Changes
Retail Segment	2020	2019	$	%
Cost of sales	$53,805,938	$81,664,829	$(27,858,891)	(34.1)%
Occupancy costs	6,660,448	9,148,872	(2,488,424)	(27.2)%
Gross profit	12,649,850	16,153,853	(3,504,003)	(21.7)%
Gross margin	17.3%	15.1%	2.2%	—

For the retail segment, cost of sales decreased by $27.9 million, from $81.7 million for the year ended March 31, 2019, to $53.8 million for the year ended March 31, 2020. The decrease was as a result of the fierce competition and decrease of our overall sales of retail segment.

Occupancy costs consist of store-level expenses such as rental expenses, property taxes, and other store specific costs. Occupancy costs decreased by approximately $2.5 million, which was mainly attributable to closure of 2 stores in the fiscal year of 2020.

Gross profit was $12.6 and $16.2 million for the year ended March 31, 2020 and 2019, respectively. Gross margin was 17.3% and 15.1% for the year ended March 31, 2020 and 2019, respectively. The gross profit increased due to the closure of the two store in New York that incurred significant operating loss. In addition, the Company outsourced the operation of two stores in Boston with lower margin to third parties. Instead, the Company collected management fee to cover rent, utilities and depreciation expense of the equipment.

	For the years ended March 31,		Changes
Wholesale Segment	2020	2019	$	%
Cost of sales	$12,152,005	$14,225,146	$(2,073,141)	(14.6)%
Gross profit	4,184,790	4,238,739	(53,949)	(1.3)%
Gross margin	25.6%	23%	2.6%	—

For our wholesale segment, the cost of sales for the year ended March 31, 2020 decreased by $2.1 million, or 14.6%, from $14.2 million in 2019 to $12.2 million in 2020. The decrease is consistent with the significant decrease of sales from the wholesale segment in 2020.

Gross profit for the year ended March 31, 2020 decreased by $54,000, or 1.3%. Gross margin increased by 2.6% from 23% to 25.6%. The increase was due to the significant sales decrease to its related parties, of which the margin is lower than sales made to third parties.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses were $25.0 million for the year ended March 31,2020, a decrease of $6.9 million, or 21.5%, compared to $31.9 million for the year ended March 31, 2019, which was mainly attributable to the closure of two stores in New York and outsourcing of the two stores in Boston area. The selling, general and administrative expense from these four stores decreased by $4.4million for the year ended March 31, 2020. In addition, the Company shut down one of its wholesale entities which saved $1.9 million in selling, general and administrative expense in the year ended March 31, 2020, compared to that for the year ended March 31, 2019.

Interest Expense

Interest expense was $1.8 million for the year ended March 31, 2020, an increase of $0.5 million, or 38.8%, from $1.3 for the year ended March 31, 2019.For the year ended March 31, 2020, there are $0.2 million fees related to default of payment. In addition, the interest rate for the year ended March 31, 2020 has slightly increased from 5.45%-6.2% to 5.7%-6.45%.

Impairment Loss and Other income

The Company charged $1.1 million impairment loss related leasehold improvements in closed stores in New York area.

Other income was $2.7 million for the year ended March 31, 2020, which included management and advertising fee income, rental income, lottery sales, and other miscellaneous income. Other income increased $1.3 million, or 92.1%, from $1.4 million for the year ended March 31, 2019. The Company collected $0.7 million of management fee from outsourcing operations of Ming and Zen stores in Boston to third parties, net of rental expense the Company for these two stores. In addition, the Company has subleased some spaces in its stores for small vendors to sell prepared foods. Rental income increased by $0.8 million.

Income Taxes Provision

We are subject to U.S. federal and state income taxes. Income tax benefit was approximately $190,000 for the year ended March 31, 2020 primarily due to the deferred tax assets recognized under The Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, pursuant to which, NOLs from the 2018, 2019, and 2020 tax years to be carried back to the previous five tax years (beginning with the earliest year first) and suspends the 80% of taxable income limitation through the 2020 tax year. The effective income tax rate was 2.2and -5% for the year ended March 31, 2020 and 2019, respectively.

Net loss

	For the years ended March 31,		Changes
	2020	2019	$	%
Net loss	$(8,286,854)	$(12,003,004)	$3,716,589	(31)%
Net Loss Margin	-9.26%	-9.57%	-0.31%

Net loss was $8.3 million for the year ended March 31, 2020, a decrease of $3.7 million, or 31.0%, from $12.0 million of net loss for the year ended March 31, 2019, mainly attributable to the decreased selling, general, and administrative expenses and tax expense described above. Net loss as a percentage of sales was -9.26% and -9.57% for the year ended March 31, 2020 and 2019, respectively.

Adjusted EBITDA

	For the years ended March 31,		Changes
	2020	2019	$	%
Net loss	$(8,286,854)	$(12,003,443)	$3,716,589	(31)%
Interest expense	1,824,667	1,314,295	510,372	38.8%
Income tax provision	(186,195)	567,523	(753,718)	(132.8)%
Depreciation	2,121,564	1,999,562	122,002	6.1%
Amortization	315,832	315,832	—	0%
Adjusted EBITDA	$(4,210,986)	$(7,806,231)	$3,595,245	(46.1)%
Percentage of sales	-4.7%	-6.2%	1.5%

Loss before income tax, depreciation, and amortization was $4.2 million for the year ended March 31, 2020, a decrease of $3.4 million, as compared to loss before income tax, depreciation, and amortization of $7.8 million for the year ended March 31, 2019, mainly attributable to the decrease in net loss resulting from decreased in selling, general, and administrative expenses described above. The ratio of Adjusted EBITDA to sales was -4.7% and -6.2% for the year ended March 31, 2020 and 2019, respectively.

Liquidity and Capital Resources

As of September 30, 2020, iFresh had cash and cash equivalents of approximately $7.8 million. iFresh had a negative working capital of $19.9 million and $28.6 million and as of September 30, 2020 and March 31, 2020, respectively. The long-term KeyBank loan of $20.5 million has been reclassified as short-term because the Company is not in compliance with the KeyBank loan covenants and they have the option to accelerate payment at any time. The Company did not meet certain financial covenants required in the credit agreement with KeyBank National Association (“KeyBank”). Failure to maintain these loan facilities will have a significant impact on the Company’s operations. Refer to the discussion below in “KeyBank National Association – Senior Secured Credit Facilities” section for more detail.

iFresh funded working capital and other capital requirements in the past primarily by equity contribution from shareholders, cash flow from operations, and bank loans. Cash is required to pay purchase costs for inventory, rental, salaries, office rental expenses, income taxes, other operating expenses and repay debts. iFresh’s ability to repay its current obligation will depend on the future realization of its current assets and its ability to refinance its loans with KeyBank or seek alternative sources of financing. iFresh’s management has considered the historical experience, the economy, trends in the retail industry, the expected collectability of the accounts receivable and the realization of the inventories as of September 30, 2020. iFresh’s ability to continue to fund these items may be affected by general economic, competitive and other factors, many of which are outside of our control and our financing.

We have $6.6 million of advances and receivables due from related parties that we intend to collect or acquire. For the six months ended September 30, 2020, the Company received $2.5 million cash from the issuance of stock.

The Company’s principal liquidity needs are to meet its working capital requirements, operating expenses, and capital expenditure obligations. As of September 30, 2020, the Company remains in noncompliance with the financial covenants of the KeyBank Loan. These conditions continue to raise doubt as to the Company’s ability to remain a going concern. The management believes the Company does not have enough liquidity for the next twelve months.

The following table summarizes iFresh’s cash flow data for the Six months ended September 30, 2020 and 2019.

	For the Six Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Net cash (used in) operating activities	$(2,327,113)	$(321,876)
Net cash provided by (used in) investing activities	5,173,967	(582,612)
Net cash provided by financing activities	4,160,212	711,008
Net Increase (decrease) in cash and cash equivalents	$7,007,066	$(193,480)

Operating Activities

Net cash used by operating activities consists primarily of net income adjusted for non-cash items, including depreciation, changes in deferred income taxes, and the effect of working capital changes. Net cash used in operating activities was approximately $2.3 million for the six months ended September 30, 2020, an increase of $2.0 million, compared to $.3 million used in operating activities for the six months ended September 30, 2019. The increase was a result of a decrease of $4.0 million in net loss, offset by increase in cash used for inventory of $3.2 million and net cash advances made to related parties of $1.5 million as compared to the net repayment of advances to related parties of $.9 million in the prior period.

Investing Activities

Net cash provided by investing activities was approximately $5.2 million for the six months ended September 30, 2020, an increase of $5.7 million, compared to $0.6 million used by investing activities for the six months ended September 30, 2019. The increase was primarily attributable to the increase of $6.8 million cash received from the acquisitions of the three companies in 2020, offset by $1.5 million cash paid for the acquisition of property and equipment and the acquisition of DL.

Financing Activities

Net cash provided by financing activities was approximately $4.2 million for the six months ended September 30, 2020, which mainly consisted of cash received from issuance of stock for $2.5 million and cash received from governmental PPP loans of $1.8 million, offset by $0.1 million of cash paid notes payable, and capital leases. Net cash provided by financing activities was approximately $0.7 million for the six months ended September 30, 2019, which mainly consisted of net cash paid on bank loans of .9 million offset by cash received from capital contribution of $1.8 million.

Paycheck Protection Program loans from government

In April and May 2020, eight subsidiaries of the Company received Paycheck Protection Program loans (“PPP Loans”) in the aggregate principal amount of $1,768,212 provided by the U.S. Small Business Administration (“SBA”). These loans are designed to provide a direct incentive for small businesses to keep their workers on the payroll. SBA will forgive loans if all employee retention criteria are met, and the funds are used for eligible expenses. The PPP Loans have an interest rate of 1% with a maturity of 2 years.

KeyBank National Association — Senior Secured Credit Facilities

On December 23, 2016, NYM, as borrower, entered into a $25 million senior secured Credit Agreement (the “Credit Agreement”) with KeyBank. The Credit Agreement provides for (1) a revolving credit line of $5,000,000 for making advances and issuance of letter of credit, (2) $15,000,000 of a term loan and (3) $5,000,000 of a delayed draw term loan. The interest rate is equal to (1) the Lender’s “prime rate” plus 0.95%, or (b) the Adjusted LIBOR rate plus 1.95%. Both the termination date of the revolving credit and the maturity date of the term loans are December 23, 2021. The Company will pay a commitment fee equal to 0.25% of the undrawn amount of the Revolving Credit Facility and 0.25% of the unused Delayed Draw Term Loan Facility. $15,000,000 of the term loan was fully funded by the lender in January 2017. The Company is required to make fifty-nine consecutive monthly payments of principal and interest in the amount of $142,842 starting from February 1, 2017 and a final payment of the then entire unpaid principal balance of the term loan, plus accrued interest on the maturity date.

A Delayed Draw Term Loan was available and would be advanced on the Delayed Draw Funding date (as defined in the Credit Agreement, which is no later than December 23, 2021. A withdrawal of $5 million under the Delayed Draw Term Loan was made as of March 31, 2019.

The senior secured credit facility is secured by all assets of the Company and is jointly guaranteed by the Company and its subsidiaries and contains financial and restrictive covenants. The financial covenants require NYM to deliver audited consolidated financial statements within one hundred twenty days after the fiscal year end and to maintain a fixed charge coverage ratio not less than 1.1 to 1.0 and senior funded debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio less than 3.0 to 1.0 at the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2017. Except as stated below, the senior secured credit facility is subject to customary events of default. It will be an event of default if Mr. Long Deng resigns, is terminated, or is no longer actively involved in the management of NYM and a replacement reasonably satisfactory to the Lender is not made within sixty (60) days after such event takes place. The Company violated this loan covenant when Mr. Long Deng, Chief Executive Officer and shareholder of the Company sold an aggregate of 8,294,989 restricted shares to HK Xu Ding Co., Limited on January 23, 2019, representing 51% of the total issued and outstanding shares of the Company as of December 31, 2018. The Company failed to obtain a written consent for the occurrence of the change of ownership. As a result, effective as of March 1, 2019, interest is being accrued on all loans at the default rate and the monthly principal and interest payment due under the effective date term loan will be $155,872 instead of $142,842.

On May 20, 2019 (the “Effective Date”), the Company entered into a forbearance agreement (the “Forbearance Agreement”) with KeyBank, pursuant to which KeyBank has agreed to delay the exercise of its rights and remedies under the Loan agreement based on the existence of the events of defaults for certain period of time. The Forbearance Agreement contains customary forbearance covenants and defined certain events of defaults. Starting from May, 2019, the monthly payment decreased to $142,842 as originally required per the credit facility agreements.

The Company failed to meet its obligations under the Loan Agreements by the end of the First Forbearance Period. On October 17, 2019 (the “Effective Date”), the Company, Go Fresh 365, Inc. (“Go Fresh”), Mr. Long Deng and KeyBank entered into the second forbearance agreement (the “Second Forbearance Agreement”). Pursuant to a Guaranty Agreement dated as of December 26, 2016, as amended by several joinder agreements and the Second Forbearance Agreement, the Company, certain subsidiaries of NYM, Go Fresh and Mr. Long Deng (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) have agreed to guarantee the payment and performance of the obligations of the Borrower under the Credit Agreement (“Obligations”). KeyBank has agreed to delay the exercise of its rights and remedies under the Loan Agreement based on the existence of certain events of default (the “Specified Events of Default”) until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the November 29, 2019; and (b) a Forbearance Event of Default.

From January to September 2020, non-payment of the amount due by the Company was $1,866,292. Also, the Company has defaulted on certain loan covenants. The Company is currently in default of its KeyBank loan agreement and is subject to the continued forbearance of the lender until it consummates the 3rd forbearance agreement as indicated in the following paragraph or obtains alternative sources of financing to settle the amounts owed to KeyBank.

On August 6, 2020 the Company received the 3rd forbearance agreement from KeyBank, which includes the following terms:

•        All delinquent regular interest paid at or before settlement.

•        August and September required payments will be regular interest amounts.

•        Default interest will be deferred until 9/25/2020

•        Store valuations will be ordered by the lender.

•        Continue to provide weekly cash flow reports.

•        Provide quarterly financial statements of NYM, iFresh and newly acquired businesses.

•        Monthly financial projections.

•        Cost/work detail on the completion of the CT store.

•        Pledge of the equity and guarantee of newly acquired businesses.

•        File a UCC-1 financing statement for iFresh Inc.

If agreement cannot be reached, KeyBank is fully prepared to pursue legal remedies. As of the date of this prospectus, the 3rd Forbearance Agreement is still under negotiation.

Commitments and Contractual Obligations

The following table presents the Company’s material contractual obligations as of September 30, 2020:

Contractual Obligations (unaudited)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Bank Loans	$20,232,547	$20,232,547	$—	$—	$—
PPP Loans	1,768,212	—	1,768,212	—	—
Estimated interest payments on bank loans	1,163,928	891,809	272,119	—	—
Notes payable	95,484	65,936	29,548	—	—
Capital lease obligations including interest	388,702	157,405	230,182	1,115	—
Operating Lease Obligations(1)	85,983,038	8,497,562	17,223,498	15,971,518	44,290,460
	$109,631,911	$29,845,259	$19,523,559	$15,972,633	$44,290,460

____________

(1)      Operating lease obligations do not include common area maintenance, utility and tax payments to which iFresh is obligated, which is estimated to be approximately 50% of operating lease obligations.

Off-balance Sheet Arrangements

iFresh is not a party to any off-balance sheet arrangements.

Critical Accounting Estimates

The discussion and analysis of iFresh’s financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with GAAP. These principles require iFresh’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, cash flow and related disclosure of contingent assets and liabilities. The estimates include, but are not limited to, revenue recognition, inventory valuation, impairment of long-lived assets, lease, and income taxes. iFresh bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and the actual results, future financial statements will be affected.

iFresh’s management believes that among their significant accounting policies, which are described in Note 4 to the unaudited condensed consolidated financial statements of iFresh included in this Form 10-Q, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, iFresh’s management believes these are the most critical to fully understand and evaluate its financial condition and results of operations.

Revenue Recognition

In accordance with Topic 606 revenue is recognized at the time the sale is made, at which time our walk-in customers take immediate possession of the merchandise or delivery is made to our wholesale customers. Payment terms are established for our wholesale customers based on the Company’s pre-established credit requirements. Payment terms vary depending on the customer. Based on the nature of receivables no significant financing components exist. Sales are recorded net of discounts, sales incentives and rebates, sales taxes and estimated returns and allowances. We estimate the reduction to sales and cost of sales for returns based on current sales levels and our historical return experience.

Topic 606 defines a performance obligation as a promise in a contract to transfer a distinct good or service to the customer and is considered the unit of account. The majority of our contracts have one single performance obligation as the promise to transfer the individual goods is not separately identifiable from other promises in the contracts and is, therefore, not distinct.

We had no material contract assets, contract liabilities or costs to obtain and fulfill contracts recorded on the condensed consolidated balance sheet as of September 30, 2019. Revenue recognized from performance obligations related to prior periods was insignificant.

Inventories

Inventories in our supermarket consist of merchandise purchased for resale, which are stated at the lower of cost or net realizable value. The cost method is used for wholesale and retail perishable inventories by assigning costs to each of these items based on a first-in, first-out (FIFO) basis (net of vendor discounts). Inventories in our hot food, liquor and mask businesses consist of raw materials, work in progress and finished products. Cost includes the cost of raw materials, freight in, direct labor and related production overhead. The cost of these inventories is calculated using the weighted average method.

Impairment of Long-Lived Assets

iFresh assesses its long-lived assets, including property and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. The Company groups and evaluates long-lived assets for impairment at the individual store level, which is the lowest level at which independent identifiable cash flows are available. Factors which may indicate potential impairment include a significant underperformance relative to the historical or projected future operating results of the store or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If impairment is indicated, a loss is recognized for any excess of the carrying value over the estimated fair value of the asset group. The fair value is estimated based on the discounted future cash flows or comparable market values, if available.

Leases

On April 1, 2019 the Company adopted Accounting Standards Update (“ASU”) 2016-02. For all leases that were entered into prior to the effective date of ASC 842, we elected to apply the package of practical expedients. Based on this guidance we did not reassess the following: (1) whether any expired or existing contracts are or contain leases; (2) the lease classification for any expired or existing leases; and (3) initial direct costs for any existing leases. See Note 13 for additional information.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on the Company’s consolidated balance sheets. Finance leases are included in property and equipment, net, current portion of obligations under capital leases, and obligations under capital leases, non-current on our consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Income Taxes

iFresh must make certain estimates and judgments in determining income tax expense for financial statement purposes. The amount of taxes currently payable or refundable is accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the fiscal year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in income tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce any net deferred tax asset to the amount expected to be realized.

iFresh applies the provisions of the authoritative guidance on accounting for uncertainty in income taxes that was issued by the Financial Accounting Standards Board, or FASB. Pursuant to this guidance, and may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The authoritative guidance also addresses other items related to uncertainty in income taxes, including derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Business Combinations

The Company accounts for its business combinations using the purchase method of accounting in accordance with ASC 805 (“ASC 805”), “Business Combinations”. The purchase method of accounting requires that the consideration transferred be allocated to the assets, including separately identifiable assets and liabilities the Company acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total of cost of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over, (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in earnings as a bargain purchase gain.

The Company uses an independent valuations company to estimates the fair value of assets acquired and liabilities assumed in a business combination While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, its estimates are inherently uncertain and subject to refinement. Significant estimates in valuing certain intangible assets include, but are not limited to future expected revenues and cash flows, useful lives, discount rates, and selection of comparable companies. Although the Company believes the assumptions and estimates it has made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from management of the acquired companies and are inherently uncertain. During the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. On the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations.

Recently Issued Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under this ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December. 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. On April 1, 2019, the Company adopted this ASU and the adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision- useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition

Relief. This update adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The updates should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). In November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company does not believe this guidance will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 (“ASU 2019-12”), Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to managerial accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact of adopting this standard, and does not believe this guidance will have a material impact on its consolidated financial statements.

No other new accounting pronouncements issued or effective had, or are expected to have, a material impact on the Company’s condensed consolidated financial statements.

BUSINESS

We were formerly a special purpose company incorporated under the laws of the Cayman Islands on September 23, 2014 under the name E-Compass Acquisition Corp. (“E-Compass”) in order to serve as a vehicle for the acquisition of an operating business in the e-commerce and consumer retail industry. On February 10, 2017, pursuant to the terms of a merger agreement, dated as of July 25, 2016 (the “Merger Agreement”), through a series of transactions, we merged with our wholly owned subsidiary to reincorporate into Delaware and then acquired NYM, and as a result, NYM became our direct wholly-owned subsidiary (the “Transactions”). As a result of the Transactions, as of immediately after the Transactions, the former stockholders of NYM owned approximately 83.9% of our outstanding common stock and the former stockholders of E-Compass owned the remaining 16.1%.

The Merger Agreement, which is included as Exhibit 10.1 to this registration statement, is described more fully in the sections entitled “The Business Combination Proposal” and “The Acquisition Agreement” beginning at pages 38 and 60, respectively, of the final prospectus contained in the Registration Statement on Form S-4 and definitive proxy statement (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2016 by iFresh and E-Compass, and such description is incorporated herein by reference.

Upon the closing of the Transactions, E-Compass’s common stock, rights and units ceased trading and our common stock began trading on The NASDAQ Capital Market under the symbol “IFMK”.

Overview and Recent Developments

iFresh, through its wholly owned subsidiary, NYM, is a fast growing Asian/Chinese grocery supermarket chain in the North Eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since NYM was formed in 1995, it has targeted the Chinese and other Asian populations (collectively, the “Asian Americans”) in the U.S. with a deep cultural understanding of its consumers’ unique consumption habits. iFresh currently has nine retail supermarkets across New York, Massachusetts and Florida, with over 4.938,600 sales transactions in the fiscal year ended March 31, 2019. NYM also has one store under construction which is expected to open in the fourth quarter in fiscal year 2020 In addition to retail supermarkets, iFresh operates an in-house wholesale businesses, Strong America Inc. (“Strong America”) , that offer more than 6,000 wholesale products and service to iFresh retail supermarkets and over 1,000 external customers including wholesale stores, retail supermarkets and restaurants. iFresh has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of popular vegetables, fruits and seafood. iFresh’s wholesale businesses and long-term relationships with various farms insulate iFresh from supply interruptions, allowing it remain competitive even during difficult markets.

Based on management’s understanding of the Asian American market, iFresh aims to satisfy the increasing demands of Asian Americans, whose purchasing power has been growing rapidly, for fresh and unique produce, seafood and other groceries that are not found in mainstream supermarkets, such as produce like Shanghai baby bok choy, snap bean, winter gourd, baby Chinese kale, longyan and lychee; a variety of live seafood such as shrimp, clams, lobster, geoduck, and Alaska king crab; and Chinese specialty groceries like soy sauce, sesame oil, oyster sauce, bean paste, Sriracha, tofu, noodles and dried mushrooms. With an in-house logistics team and strong relationships with farms, iFresh is capable of offering high quality specialty perishables at competitive prices. Specialty produce, live seafood and other perishables constituted 54.4% of iFresh’s total retail sales during the fiscal year ended March 31, 2020.

iFresh’s business began as Strong America, a wholesale business founded in 1995 in Long Island City, New York. Strong America imported food and groceries from China and other East Asian countries and sold them to various types of retailers in the New York area. Witnessing the rapid growth of Chinese immigrants and the potential of this niche market, iFresh opened its first retail supermarket in Chinatown in downtown Manhattan in August 2001. From 2001 to 2014, iFresh expanded steadily, hired a bilingual team that grew into midlevel managers, and reshaped itself into a retail supermarket chain featuring exotic Asian food and other items. Since 2001, iFresh opened five stores in Brooklyn, Flushing, Elmhurst and Manhattan’s Chinatown, where the Asian and Chinese population is highly concentrated. In 2009, iFresh acquired Ming’s supermarket in Boston, Massachusetts. Observing that the Chinese and Asian population was growing quickly in Florida, iFresh opened its first store in Sunrise, Florida in 2012. In 2013, it acquired Zen Supermarket in Quincy, Massachusetts to better cater to the growing demand in the Greater Boston Area.

On July 13, 2017, the Company acquired assets from Mia Supermarket in Orlando FL, a 20,370 square-foot grocery store located at 2415 E. Colonial Drive, from Michael Farmers Supermarket, LLC. The new store, which is called iFresh East Colonial, is the first iFresh store in Orlando and the second in Florida. iFresh acquired the supermarket for $1,050,000 in cash. The purchase included property and equipment, and inventory of the old store. The Company did not assume any liabilities. The store started to operate in August 2017.

Also on July 13, 2017, the Company acquired all of the shares of iFresh Glen Cove Inc. (“Glen Cove”) from Long Deng, the Company’s Chairman and Chief Executive Officer, for 50,000 shares of the common stock. The transaction was approved by the Company’s Board of Directors and the price was agreed to be based upon a review of the assets and financial statements of Glen Cove. The Glen Cove store commenced in January 2019, but was closed in June 2019 due to poor performance.

On October 2, 2017, the Company acquired all of the shares of New York Mart CT, Inc. (“NYM CT”) from Long Deng, the Company’s Chairman and Chief Executive Officer, for $3,500,000. The store is currently under renovation and the Company expects the Connecticut store to open in the Spring 2021.

Also on October 2, 2017, the Company acquired all of the shares of New York Mart N. Miami Inc. (“NYM N. Miami”) from Long Deng, the Company’s Chairman and Chief Executive Officer, and Yang Yu Gao for $3,500,000 and 45,000 shares of the Company’s common stock. The store opened in January 2020.

In September 2019, the company closed New York Mart Ave U2 Inc. store, in Brooklyn, New York, due to continually poor performance in operating.

iFresh currently operates nine retail super markets and one (1) wholesale facility within the United States. iFresh plans to strategically expand along the I-95 corridor and eventually operate super markets in all states on the east coast.

In April 2020, we acquired 70% of Xiamen DL Medical Technology Co, Ltd., a People’s Republic of China company, in exchange for $600,000 in cash and 900,000 shares of our common stock. After the acquisition, iFresh began to produce self-branded disposable masks, N95 masks and KN95 masks. These masks are being sold both online and in retail stores of iFresh.

In April 2020, we acquired 100% equity interests in Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd. (collectively, the “Target Companies”) in exchange for the issuance in the aggregate of 3,852,372 shares of common stock of the Company and 1,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to the sellers, resulting in Target Companies becoming our indirect wholly-owned subsidiaries. These companies are engaged in the business of manufacturing and selling rice wine products and herbal rice wine products.

In August 2020, we acquired Jiuxiang Blue Sky Technology (Beijing) Co., Ltd. (“Jiuxiang”) in exchange for the issuance in the aggregate of 5,036,298 shares of common stock of the Company and 1,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) to the sellers, resulting in Jiuxiang becoming our indirect wholly-owned subsidiary. Jiuxiang is a technology company that engages in supply chain financial services, integrated payment systems, and prepaid card marketing systems.

Grocery Business

iFresh believes that the following characteristics of its business shapes its leadership and success in its industry:

•        iFresh provides unique products to meet the demands of the Asian-American Market;

•        iFresh has established a merchandising system backed by an in-house wholesale business and by long-standing relationships with farms;

•        iFresh maintains an in-house cooling system with unique hibernation technology that has developed over 20 years to preserve perishables, especially produce and seafood;

•        iFresh capitalizes on economies of scale, allowing strong negotiating power with upstream vendors, downstream customers and sizable competitors; and

•        iFresh has a proven and replicable track record of management, operation, acquisition and organic growth.

iFresh’s net sales were $89.5 million and $125.4 million for the years ended March 31, 2020 and 2019, respectively. iFresh’s net loss was $8.3 million for the year end March 31, 2020, a decrease of $3.7 million, or 31%, from $12 million of net loss for the year end March 31, 2019. Adjusted EBITDA was negative $4.2 million for the year end March 31, 2020, a decrease of $3.6 million, or 46.1%, from negative $7.8 million for the year end March 31, 2019. For additional information on Adjusted EBITDA, See the section entitled “iFresh’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 32.

In terms of sales by category, perishables, including vegetables, seafood, meat, fruit and hot food (collectively, the “Perishables”), constituted approximately 54.4% of iFresh’s total annual retail sales during the fiscal year ended March 31, 2020. Within this category, vegetables and seafood constituted 32.0% of overall annual retail sales.

The table and graph below depicts sales of iFresh by category for the fiscal year ended March 31, 2020:

Figure 1 Sales by Category

0%
3%
35%
18%
14%
10%
20%
Grocery
Vegetable
Fruit
Meat
Seafood (Fish)
Hotfood
Other

Industry and Market Analysis

Grocery Shopping Habits of Target Market

Buy Fresh — Asian Americans, of which Chinese Americans constitute a significant percentage, typically purchase fresh, perishable food, according to Nielsen’s Asian-American Consumer 2015 Report1. Unique cooking styles of Asian Americans, such as steaming, wokking and shared hot-pot cooking, require fresh ingredients not commonly found in the U.S. Asian Americans purchase Perishables that are all over-index compared with that of general U.S. population. For example, Asian Americans purchase fresh seafood 50% more frequently than the general market and spend 147% more on the category than non-Asian Americans in the total U.S. population. Asian Americans purchase fresh vegetables 26% more frequently than non-Asian American consumers and spend 62% more than the total U.S. population. Additionally, Asian Americans purchase fresh fruit 11% more frequently than non-Asian Americans and spend 27% more than the total U.S. population. Consistent with the foregoing, iFresh’s fresh seafood, fresh vegetables and fresh fruit in the aggregate contributed 39.6% to iFresh’s total sales as of March 31, 2020.

Table 1 Asian-American Consumption of Perishables2

Asian-American Fresh Category Consumption (Index vs. Total Population of 100)	$ Volume Index	Purchasing Frequency Index
Fresh Fruits	127	111
Fresh Meats	106	103
Prepared Foods	143	115
Takeout	121	102
Fresh Vegetables	162	126
Fresh Poultry	108	103
Fresh Seafood	247	150

Unique Species and Cuisines — Asian cuisines incorporate many perishables that are hard to find in traditional U.S. supermarkets. Many cuisines require vegetables not commonly planted in the U.S. or meat not widely used by mass market consumers. The following two examples help illustrate the unique foods used in Asian cuisines:

____________

1        Culturally Connected and Forging the Future: The Asian-American Consumer 2015 Report. The Nielsen Company.

2        Id. at 10.

Example 1: Unique vegetable species

Vegetables make up the bulk of daily consumption by Asian Americans. Asian American consumers usually buy a variety of vegetables in large quantities and use unique vegetable species such as bitter melons, Chinese yams, vine spinaches, Chinese cabbages and winter melon. Asian Americans therefore value supermarkets that provide fresh vegetable offerings at affordable prices.

Example 2: Unique fish species and cooking styles

Asian American consumers consume fish not commonly sold in mainstream supermarkets. Unlike many mainstream supermarkets, iFresh offers consumers live fish in fish tanks and has fish experts readily available to provide fish cleaning services free of charge.

In addition, Asian American consumers use many more parts of the fish than do non-Asian American consumers. For example, fish head soup and fish tail soup are two popular dishes that require only the fish head or fish tail as ingredients. Asian Americans also buy live fish and ask fish experts to cut them in thin slices as an ingredient of boiled fish in hot sauce or fish hot pot. iFresh organizes the seafood section according to the needs of its customers, which iFresh believes not only attracts customers, but effectively boosts sales of seafood.

Fish Slices
Tail Soup
Head Soup
Unique Fish Species
Variety Cooking Styles
Whole Fish

In addition to vegetables and fish, Asian Americans look for the following additional specialty products:

Fruits — Mainstream supermarkets rarely have pitaya, longyan, lychee and star fruit available. Such unavailability motivates Asian Americans to shop at Chinese and Asian grocery stores on a regular basis to purchase such specialty fruits.

Meat — Mainstream supermarkets generally offer meats in cuts such as cubes, steaks, slices and ribs. However, such supermarkets rarely offer super-thinly sliced hot-pot meat, organ meat or chicken feet. Chinese and Asian cuisines use various kinds of meat for different purposes. Asian specialty supermarkets such as iFresh understand such Asian cuisines and dietary needs, and fill the market gap in offering hot-pot meat, organ meat, chicken feet and other rare cuts of meat on a regular basis.

Snacks, Seasonings and Other — Asian specialty supermarkets offer various snacks, seasonings, cooking utensils and other items not generally found in mainstream U.S. supermarkets. Chinese and Asian seasonings and spices include peanut oil, cooking wine, vinegars, dark soy sauce, black bean sauce, pepper oil and chilly oil. Some seasoning or spice can include sub-types, each of which has its own target customers. For example, people from the northern and southern parts of China usually shop for different type of vinegars.

Consequently, we believe that the uniqueness in the shopping habits of iFresh’s target customers evidences the importance of Asian American specialty supermarkets such as iFresh. iFresh’s understanding of Asian American culture and eating habits fill a market gap and distinguishes Asian supermarkets from mainstream competitors.

Current Industry Landscape

Highly Fragmented and unsophisticated competitors — We consider the markets we participate in to be highly fragmented. There is no recognized industry leader nationwide. Most market participants are small players with a single store run by family members catering to the local market, meaning that the bulk of competitors are unsophisticated. Because of this, iFresh believes that most of its competitors are unable to take advantage of economies of scale, modern management, in-house wholesales facilities and logistics which distinguishes iFresh from its competitive peers. The reality of low market concentration and unsophisticated competitors gives iFresh the opportunity to consolidate the market and cement its dominant market position.

Unsatisfied Customers — As previously mentioned, there are an increasing number of younger Chinese that choose to reside out of traditional Chinese communities for better working, educational and environmental opportunities. However, large-scale comprehensive Chinese groceries tend to exist only in Chinatowns. The weekly shopping for this group of Asian Americans involves either long distance travel or a compromise at local small grocery stores with limited selections and high prices. iFresh will try to meet their demand as well as reshape the market by increasing the number of stores and via its online-shopping initiatives.

Limited Vendors — iFresh believes that many of the products that stock iFresh’s shelves can rarely be sourced from the typical U.S. vendors. Most vendors of U.S. Chinese and Asian supermarkets are individually owned and small in size. Securing a sufficient and stable supply of core perishables, therefore, is a recognized challenge in this niche market. Observing the challenge and through years of effort, iFresh has established long-standing relationships with several large farms. We believe that the relationships with these farms is symbiotic — on one hand, cooperative farms provide iFresh with priority when supplying core produce popular with Asian American customers; on the other hand, iFresh communicates the latest market trends and customer preference to cooperating farms, ensuring the farms’ produce selection and activities closely target the market demand.

Fast Growing Market — The growing population and increasing purchasing power cultivate a promising market prospect in good momentum. According to The US Census Bureau — American Community Survey 2011 – 2015, the Chinese population had a growth rate of 17.43% from 2011 to 2015, far beyond the 3.07% growth rate of US population and even the 8.77% Hispanic population growth rate. New York, New Jersey, Pennsylvania, Florida and Maryland alone have a total Chinese population of 1,139136, making up more than 27.56% of total Chinese American population nationwide.

In sum, we see a great opportunity for market consolidation and significant potential for improvement in this market. We believe iFresh has all the right ingredients to address the current market imperfections and we are ready to catch the wave to make iFresh a national leader in the niche market.

iFresh’s Business Model

iFresh’s business model features a vertically integrated structure covering upstream supply and downstream retail supermarkets. iFresh has its own wholesale businesses, Strong America, which supplies one third of the items sold in its retail supermarkets with nine self-owned brands, including Family Elephant, Feiyan and Green Acre, and an exclusive distributorship for seven famous foreign brands such as Shuang Deng, You Joy, Bai Lu and Gu Yue Long Shan. For many years, iFresh has worked with farms that mainly grow Chinese specialty vegetables and fruits and supply the most popular yet hard-to-source vegetables and fruits directly to iFresh supermarkets and maintains long-term and stable relationships with them. iFresh centralizes purchases through one of its wholesale facilities by making quarterly purchase plans and placing weekly order with farms. The long-term relationships with farms and the central purchase management system secure its supply of the most popular vegetables and fruits, even though iFresh doesn’t have any long-term contractual relationships with its farm suppliers. Working with its vendors, iFresh can respond to market trends to avoid supply interruption in high seasons. iFresh has a diversified vendor base and has established sustainable relationships during its 20-year history in this niche market sector.

iFresh’s wholesale business, Strong America, provides more than 6,000 wholesale products and services to iFresh’s retail supermarkets and over 1,000 external customers throughout the United States. Such external customers include, but are not limited to, wholesale stores, retail supermarkets and restaurants. Strong America mainly provides grocery products and services to iFresh retail store and external supermarkets, supplies fresh perishable items to retail supermarkets. Strong America owns nine exclusive distributorship rights and iFresh’s six self-owned brands. Strong America acquired its self-owned brands from third parties and integrated them into its wholesale catalog. The six self-owned brands cover rice, noodles, seasonings (including Chinese spices), frozen vegetables, frozen seafood, and frozen dumplings, which are all popular daily staples for Chinese and other Asian consumers in the United States. Strong America imports over 2,000 items from all over Asia, with products from mainland China, Thailand and Taiwan making up 95% of its total imports. Strong America not only secures the supply of products for iFresh’s retail business, but also offer significant synergies in iFresh’s operations.

Produce and groceries are delivered to iFresh supermarkets in New York, Massachusetts and Florida on a daily basis from iFresh’s wholesale facilities, farm partners and external vendors as directed by iFresh’s in-house logistics system. iFresh has an 80,000 square foot warehouse in Long Island City, New York, which serves as its regional distribution center for imported and frozen products. For live seafood or produce, the in-house logistics team uses hibernation technology and the cold-chain network to best ensure freshness from farm to shelf.

With nine retail supermarkets in New York, Massachusetts and Florida, mainly in Chinatowns or city centers, and average store sizes over 10,000 square feet, iFresh has over 4.9 million annual sales transactions. At the same time, iFresh continues to reach out to the growing Asian American population living in suburban areas through its online shopping and delivery initiative. iFresh also has successfully exported live lobsters to China, which bears the potential to ignite the demand of a large market.

The graph below depicts iFresh’s business model and its vertically integrated structure:

Figure 2 Business Model of iFresh

SELF-OWN WHOLESALE
• 2 warehouse facilities
• Overall supply: 23%
• Exclusive distributor & own brand
FARM VENDORS
• Focus on most popular fruit & vegetables
• Long-standing relationship
• Good cooperation momentum
• Mutually beneficial
OTHERS
• Diversified base
• Quality oriented in sourcing
• Closely coordinated with internal inventory management
Daily Delivery
Daily Delivery
Daily Delivery
LOGISTICS & STORAGE
• Self-Established Cold-Chain
• Over 80,000 SF of Storage in NY
• Farm-to-Shelf Distribution
• Regional Distribution Centre
Daily Delivery
SUPERMARKET
• 8 stores in NY, MA, FL
• Avg. 10,000+ SF
• Annual Transactions: 6,940,000
Online Store
Physical Store
Export
Suburb
City Metros
China
Upstream
Downstream

iFresh’s Competitive Strengths

Well Recognized Brand in Niche Market

iFresh capitalizes on its established brand and reputation in the following respects:

i. Benefit from cost efficiency and economies of scale:

Unlike many of its direct competitors which are family-owned single stores, iFresh has nine retail supermarkets. With larger supplies and strong sales, iFresh is often approached by third party vendors and capable of getting competitive prices for a wide range of items. This corporate structure coupled with its wholesale facilities further enables iFresh to best deploy its experienced staff to coordinate stock and to make the most use of its infrastructure and distribution network.

ii. Strong negotiation power with vendors and competitors

iFresh is often approached by third party vendors and capable of getting competitive price due to its chain store structure and sustainably strong sales performance. iFresh’s two in-house wholesale facilities are influential in Chinese and Asian goods importing and wholesale industries. At least five of iFresh’s largest direct competitors are also its clients for imported goods, frozen seafood and other frozen products. Additionally, iFresh’s long-standing relationship with farms in New Jersey and Florida reduce its reliance on external vendors. We believe the iFresh brand, scale, in-house wholesale facilities and long-standing relationship with farm partners shaped its negotiation power with vendors and competitors.

iii. Developed Infrastructure

Unlike many of its competitors, iFresh has its own wholesale channel, Strong America, which has been in the business of importing and exporting Chinese and Asian specialty food and groceries for over 20 years. Apart from channel advantages, Strong America specializes in identifying products that are popular among Asian American consumers but rarely found in mainstream stores. Without multi-layer intermediates, iFresh retail supermarkets set such products at competitive prices, not only securing the supply of popular products, but boosting its operation profitability as well. Furthermore, for most commonly needed ingredients like rice, noodles, frozen Chinese and Asian convenience foods, imported snacks and Chinese and Asian seasonings and spices, Strong America established nine self-owned brands and obtained the exclusive distributorship for 10 famous Chinese brands, as listed in Table 3 and Table 2 below, respectively. In addition, iFresh has built and maintained relationships with retailers of various sizes. In other words, iFresh’s advantages in market familiarity, established infrastructure, scale, sourcing management capability and well-recognized brand reputation shape a high barrier protecting it from immediate impact of new entrants.

Track Record in Operation and Expansion

i. Record of acquisitions in different locations

Since 2009, iFresh successfully acquired four stores, one in New York, one in Florida, and two in Massachusetts. In July and October 2017, iFresh acquired Glen Cove, NYM CT and NYM N. Miami from Long Deng, the Company’s Chairman and Chief Executive Officer. We closed Glen Cove in 2019 and New York Mart Ave U in 2020 due to poor performance. iFresh targeted stores in desirable locations, especially under-performers that iFresh could acquire at an advantageous cost. iFresh then utilized its well-developed in-house distribution networks, corporate infrastructure and long-term relationship with farm partners and third-party vendors to boost performance. All three acquired stores realized enhanced and stabilized profit the first year after acquisition.

ii. Adoption of scalable small-box format

iFresh brands itself as a player in the specialty store sector and adopts the small-box format generally adopted in this sector. We believe the small-box format fits into iFresh’s business model and enables it to boost profitability from structural synergy and efficiency.

Compared with iFresh’s mainstream competitors whose average store size normally ranges from 40,000 – 60,000 square feet, the average store size of iFresh is approximately 19,000 square feet with average selling space of approximately 14,000 square feet. iFresh’s adoption of small-box model is rooted on its understanding that customers shop with iFresh mainly for unique produce, seafood and groceries that are difficult to find elsewhere. The small-box format forces iFresh to focus on products that cover the target customer’s unique needs. In addition, the small-box format ensures flexibility, makes it easier for iFresh to discontinue individual products and react quickly to market changes.

Strong Vendor Management

i. Capability to source globally

iFresh has global sourcing capability mainly through Strong America. In the aggregate, Strong America imports over 2,000 items from all over Asia. The top three importing countries are China, Thailand and Taiwan, making up 95% of total imports. As of September 30, 2020, Strong America supplies 14.8% of total goods, of which 10.9% are imported goods, sold in iFresh retail supermarkets at attractive prices.

Strong America is also the exclusive distributor of seven famous overseas brands, covering cooking wine, yellow wine, rice noodles, seasonings and spices and snacks. They are all famous daily food staple brands in China and are familiar to iFresh’s target customers. We believe that the exclusive distributorship strengthens iFresh brand and its negotiation power among current competitors, new market entrants and consumers. The table below lists the details of iFresh’s exclusive distributorship:

Table 2 Exclusive Distributorship

Company	Name	Trademark	Products	Exclusive Region
Strong America	ShuangDeng(1)		Cooking Wine	East America
Strong America	Gu Yue Long Shan(2)		Yellow Wine	North America
Strong America	Bai Lu(1)		Rice Noodles	East America, Central and South America
Strong America	You Joy(3)		Seasonings and spices	East Coast of the U.S., Midwestern U.S. and Central and South America
Strong America	Hao Ren Jia(4)		Seasonings and spices	U.S. East Coast

Company	Name	Trademark	Products	Exclusive Region
Strong America	Da Hong Pao(4)		Seasonings and spices	U.S. East Coast
Strong America	Bei Da Huang(5)		Beans	U.S. East Coast
Strong America	Sister Ma Kitchen(7)		Beans	U.S. East Coast
Strong America	BaiweiZhai(6)		Seasonings and spices	U.S. East Coast
iFresh Inc.	Yiling Pharmaceutical(8)		Dietary Supplement	U.S.

____________

(1)      Strong America has an exclusive distribution agreement with Fujian International Trade Development Company, Ltd., which granted Strong America exclusive distribution rights for the products only if the products are registered under the brands of “Shuang Deng” and “Bai Lu” for East America, for a period of five years from October 1, 2020 to September 30, 2025. The agreement can be renewed six months before expiration with the consent of both parties.

(2)      Strong America entered an exclusive distribution agreement with Zhejiang Gu Yue Long Shan Wine Co., Ltd. since January 1, 2015, which granted Strong America exclusive distribution rights for the products registered under the brand of “Gu Yue Long Shan” for North America. Under the consent of both parties, Strong America is currently the sole distributor of “Gu Yue Long Shan” within the North America Region.

(3)      Strong America has an exclusive distribution agreement with Sichuan Youjia Foodstuffs Co., Ltd., which granted Strong America exclusive distribution right for the products registered under the brand of “You Joy” for the East Coast of the U.S., Midwestern U.S. and Central and South America since January 1, 2015. The agreement can be renewed six months before expiration with consents of both parties. Strong America agreed to make annual purchases of over RMB 2,200,000 under this agreement.

(4)      Strong America has an exclusive distribution agreement with Sichuan Teway Food Group Co., Ltd., which granted Strong America exclusive distribution rights for the products registered under the brands of “Hao Ren Jia” and “Da Hong Pao” for the region of East Coast of America for a period of three years from June 1, 2020 to May 31, 2022. The agreement can be renewed six months before expiration with consents of both parties.

(5)      Strong America has extended the exclusive distribution agreement with Beidahuang (Dalian) Ouya International Trade Co., Ltd. (CHINA), which granted Strong America exclusive distribution rights for the products registered under the brands of “Bei Da Huang” for the East Coast of America for a period of three years from August 1, 2020 to August 1, 2023.

(6)      Strong America has an exclusive distribution agreement with Sichuan Zigong Baiweizhai Food Limited Liability Company (CHINA), which granted Strong America exclusive distribution rights for the products registered under the brands of “Baiweizhai” for the East Coast of America for six months from May 6, 2020 to December 31, 2020. The agreement will terminate on December 31, 2020 if not renewed or extended.

(7)      Strong America has an exclusive distribution agreement with Hebei Sister Ma Food Co., Ltd. (CHINA), which granted Strong America exclusive distribution rights for the products registered under the brands of “Sister Ma Kitchen” for the East Coast of America for two years from June 8, 2020 to June 7, 2022.

(8)      iFresh Inc. has an exclusive distribution agreement with Shijiazhuang Yiling Pharmaceutical Co., Ltd (CHINA), which granted iFresh Inc. exclusive distribution rights for the products registered under the brands of Lianhua Qingwen Plus Dietary Supplement Capsules and other products in the America area for 1 year from June 2020 to June 2021.

ii. Self-owned brands for target customers at competitive prices

Since 2011, Strong America, one of iFresh’s wholesale facilities, established ten brands, covering items such as rice, noodles, Chinese spices and seasonings, frozen vegetables, frozen seafood, and frozen dumplings. They are all popular sellers because they are staples for iFresh’s target customers. iFresh believes that these self-owned brands enable it to enjoy competitive sourcing price, protect it from source and sale interruption, and enhance its negotiating power with existing competitors and new entrants. Also, iFresh Inc. registered its own name as the brand of the supermarket chain stores. The table below provides details regarding iFresh’s self-owned brands.

Table 3 Self-owned brands

Company	Name	Trademark	Products	Registration Number	Date Registered
Strong America	Family elephant		Rice and rice products	4839414	10/27/2015
Strong America	Feiyan		Chinese noodles, Chinese rice noodles, noodles vermicelli	3945424	4/12/2011
Strong America	Green Acre		Dried beans, dried fruit and vegetables, frozen vegetables	4933029	4/5/2016
Strong America	Golden Smell		Processed vegetables and fruits; Noodles, seasoning, edible oil and flavoring combined in unitary packages; Beauty beverages, namely, fruit juices and energy drinks	5035326	12/31/2015
Strong America	Redolent		Rice porridge, namely, congee	N/A	Pending
iFresh Inc.	I FRESH		Supermarkets	88901375	5/5/2020

Proprietary and in-house Cold Chain System

Since Mr. Long Deng established Strong America in 1995, iFresh has strived to build a proprietary cold-chain logistics system which evolved with the expansion of iFresh. Based on years of experience, iFresh’s logistics team is now capable of delivering frozen goods to more than 20 states in the Eastern U.S. using its unique packing and temperature control technology.

Live Seafood — All live seafood is collected daily from wharfs or markets at midnight, and immediately distributed via in-house logistics to all retail supermarkets. For different species, iFresh maintains different water temperatures and oxygen density in its tanks and containers. Hibernation technology is widely used in the in-house cold-chain system for long distance distribution to best ensure freshness and quality. The hibernation technology even enables iFresh to deliver live lobsters to China with an over 95% survival rate.

Fruit & Vegetables — iFresh adopts different storage technologies based on characteristics of different fruits and vegetables, the knowledge only obtained from years of experience. All vegetables and fruits are delivered and sold on a daily basis, to lower worn rate, lower human cost and keep up the high quality.

Growth Strategy

Stores Site Selection — For new stores, iFresh has an established procedure to select new stores sites. First, iFresh contacts local real estate brokers and appraisers for demographic reports for a group of locations it is interested in. After reading the reports carefully, it narrows down the alternatives for further study. Next, it interviews with a diverse selection of influential local groups, including but not limited to, local Chinese associations, Chinese schools and local WeChat groups, to better understand local preference in food and grocery shopping. After further narrowing down the alternative sites, the iFresh team visits the target sites and conducts a field survey on the distribution, density and purchasing preferences of the local Chinese community. The team then runs systematic comparisons through acquiring cost and return analysis and investment feasibility evaluation on target alternatives, and reaches a conclusion on where to open the new store.

Figure 3 Procedure of Store Site Selection

Future Growth Prospects

iFresh plans to continue its vertically-integrated model and cultivate future growth by opening new stores, acquisition and developing online business. Geographically, iFresh plans to first expand along I-95 corridor based on its established logistics system and industry leadership, and then gradually go nationwide. For new stores, iFresh has already been approached by or has approached some targets for the purpose of possible acquisitions. Although it has no definitive agreements in place, iFresh has a detailed expansion plan in place. The current logistics network will also be coordinated to cover the new stores in the most efficient and economical way. In addition, iFresh stores in new locations will serve as distribution centers for its online shopping and delivery services to capture the growing Chinese population in large suburban areas.

Figure 4 Future Expansion Plan

MA
Shrimp, Fish
Fruits, Vegetables
NY
MA
MA
ET
MD
NJ
VA
NC
SC
GA
TX
FL
Lobster, Vegetables, Groceries
FL
IL
Total Chinese Population
200,000 +
100,000 to 200,000
50,000 to 100,000
< 50,000
FL
Make most efficient use of logistics

iFresh will continue targeting stores averaging over 10,000 square feet. Based on its experience, iFresh expects that the average investment per store will be $2.0 million to $3.0 million and that the conversion period will be about 2 years, which means it will take about 2 years on average for newly acquired stores to enter into normal sales scale and profitability. In the aggregate, iFresh will need approximately $10 million of capital in addition to its cash flow in place for the year ended March 31, 2021 to fully execute the physical acquisitions, online platform development and new-store openings in the future.

Stores and Operation

iFresh offers well-assorted, high-quality and globally-sourced food products in its stores, with a special focus on perishable categories and hard-to-find products important to its target customers.

Store Layout

We believe that iFresh’s cultural advantage is unique in comparison with its mainstream peers. iFresh’s ability to identify, source, merchandise and market differentiated Asian and Chinese products that sharply meet the need of its target customers are critical to its success. Its centralized merchandising team rigorously rotates, updates and re-evaluates its existing merchandise offerings and regularly tests new products in retailing stores to excite its customers and to better understand customer preference. iFresh maintains a consistent flow of new products in its stores and keeps its product assortment fresh and relevant.

iFresh plans to use consistent decoration across all stores to emphasis iFresh’s brand and evoke a feeling of trustworthiness and consistent high-quality. It puts special focus on seafood and produce because their price and quality are key determining factors of Chinese or Asian customers’ shopping experience. Perishables in aggregate make up approximately 60% of store selling space on average. To optimize usage of available space, iFresh places popular items such as bok choy, lychee, longyan in most noticeable areas, and prices them competitively to attract customer traffic. The idea is to adopt a standardized product display with flexible arrangements customized to the shopping habits of local consumers.

iFresh has a significant focus on perishable product categories which include vegetables, seafood, fruit, meat and prepared foods. In fiscal year ended March 31, 2020, the perishable categories contributed approximately 54.4% to iFresh’s total net sales, similar to 65.2% for the year ended March 31, 2019, in alignment with the space occupancy of perishables. The top three sales generators are vegetables, seafood and meat as shown in Table 4 below. iFresh’s focus on perishables came from its years of research and analysis of target customer’s shopping preferences. This also echoed well with conclusions given in Nielsen report that Asian and Chinese Americans prefer to buy fresh and shop for seafood and vegetables most often.

With respect to non-perishables, iFresh has over 6,600 grocery products on shelf ranging from cooking utensils, canned foods, Chinese and Asian seasonings and spices, to domestic and imported snacks. With a small-box format, iFresh is highly selective in its grocery offerings and is flexible enough to remove unprofitable or poor-selling items quickly. 95% of iFresh’s imported groceries are sourced from China, Thailand and Taiwan to meet the diverse demand of not only Chinese Americans but targeted customers originated from east and south-east Asia. In fiscal year ended March 31, 2020, the non-perishable grocery category contributed approximately 45.6% to iFresh’s total Net Sales and realized a markup of 38.8% on average for the year ended March 31, 2020.

The table below depicts the components of net sales and gross margin in detail as of March 31, 2020:

Table 4 Contribution of Categories

Category	Net Sales %	Mark-Up %
Vegetables	15.1%	46.6%
Seafood	16.9%	23.0%
Meat	11.6%	36.8%
Fruit	7.6%	32.6%
Hot Food	3.2%	33.9%
Perishable Total/Average	54.4%	33.0%
Grocery	45.6%	38.8%

Management and sale of Perishables

Vegetables — All iFresh stores receive deliveries of vegetables every day and are required to sell out all vegetables on daily basis. iFresh discounts its vegetables after 7:00 p.m., which significantly lowers the storage cost and worn-and-torn rate and improves profitability. In addition, to lower the worn-out rate of green-leaf vegetables due to customer rummage, iFresh usually packs and sells such vegetables in bags. iFresh also displays and sells different kinds of vegetables according to their characteristics. For example, Chinese yams need to be displayed on wood shreds to keep them fresh, while winter melons are typically sold in pieces due to their large size.

Seafood — As an established procedure, in-house merchants of iFresh collect live seafood from wharfs and markets at midnight on a daily basis. The purchases are immediately distributed to all retailing stores via iFresh’s in-house cold chain systems in which hibernation technology keeps seafood alive and ensures their freshness and high-quality. iFresh discounts remaining stock after 7pm, to make space for new deliveries, reduce storage costs and maintain its standard for freshness and quality.

Meat — Since iFresh can sell more body parts of an animal than a mainstream grocery store, the sales it generates from a whole pig, chicken or cattle are much higher than that of mainstream groceries, which leads to higher margin in meat and meat products sales.

Fruit — Almost all of the iFresh’s unique fruit species are seasonal offerings and the quality and price are decisive to customer traffic during high season. Financially, the unique fruit species are sold at higher unit prices and generally offer higher profit margins. iFresh benefits from its long-standing relationship with farm vendors to stay competitive in high seasons and enjoy better sourcing price and higher profit margin from fruit sales.

Hot Food — Hot food options vary among iFresh’s different store locations. iFresh provides prepared Chinese cuisines which require specific cooking utensils and are thus not easily made at home by customers, such as Char Siu, qingtuan, roasted duck, roasted goose, as well as an assortment of dim sums. In addition, iFresh adjusts its hot food offerings periodically based on the responses from customers. As a commitment to freshness and quality, all prepared food in iFresh are made and sold on a daily basis. Leftovers are sold at a discount after 7:00 p.m.

Pricing Strategy

In general, iFresh’s pricing strategy is to provide premium products at reasonable prices. iFresh believes pricing should be based on the quality of products and the shopping experience rather than promotional pricing to drive sales. Its goal is to deliver a sense of value to and foster a relationship of trust with its target and loyal customers.

iFresh adopts different pricing strategies for different food categories. For best sellers such as seafood and core produce such as swimming shrimp and bok choy, iFresh prices competitively and aims to attract consumer traffic. For groceries and dry foods which are usually imported and have a long shelf life, iFresh prices at a premium (average markup of 36.0%). Due to changes in market conditions and seasonal supply, iFresh’s pricing for seafood and produce are more volatile when compared with other categories. Despite the effects of seasonality, iFresh is able to maintain competitive pricing even in high seasons thanks to its long-standing relationship with its farm partners.

Marketing and advertising

iFresh believes its unique offerings, competitive price of popular produce, and word-of–mouth are major drivers of store sales. Apart from word-of-mouth, iFresh advertises using in-store tastings, in-store weekly promotion signage, cooking demonstrations and product sampling. iFresh also promotes its stores on its official website, uses an electronic newsletter, and/or inserts sales flyers in local Chinese newspapers or magazines on a monthly or weekly basis. iFresh’s online business is marketed mainly on its official website and on WeChat, the most widely-used mobile social app among Chinese immigrant. As of the fiscal years ended March 31, 2020 and 2019, iFresh recognized $431,355 and $410,671 for marketing and advertising expenses, respectively. Overall, iFresh utilized a mixed marketing and advertising methods to enhance iFresh brand and sales, to regularly communicate with its target customers and to strengthen its ability to market new and differentiated products.

Store Staffing and Operations

iFresh adopts a systematic approach to support operations and the sustainable development of stores. The comprehensive support includes, but is not limited to, employee training and scheduling, store design, layout, product sourcing and inventory management systems, especially focusing on perishables. The support enables iFresh to lower worn-and-tear rate, to enhance operating margins and profit and to help build iFresh’s image of a Chinese supermarket chain committed to freshness and high-quality.

Each iFresh retail supermarket is operated with high autonomy. A store manager oversees the general operation and an assistant manager is also appointed to assist the supervision. To ensure expertise in management and high quality of offerings, department managers are also appointed by category at each store. The department managers in each store generally include a vegetable manager, a fruit manager, a seafood manager, a meat manager, a grocery manager and a hot food manager. Since a department manager shoulders the detailed management for the specific category he or she is in charge of, he or she is commonly experienced in this category or has been with iFresh for years and exhibited superior performance. As a group, the store manager and store department managers help to ensure the quality of iFresh’s offerings.

Competition

Food retail is a large and highly competitive industry, but we believe that the market participants in the Chinese supermarket industry, a niche market are highly fragmented and immature. Currently, iFresh faces competition from smaller or dispersed competitors focusing on the niche market of Chinese and other Asian consumers. However, with the rapid growth of the Chinese and other Asian population and their consumption power, other competitors may also begin operating in this niche market in the future. Those competitors include: (i) national conventional supermarkets, (ii) regional supermarkets, (iii) national superstores, (iv) alternative food retailers, (v) local foods stores, (vi) small specialty stores, and (vii) farmers’ markets.

The national and regional supermarket chains are experienced in operating multiple store locations, expansion management and have greater marketing or financial resources than iFresh does. Even though currently they offer only a limited selection of Chinese and Asian specialty foods, they may be able to devote greater resources to sourcing, promoting and selling their products if they choose to do so. The local food stores and markets are small in size with a deep understanding of local preferences. Their lack of scale results in high risk and limited growth potential.

Liquor Business

In April 2020, we acquired 100% of the equity interests in each of Hubei Rongentang Wine Co., Ltd. (“Wine Co.”) and Hubei Rongentang Herbal Wine Co., Ltd. (“Herbal Wine Co.”). Wine Co. is engaged in the business of manufacturing and sales of rice liquor products and Herbal Wine Co. is engaged in the business of manufacturing and sales of herbal rice liquor products. These liquor products are called “baiju” in Chinese made from rice, which are popular in China and among oversea Chinese populations.

Wine Co. has an automatic filling production line with an annual production capacity of 5,000 tons of liquor products at a 1,000 square-meter facility. Herbal Wine Co. has an automatic filling production line with an annual production capacity of 6,000 tons of herbal liquor products.

The companies have three major product lines, branded as “Shi”, “Jian” and “Guo”.

Market

The spirits market in China is flourishing and highly competitive. Spirits in China is dominated by baijiu. Niulanshan Er Guo Tou, as a representative of lower mid-range local spirits, led overall spirits in total volume terms in 2018, followed by Jing Jiu and Classic Blue Haizhilan. Baijiu’s popularity in the country of 1.4 billion people makes it the world’s most consumed spirit — 10.8 billion liters were sold in 2017, according to an analysis by the International Wines and Spirits Record (IWSR).

According to Baijiu Market in China 2017-2021 published by Technavio, one of the positive trends of the baijiu market in China is the increasing export of baijiu to the US and European countries. The increasing demand for baijiu in the US has led to the opening of cafes offering only baijiu drinks in the US. In 2016, the export of baijiu from China increased by about 90% as compared to 2015, which is likely to increase during the forecast period.

Distribution

We market our rice liquor products through online platforms, such as Chaohaigou, Jiayoubei and Taobao, sales agents and our distribution network to local stores. We market and sell our herbal liquor products by collaborating with hospitals and pharmacies. We also sell our herbal liquor products directly to end customers. We plan to begin exporting our liquor products to the United States by the end of 2020.

Face Mask Business

Xiamen DL Medical Technology Co, Ltd is our newly acquired subsidiary that produces face masks in China founded in March 2020. Its core business includes engineering and technical research and experimental development in and production of medical protective masks, non-medical daily protective masks, cotton spinning processing. We have built our production lines from scratch, with an estimated aggregate annual output of 5 million masks. We have one medical mask production line, which we expect, once operational, can handle a daily capacity of up to 30,000 masks, and two non-medical mask production lines, with an output capacity of up to 400,000 masks per day. We expect to launch the medical mask production from these production lines in the fourth quarter of 2020.

Xiamen DL is expected to provide medical masks to the extent that the demand for personal protective equipment remains strong. The mask has already been FDA registered and in the process of applying for NIOSH and FDA 510K certification. The company is applying for China’s certificate and licenses in the medical device and technology area. Once the further licenses are approved, the company is expected to receive more orders from institution, hospitals and governments and will also increase its exports to US, Japan and Europe.

Brand Names and Models

1.     FDA Registered Disposable Face Mask

2.     FDA Registered KN95

Market and Industry Analysis

The increasing incidence of coronavirus across the world has had a huge impact on market growth. The global medical mask market size was USD 2.15 billion in 2019 and is projected to reach USD 4.11 billion by 2027, exhibiting a CAGR of 8.5% during the forecast period. Due to the COVID-19 pandemic, the health departments of several countries have issued guideline to increase awareness and promote usage of the protective masks.

Competition

The global market is highly fragmented as many emerging market players focusing to meet the supply-demand balance of the industry. Some top players such as 3M, Kimberly Clark and Honeywell lead the market. However, the emergence of the COVID-19 pandemic has led to robust demand in the medical mask market.

Business of Jiuxiang Blue Sky Technology (Beijing) Co., Ltd.

Jiuxiang is a technology company that engages in supply chain financial services, integrated payment systems, and prepaid card marketing systems. These services satisfy customer demands for green products and services and improve environmental performance. Jiuxiang has developed an advanced supply chain platform targeting B2B2C(business to business to Consumer)areas, including signature products of jiayoubei online shopping malls, single-purpose prepaid card payment systems, and supply chain systems. These products adopt an integrated operating model and centralized IT-infrastructure to help clients capitalize on new digital capabilities, including enhanced connectivity, online-to-offline shopping experience, digital payment systems, and customized SME system platforms.

Due to Jiuxiang’s technological expertise and comprehensive supply chain financial service offerings and capabilities, iFresh will be able to expand to a broader customer base that the Company had previously limited access to, unlocking a key market for our online grocery business. We are confident that the deployment of Jiuxiang’s integrating supply chain platform will help us operate more efficiently, while simultaneously gaining an edge on the competition. iFresh’s products and service lines have many similarities to the clients Jiuxiang serve in China that have been benefited from Jiuxiang’s advanced well-connected mobile marketing platform. Our combined extensive knowledge of the retail grocer market and our integrated online technology operating system is expected to benefit our customers, in turn supporting the continued future growth of iFresh.

Trademarks and Other Intellectual Property

iFresh owns four Trademarks: (i) Family Elephant; (ii) Green Acre; (iii) Golden Smell; and (iv) Redolent. iFresh’s trademarks cover rice and rice products and seasonings and spices, as well as assortment of noodles, frozen vegetables, frozen dumplings and frozen seafood. Trademarks are generally renewed for a 10-year period. We consider iFresh’s trademarks to be valuable assets that diversify customer’s value alternatives, a useful strategy to enhance profit margins and an important way to establish and protect iFresh brand in a competitive environment.

iFresh plans to acquire more brands or even develop NYM-branded products in the near future. iFresh will evaluate the acquisition opportunities on a case by case basis, considering the timing, impact to current products and the product quality.

The Fresh Market, Inc., the owner of the federally registered THE FRESH MARKET trademark, has informed the Company that The Fresh Market considers the Company’s use of the words “iFresh Market” on some of its storefronts as well as the domain name “www.ifreshmarket.com” to infringe on The Fresh Market’s trademark. The Company is considering its response to The Fresh Market’s communication.

Insurance

iFresh uses insurance to provide coverage for potential liability for worker’s compensation, automobile and general liability, product liability, director and officers’ liability, employee health care benefits and other casualty and property risks. Changes in legal trends and interpretations, variability in inflation rates, changes in the nature and method of claims settlement, benefit level changes due to changes in applicable laws, insolvency or insurance carriers, and changes in discount rates could all affect ultimate settlements of claims. iFresh evaluates its insurance requirements on an ongoing basis to ensure it maintains adequate levels of coverage.

Properties

iFresh’s headquarters has been located in Long Island City since 1999. The head office is leased at current market rate from a real estate company in which our Director and Chief Executive Officer, Long Deng, has a significant equity interest. The headquarter and the attached warehouse spaces are located in a desirable area in New York City’s up and coming Hunters Point neighborhood. We believe that the space can be easily rented to or sold to any third party if not used by us. All of our retail supermarkets lease operating space from various third parties with which we maintain long-term leases averaging approximately 7.6 years. Three of the ten current leases have remaining periods of at least 10 years; and the three current leases come with a renewal option ranging from 10 to 20 years. Strong America rents 60,000 square feet of storage from a real estate company in which Long Deng, our Director and Chief Executive Officer, has a significant equity and control.

The list below details the information related to iFresh’s leases:

Table 5 iFresh’s leases

Store Name	Location	Gross Sq. Ft.	Lease Start	Lease End	Remaining Years	Renewal Options
New York Mart 8 Ave, Inc.	6023 8th Ave, Brooklyn, NY 11120	15,000	11/1/2011	10/31/2036	16.1	N/A
New York Mart Roosevelt Inc.	142-41 Roosevelt Ave, Flushing, NY 11354	18,000	6/8/2010	6/7/2040	19.7	10 years
New York Mart East Broadway Inc.	75 East Broadway, New York, NY 10002	7,500	12/28/2001	10/31/2024	4.1	5 years
New York Mart Mott St. Inc.	128 Mott Street, New York, NY 10013	12,000	11/1/2010	10/31/2025	5.1	10 years
New York Mart Ave U 2nd Inc.	17-21 Ave U, Brooklyn, NY 11229	14,000	5/31/2011	8/31/2028	7.9	N/A
Ming’s Supermarket Inc.	1102 Washington Street, Boston, MA 02118	23,356	1/1/2007	12/1/2026	6.2	10 years
Ming’s Supermarket Inc.	140-148 East Berkeley St Boston, MA 02118	34,400	1/1/2000	5/31/2030	9.10	10 years
Zen Mkt Quincy, Inc.	733 Hancock St. Quincy, MA 02170	10,000	3/1/2003	6/30/2023	3.5	10 years
New York Mart Sunrise Inc.	10101 Sunset Strop Sunrise, FL 33322	15,033	12/1/2010	11/30/2030	10.2	N/A
iFresh E. Colonial, Inc.	2415 E Colonial Drive, Orlando, FL 32803	20,370	7/5/2017	1/1/2024	3.3	N/A
Strong America Limited	2-39 54th Ave, Long Island City, NY 11101	59,000	5/1/2016	4/30/2026	5.6	N/A
Strong America Limited	2-39 54th Ave, Long Island City, NY 11101	10,886	3/1/2017	02/28/2027	7.2	Auto renewal each year (unless 60 day notice)
New York Mart Group Inc.	55-01 2nd Street, Long Island City, NY 11101	20,000	3/1/2011	12/31/2020	0.4	N/A
New York Mart N. Miami Inc	551 NE 167th St N. Miami Beach Florida	25,088	5/27/2015	4/30/2029	9.8	5 years
Xiamen DL Medical Technology LTD	No.18 HongXi Road South, Room 501, HuoJu(Xiang’an) District, Xiamen, Fujian, 361009	24,757	03/29/2020	03/28/2021	1	N/A

Employees

As of September 30, 2020, we had approximately 227 employees, 140 of whom are full-time employees and the remaining 87 of whom work part-time. We have 72 employees who have worked with us for 5 years or more. Our employees are not unionized nor, to our knowledge, are there any plans for them to unionize. We have never experienced a strike or significant work stoppage. iFresh regards its employee relations to be good.

Seasonality

As with other participants in the food retail industry, iFresh’s sales are affected by seasonality. First, weekly sales fluctuate throughout the year, with weekends generating more sales over weekdays. Weekends enable customers living further from iFresh’s stores to shop in iFresh’s stores.

iFresh historically has higher sales in its third fiscal quarter when customers make holiday purchases. In contrast to conventional supermarkets, iFresh’s are not only affected by U.S. holidays, but by traditional Chinese holidays as well, such as the Spring Festival (in January or February), the Dragon Boat Festival (in June), and the Mid-Autumn Festival (in September or October). Each of the Chinese festivals features a specific traditional food which will be very popular just prior to or at the holiday season. Therefore, iFresh observes not only a general sales increase but also a sharp sales increase for that traditional Chinese food related to the festival.

We believe that iFresh’s target customers also believe that food in season is the best. Therefore, popular species of vegetables, fruit and seafood change with season. For example, iFresh target customers will look for longyan and lychee in summer but not in winter even if they are on shelf; similarly, customers look for Chinese dates and sugar cane in winter but never in summer. The seasonality in both customer demand and supply has a direct impact on iFresh’s merchandising, pricing, sales and profitability.

Regulation

iFresh operates in multiple states and is subject to federal, state and local laws and regulations in states it operates. Particularly, the jurisdictions in which it operates regulate the licensing of supermarkets, the sale of alcoholic beverages and the sale of lotteries. iFresh must comply with provisions regulating health and sanitation standards, food labeling, licensing for alcoholic beverages and lottery sales. The manufacturing, processing, formulating, packaging, labeling and advertising of product are subject to regulation by various federal agencies including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture, the Consumer Product Safety Commission and the Environmental Protection Agency. iFresh stores are subject to regular but unscheduled inspections. iFresh stores are also subject to laws governing its relationship with employees including minimum wage requirement, overtime, working conditions, immigration, disabled access and work permit requirements. Certain of iFresh’s parking lots and warehouses and its prepared food sections either have temporary certificates of occupancy or are awaiting certificates of occupancy. In addition, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. iFresh believes that it is in material compliance with laws and regulations in each jurisdiction. iFresh’s compliance with these regulations may require additional capital expenditures and could materially adversely affect its ability to conduct business as planned.

KeyBank National Association — Senior Secured Credit Facilities

On December 23, 2016, NYM, as borrower, entered into the Credit Agreement with KeyBank. The Credit Agreement provides for (1) a revolving credit of $5,000,000 for making advance and issuance of letter of credit, (2) $15,000,000 of effective date term loan and (3) $5,000,000 of delayed draw term loan. The interest rate is equal to (1) the Lender’s “prime rate” plus 0.95%, or (b) the Adjusted LIBOR rate plus 1.95%. Both the termination date of the revolving credit and the maturity date of the term loans are December 23, 2021. The Company will pay a commitment fee equal to 0.25% of the undrawn amount of the Revolving Credit Facility and 0.25% of the unused Delayed Draw Term Loan Facility. $4,950,000 of the revolving credit was used as of December 31, 2018.

$15,000,000 of the term loan was fully funded by the lender in January 2017. The Company is required to make fifty-nine consecutive monthly payments of principal and interest in the amount of $142,842 starting from February 1, 2017 and a final payment of the then entire unpaid principal balance of the term loan, plus accrued interest on the maturity date.

A Delayed Draw Term Loan was available and would be advanced on the Delayed Draw Funding date (as defined in the Credit Agreement), which is no later than December 23, 2021. A withdrawal of $5 million under the Delayed Draw Term Loan was made as of March 31, 2019.

The senior secured credit facility is secured by all assets of the Company and is jointly guaranteed by the Company and its subsidiaries and contains financial and restrictive covenants. The financial covenants require NYM to deliver audited consolidated financial statements within one hundred twenty days after the fiscal year end and to maintain a fixed charge coverage ratio not less than 1.1 to 1.0 and senior funded debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio less than 3.0 to 1.0 at the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2017. Except as stated below, the senior secured credit facility is subject to customary events of default. It will be an event of default if Mr. Long Deng resigns, is terminated, or is no longer actively involved in the management of NYM and a replacement reasonably satisfactory to the Lender is not made within sixty (60) days after such event takes place. The Company violated the loan covenant when Mr. Long Deng, CEO and major shareholder of the Company sold an aggregate of 8,294,989 restricted shares to HK Xu Ding Co., Limited on January 23, 2019, representing 51% of the total issued and outstanding shares of the Company as of December 31, 2018. The Company failed to obtain a written consent for the occurrence of the change of ownership. As a result, effective as of March 1, 2019, interest was accrued on all loans at the default rate and the monthly principal and interest payment due under the effective date term loan will be $155,872 instead of $142,842.

On May 20, 2019, iFresh, NYM (or the “Borrower”), certain subsidiaries of NYM, Mr. Long Deng and KeyBank entered into the the First Forbearance Agreement with respect to that certain Credit Agreement, dated as of December 23, 2016, as amended, pursuant to which KeyBank made available to NYM a revolving credit facility, a term loan facility, and other credit accommodations (the “Loan Agreements”). The Lender has agreed to delay the exercise of its rights and remedies under the Loan Agreements based on the existence of certain events of default until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the 90th day from the date of the First Forbearance Agreement (the “First Forbearance Period”); and (b) a Forbearance Event of Default. A copy of the First Forbearance Agreement is included as Exhibit 10.4 to this registration statement and incorporated by reference herein.

The Borrower did not meet its obligations under the Loan Agreements by the end of the First Forbearance Period. On October 17, 2019 (the “Effective Date”), the Company, NYM, certain subsidiaries of NYM, Go Fresh 365, Inc. (“Go Fresh”), Mr. Long Deng and Keybank entered into the second forbearance agreement (the “Second Forbearance Agreement”). Pursuant to certain Guaranty Agreement dated as of December 26, 2016, as amended by several joinder agreements and the Second Forbearance Agreement, the Company, certain subsidiaries of NYM, Go Fresh and Mr. Long Deng (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) have agreed to guarantee the payment and performance of the obligations of the Borrower under the Credit Agreement (“Obligations”). Terms used but not otherwise defined herein have the meanings ascribed to them in the Second Forbearance Agreement.

From January 2020 to September 2020, non-payment of amount due by the Company was $1,866,292. Also, the Company has failed certain loan covenants. On August 6, 2020, the Company received third forbearance agreement from Key Bank. If agreement cannot be reached, KeyBank is fully prepared to pursue legal remedies. As of the date hereof, the Forbearance Agreement is still under negotiation.

The Borrower is not current in its payments to Keybank. As of September 30, 2020 we owe $21,266,149 to Keybank.

Our principal liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Our ability to fund these needs will depend on its future performance, which will be subject in part to general economic, competitive and other factors beyond its control. In addition, if Keybank accelerates the loan, we may be forced to declare bankruptcy. These conditions raise substantial doubt as to our ability to remain a going concern.

Legal Proceedings

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, contractual disputes, premises claims and employment, environmental, health, safety and intellectual property matters. Although we cannot predict certainty the ultimate resolution of any lawsuits, investigations and claims asserted against it, we do not believe any currently pending legal proceedings to which it is a party will have a material adverse effect on its business, prospects, financial condition, cash flows or results of operations other than the following:

Leo J. Motsis, as Trustee of the 140-148 East Berkeley Realty Trust v. Ming’s Supermarket, Inc.

This case relates to a dispute between Ming’s Supermarket, Inc. (“Ming”), the subsidiary of the Company and the landlord of the building located at 140-148 East Berkeley Street, Boston, MA (the “Property”), under a long-term operating lease (“Lease”). Since February 2015, Ming was unable to use the premise of the property due to a structure damage assessed by the Inspectional Services Department of the City of Boston (“ISD”), and stopped paying the rent since April 2015 after the landlord refused to perform structural repairs. The landlord then sued Ming for breach of the Lease and unpaid rent, and Ming counterclaimed for constructive eviction and for damages resulting from the landlord’s breach of its duty to perform structural repairs under the Lease.

The case was tried before a jury in August 2017. The jury awarded Ming judgment against the landlord in the amount of $795,000, plus continuing damages of $2,250 per month until the structural repairs are completed. The court found that the landlord’s actions violated the Massachusetts unfair and deceptive acts and practices statute and therefore doubled the amount of damages to $1,590,000 and further ruled that Ming should also recover costs and attorneys’ fees of approximately $250,000. The result is a judgment in favor of Ming and against the landlord that will total approximately $1.85 million. The judgment requires the landlord to repair the premises and obtain an occupancy permit. The landlord is responsible to Ming for damages in the amount of $2,250 per month until an occupancy permit is issued. The judgment also accrues interest at the rate of 12% per year until paid.

The landlord filed an appeal, the appeal hearing was held in July 12, 2019 and judge concluded that the landlord should be required both to perform the relevant obligations of the lease in the future and to pay damages caused by his previous failure to do so and for any period of delay in completing specific performance. On November 5, 2019, the Appeal Count issued a full decision affirming the judgment was entered and transmitted a rescript of the affirmance of the judgment to the superior count.

The final judgment was entered after rescript on May 7, 2020. On June 29, 2020, the landlord executed the final judgment and finally made the payment of $2,536,142 to Ming.

Hartford Fire Insurance Company v. New York Mart Group, Inc.

On November 28, 2018, a lawsuit was filed against New York Mart Group, Inc. by Hartford Fire Insurance Company (“Hartford”), who seeks contractual indemnification from the Company and other defendants relating to certain bonds issued by Hartford in connection with the unsuccessful appeal of state court litigation by iFresh’s codefendant. Hartford alleges that iFresh guaranteed performance of the bonds and therefore seeks to enforce the indemnification terms thereof against iFresh in addition to the other defendants. On June 14, 2019, Hartford filed a motion for summary judgment against iFresh, arguing that Hartford is entitled to judgment as a matter of law. On July 29, 2019, the Court granted judgment against iFresh in a consented amount of $458,497.81for its alleged loss under the bonds for the amount of $424,772, in addition to attorney’s fee, costs, and interest.. The Court is still having a hearing on Hartford’s entitlement to attorneys’ fees/costs. The Company has accrued $500,000 for the potential loss and expense associated with this case.

Winking Group LLC v. New York Supermarket E. Broadway Inc

A subsidiary of the Company, New York Supermarket E. Broadway Inc., entered into a lease with Winking Group LLC for the Company’s store located at 75 East Broadway, NY, 10002. The landlord sued the Company for failing to pay rent and additional fee of $450,867. The Company negotiated an agreement with the landlord to settle the case. On November 21, 2019, the Company consented to a final judgment of possession in favor of Winking Group LLC in the amount of $400,000, with $50,867 being waived by the landlord. $400,000 has been paid in full as of December 31, 2019.

Earl M. Wheby, Jr. v. iFresh Inc.

On August 7, 2019, the Company received a complaint from a shareholder for the inspection of the Company’s books and records and to request expedited proceedings. On October 7, 2019, the Company filed an answer in response to the shareholder’s complaint, pursuant to which, among other things, the Company has agreed to produce some documents responsive to the shareholder’s demand. No hearing has been scheduled for this matter. On November 15, 2019, the Court approved plaintiff’s voluntarily withdrawal of the lawsuit.

JD Produce Maspeth LLC v. iFresh, Inc. alt.

On September 16, 2019, the JD Produce Maspeth sought $178,953 in unpaid goods purchased by the Company. The legal process was just initiated and interrupted by the outbreak of COVID-19. The Company has recorded the purchase and payable on the financial statements.

Don Rick Associates LLC. v. New York Mart Roosevelt Inc.

One of the subsidiaries of the Company, New York Mart Roosevelt Inc, has failed to timely make certain payments of rent. The landlord has sued the Company for non-payment. On May 31, 2019, a motion for summary Judgement was filed for unpaid rent in the amount of $102,792 and $14,984 for attorney fees. These amounts have been fully accrued as of June 30, 2020.

ICR, LLC v. iFresh, Inc.

On February 15, 2018, ICR filed a complaint seeking remedies for breach of contract. A pretrial settlement conference was held on Thursday, November 19, 2020. As of the date of this prospectus, not trial date has been set.

iFresh, Inc. v. Xiaotai International Investment Inc. et al.

On October 29, 2020, the Company filed a lawsuit against Xiaotai International Investment Inc., Baofeng Pan, Suchun Wu, Zhihao Fu, Qiqi He, Xin Cheng, Haotian Wu, Chu Liu, and Xiaoxia Wang (“Defendants”), in which the Company seeks damages from the Defendants relating to that certain share exchange agreement, dated June 7, 2019 (the “Share Exchange Agreement”), entered into by and among the Company, Xiaotai International Investment Inc. and other parties thereto. The Company alleges that the Defendants breached representations and warranties in the Share Exchange Agreement and seeks the damages in the amount of approximately $25.0 million for all out-of-pocket costs and expenses borne by the Company and consequential damages as a result of the breach. The lawsuit is pending in Supreme Court of the State of New York County of Queens.

SEC Subpoena

On March 6, 2020, the Company announced that it has received a subpoena from the Securities and Exchange Commission (“SEC”) requesting certain information. The subpoena sought various documents and information regarding, among other things, the Company’s financial institution accounts, accounting practices, auditing practices, internal controls, payroll, and auditors. Although the Company is not currently the subject of any enforcement proceedings, the investigation could lead to enforcement proceedings if it is contends that the Company has not complied with securities laws. Friedman LLP, the Company’s former auditor, has also received a subpoena from the SEC relating to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of common stock, as of December 21, 2020, by each of Company’s directors and executive officers; all executive officers and directors as a group, and each person known to Company to own beneficially more than 5% of our common stock. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The information below is based upon the Schedule 13D’s, Form 3’s and Form 4’s filed by certain of the parties below. Except as otherwise noted, the persons identified have sole voting and investment powers with respect to their shares. As of December 21, 2020, there were 30,230,383  shares of our common stock outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Long Deng	1,432,650		5.69%
Amy Xue	—		—
Mark Fang	6,000		*
Jay Walder	—		—
Harvey Leibowitz	—		—
Ping Zhou	—		—
All directors and executive officers as a group (six individuals)	1,438,650		5.71%

Five Percent Holders:
HK Xu Ding Co. Limited	8,294,989	(3)	32.92%
Kairui Tong(4)	2,311,423		9.17%
Hao Huang(5)	1,540,949		6.12%

____________

*        Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o iFresh Inc. at 2-39 54th Avenue Long Island City, NY 11101.

(2)      Mr. Long Deng currently has control over the Company’s management and policies.

(3)      Pursuant to a Schedule 13D filed by the beneficial owner dated February 21, 2019. Pursuant to such schedule, the address of the beneficial owner is C/O Junfeng Liu, Unit 5, 27/f., Richmond Comm. Bldg., 109 Argyle Street, Mongkok, Kowloon, Hong Kong and Junfeng Liu is the authorized signatory for the beneficial owner.

(4)      The address for the reporting person is No.32 North Guihua Rd Xianan District Xianning City Hubei,PR of China.

(5)      The address for the reporting person is No.53 Dangui Xiangti 10th Street, Biguiyuan Xianan District Xianning City Hubei, PR of China

DESCRIPTIONS OF COMMON STOCK

General

The following description of common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock that we may offer under this prospectus, but it is not complete. For the complete terms of our common stock, please refer to our articles of incorporation, as may be amended from time to time, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock that we may offer, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock we offer under that prospectus supplement may differ from the terms we describe below.

As of December 21, 2020, our authorized capital stock consists of 1,000,000 shares of preferred stock, $0.0001 par value per share, of which 1,000 shares of Series A Preferred Stock is issued and outstanding and 1,000 shares of Series B Convertible Preferred Stock is issued and outstanding; and 100,000,000 shares of common stock, $0.0001 par value per share, of which 30,230,383shares are issued and outstanding.

The authorized and unissued shares of our common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of The NASDAQ Capital Market, or any stock exchange on which our securities may be listed at such time. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our common stock.

Preferred Stock

On December 11, 2019, we entered into an agreement with Long Deng, our Chief Executive Officer, pursuant to which we issued 1,000 shares of its preferred stock to Mr. Deng in exchange for the cancellation of $3,500,000 of liabilities. The shares of preferred stock are only convertible into shares of common stock if the conversion is approved by iFresh’s stockholders. If the conversion is approved, the preferred stock will result in the issuance of 9,210,526 shares of common stock. Long Deng is the Chief Executive Officer and a director of iFresh.

On March 26, 2020, we entered into an agreement (the “Acquisition Agreement”) with Kairui Tong and Hao Huang (collectively, the “Sellers”) and Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd., pursuant to which the Sellers sold their 100% interest in Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd. (collectively, the “Target Companies”) to us in exchange for 3,852,372 shares of the Company’s common stock and 1,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”). Upon approval of the Company’s shareholders, the 1,000 shares of Series B Preferred Stock will be converted into 3,834,796 shares of our common stock.

Both the Series A Convertible Preferred Stock and the Series B Convertible Stock have a liquidation preference but no voting rights. Each series is convertible automatically up on stockholder approval of the conversion, but is not otherwise convertible.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by shareholders and do not have cumulative voting rights. The holders of our common stock are entitled to receive dividends, if and when declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of iFresh, iFresh’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. iFresh’s common stockholders have no preemptive or other subscription rights.

Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Our common stock is listed on The NASDAQ Capital Market under the symbol “IFMK.” The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Delaware Law Affecting Business Combinations.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

MANAGEMENT

Set forth below is certain biographical information about each director and officer of the Company as of December 21, 2020, as well as, in the case of our directors, information concerning the qualifications and experiences that led the board of directors to conclude that such individuals should serve as directors.

iFresh’s directors and executive officers are as follows:

Name	Age	Position
Long Deng	52	Chief Executive Officer, Chief Operating Officer and Chairman of the Board
Yanhong (Amy) Xue	48	Chief Financial Officer
Harvey Leibowitz	86	Director
Mark Fang	52	Director
Jay Walder	59	Director
Ping Zhou	44	Director

Long Deng became our Chief Executive Officer, Chief Operating Officer and a director in February 2017 in connection with the closing of the Transactions. Mr. Deng is the founder of NYM and has served as Chief Executive Officer, Chief Operating Officer and Director of NYM for over 20 years since he started the business in 1995. From 1995 to the present, Mr. Deng has been the sole director of NYM, responsible for the strategy, operation, and financial planning of NYM. Under his leadership, NYM has developed into a well-recognized Chinese supermarket chain in north eastern U.S. Mr. Deng is the husband of Mrs. Lilly Deng. Apart from his business activities, Mr. Deng serves as the president of United States Chinese Chamber of Commerce and Co-Chair of New York State Republican Party’s Finance Committee.

We believe Mr. Deng, Long’s qualification to sit on our Board of Directors includes his extensive knowledge of NYM and the Chinese supermarket industry, his years of management and leadership experience in NYM and his connections in Chinese American business society.

Ping Zhou became our director in August 2020. Ping has served as Chairman of HK Xu Ding Co. Limited since February 2020. From March 2009 through December 2013, Ping was a Manager at Hongkong Xiangtian International Investment Group Co., Ltd. From January 2005 through December 2008, Ping served as Treasurer at Chengdu Branch of Hongkong Xiangtian International Investment Group Co., Ltd. Ping studied accounting at Southwestern University of Finance and Economics in China.

We believe Ms. Zhou’s qualifications to sit on our Board of Directors include her extensive experience in accounting and financial reporting.

Yanhong (Amy) Xue, has served as Chief Financial Officer of the Company since March 2020. She served as the Chief Financial Officer of XT Energy Group, Inc. (OTCQB: XTEG) from July 2018 to March 2020. She has also been serving as a Partner at Wall Street CPA Services, LLC, a middle market accounting and advisory firm, since October 2010. While at Wall Street CPA Services, LLC, she served as Chief Financial Officer of General Agriculture Corp. (OTCBB: GELT), an agriculture company, from December 2010 to April 2017, and Chief Financial Officer of China For-Gen Corp., a biotechnology company, and Vice President in Finance of Huifeng Bio-Pharmaceutical Technology (OTCBB: HFGB), a pharmaceutical company. Prior to that, she was a senior manager in the SEC Audit Services department of Acquaella, Chiarelli, Shuster, Berkower & Co., LLP, a certified public accounting & advisory firm, from September 2007 to October 2010. Ms. Xue received a bachelor’s degree in history from Peking University and a master’s degree in accounting from State University of New York at Binghamton. She is a Certified Public Accountant in the State of New York and a member of American Institute of Certified Public Accountants.

Mark Fang became our director in May 2017. Mr. Fang is a New York attorney and the present Director of the Department of Consumer Protection in Westchester County. He previously served as the executive director of the Westchester County Human Rights Commission. Mr. Fang is also a former New York State Assistant Attorney General, Assistant District Attorney in Westchester County, and Counsel to the Consumer Affairs Committee of the New York City Council. Mr. Fang is a commissioned officer in the United States Army Reserves holding the rank of Lieutenant Colonel and a veteran of the nation’s war on terrorism.

We believe Mr. Fang’s qualifications to sit on our Board of Directors include his expertise and experience in law, regulatory and compliance systems, and issues in a full spectrum of organizations from industry to government to the military will greatly enhance the Board’s operations and oversight and benefit our company as we expand our grocery operations and create long-term value for our shareholders.

Jay Walder became our director in March 2018. He has been the Managing Member of Walder Worldwide LLC since June 2010. From December 2008 to December 2010, Mr. Walder was a Real-Estate salesperson at Nest Seekers International. From 1988 to 2008 he worked at Standard & Poor’s, most recently as a Sales Executive. Prior to that, he worked at ADP, Edward Blank Associates and Telspan. Mr. Walder graduated with a degree in Political Science from the State University of New York at Stony Brook.

We believe Mr. Walder’s qualifications to sit on our Board of Directors include his experience with and connections in the New York business community.

Harvey Leibowitz became our director in April 2018. Mr. Leibowitz has been a director of Yangtze Port and Logistics Limited (YRIV) since December 2015. From 1994 to 1999, he was an internal auditor at Sterling National Bank in the Commercial Finance Department. From 1980 to 1994, Mr. Leibowitz worked for a number of companies in connection with their commercial secured loan financing activities, such as International Paper Company, Century Factors, Inc., and Foothill — Financial Advisors, Inc. From 1963 to 1979, Mr. Leibowitz worked in various capacities for Sterling National Bank, most recently as a Senior Vice President. From 1955 to 1962, Mr. Leibowitz worked at a number of accounting firms and, among other things, worked on audits for clients of the accounting firm. Mr. Leibowitz graduated from the City University of New York Baruch College in 1955 with a bachelor’s degree in Accounting.

We believe Mr. Leibowitz’s qualifications to sit on our Board of Directors include his extensive experience in accounting, auditing and internal controls.

Mr. Fang, Mr. Walder and Mr. Leibowitz are independent directors. The Company has determined that Mr. Leibowitz is an “independent director” and an “audit committee financial expert” as defined and determined in accordance with the Marketplace Rules of The NASDAQ Stock Market, Inc. and the Securities Exchange Act of 1934, as amended. Mr. Leibowitz serves as Chairman of Audit Committee.

Board Leadership Structure and Role in Risk Oversight

One person currently holds the positions of principal executive officer and chairman of the Board of Company. The Board does not have a policy on whether the roles of the Chief Executive Officer and Chairman should be separate. Instead, the Company’s By-Laws provide that the directors may designate a Chairman of the Board from among any of the directors. Accordingly, the Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in the same person or in two different individuals depending on what it believes is in the best interest of the Company. The Board has determined that the consolidation of these roles is appropriate because it allows Mr. Deng to bring a wider perspective to the deliberations of the Board on matters of corporate strategy and policy. The Board believes that there is no single Board leadership structure that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address the Company’s and the Board’s then current circumstances as and when appropriate.

The Company’s management is responsible for identifying, assessing and managing the material risks facing the business. The Board and, in particular, the Audit Committee are responsible for overseeing the Company’s processes for assessing and managing risk. Each of the Chief Executive Officer and Chief Financial Officer, with input as appropriate from other appropriate management members, report and provide relevant information directly to either the Board and/or the Audit Committee on various types of identified material financial, reputational, legal, operational, environmental and business risks to which the Company is or may be subject, as well as mitigation strategies for certain salient risks. In accordance with NASDAQ Capital Market requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor. The Audit Committee reports its risk assessment function to the Board. The roles of the Board and the Audit Committee in the risk oversight process have not affected the Board leadership structure. Although the board has not formally designated a lead independent director, Mr. Fang, the chairman of the audit committee, has led the executive session of the independent directors.

The Board of Directors held 16 meetings during the fiscal year ended March 31, 2020, and acted by written consent 16 times.

It is the policy of the Board of Directors that all directors should attend the annual meeting of stockholders in person or by teleconference.

Audit Committee

Effective August 12, 2015, we established an audit committee of the board of directors, which currently consists of Harvey Leibowitz, Mark Fang and Jay Walder, each of whom is an independent director under the NASDAQ’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommend to the board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under NASDAQ listing standards. NASDAQ listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Harvey Leibowitz qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Effective August 12, 2015, we have established a Nominating and Corporate Governance Committee of the board of directors, which currently consists of Mark Fang, Jay Walder and Harvey Leibowitz, each of whom is an independent director under NASDAQ’s listing standards. Mr. Fang serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others. Guidelines for Selecting Director Nominees.

The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee Charter, generally provide that the persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

Compensation Committee

Effective as of August 12, 2015, we established a Compensation Committee of the board of directors, which consists of Jay Walder, Mark Fang and Harvey Leibowitz, each of whom is an independent director under NASDAQ’s listing standards. Mr. Walder serves as Chairman of the Compensation Committee. The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated below, no compensation of any kind, including finders, consulting, or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. We believe that, during the fiscal year ended March 31, 2020, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Code of Ethics

On August 12, 2015, our board of directors adopted a code of ethics that applies to our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that governs aspects of our business. We will provide a copy of our code of ethics to any person, upon request, without charge. Requests should be sent in writing to iFresh, Inc., 2-39 54th Avenue Long Island City, NY.

EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation accrued for our named executive officers in each of fiscal 2020 and 2019.

Name and Principal Position	Fiscal Year Ended March 31,	Salary ($)	Bonus ($)	Stock and Option Awards ($)		All Other Compensation ($)	Total ($)
Long Deng	2019	691,400	—	—		—	691,400
(Director, Chief Executive Officer and Chief Operating Officer)	2020	763,800	—	—		—	763,800

Lilly Deng(5)	2019	130,000	—	—		—	130,000
(Vice President of Legal and Finance)	2020	144,000	—	—		—	144,000

Amy Xue(1)	2020	0	—	—		—	0
(Chief Financial Officer)

Long Yi(2)	2019	0	—	30,000	(3)	—	$30,000
(Chief Financial Officer)	2020	0	—	35,600	(4)	—	$35,600

____________

(1)      Ms. Xue was appointed as Chief Financial Officer on March 10, 2020.

(2)      Mr. Yi resigned from iFresh on January 9, 2020

(3)      30,000 shares of common stock were issued having a value of $30,000 based on the closing price of $1 per share on February 18, 2019.

(4)      20,000 shares of common stock were issued having a value of $35,600 based on the closing price of $1.78 per share on October 4, 2019.

(5)      Mrs. Lilly Deng resigned as a Vice President of Legal and Finance and a director of iFresh effective on August 7, 2020.

Grants of Plan Based Awards

None of iFresh’s named executive officers participate in or have account balances in any plan based award programs except that Adam (Xin) He, our former Chief Financial Officer, was granted 300,000 shares of the Company’s common stock under the Company’s equity incentive plan.

Employment Agreements

None of iFresh’s named executive officers have employment agreements with iFresh.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

None of iFresh’s named executive officers has ever held options to purchase interests in it or other awards with values based on the value of its interests.

Pension Benefits

None of iFresh’s named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by it.

Nonqualified Deferred Compensation

None of iFresh’s named executive officers participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by it.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

None of iFresh’s named executive officers has ever held options to purchase interests in it or other awards with values based on the value of its interests.

Pension Benefits

None of iFresh’s named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by it.

Nonqualified Deferred Compensation

None of iFresh’s named executive officers participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by it.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Fees, Advertising Fees and Sale of Non-Perishable and Perishable Products to Related Parties

The following is a detailed breakdown of significant management fees, advertising fees and sale of products for the three months and six months ended September 30, 2020 and 2019 and the years ended March 31, 2020 and 2019 to related parties which are directly or indirectly owned by Mr. Long Deng, the majority shareholder of iFresh, and not eliminated in the consolidated financial statements.

For the Six Months Ended September 30, 2020
(Unaudited)

Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
Tampa Seafood	$2,000	$—	$105
NY Mart MD Inc.	28,750	1,700	333,884
NYM Elmhurst Inc.	6000	—	208,515
Spring Farm Inc.	2,750	—	733
	$39,500	$1,700	$543,237

For the Six Months Ended September 30, 2019
(Unaudited)

Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
Dragon Seeds Inc.	$2,800	$—	$—
NY Mart MD Inc.	44,300	6,320	640,914
NYM Elmhurst Inc.	47,158	3,290	485,698
Spring Farm Inc.	5,300	—	58,134
Pine Court Chinese Bistro	—	—	46,043
	$99,558	$9,610	$1,230,789

For the Three Months Ended September 30, 2020
(Unaudited)

Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
Tampa Seafood	$—	$—	$105
NY Mart MD Inc.	12,000	1,700	166,881
NYM Elmhurst Inc.	—	—	110,197
Spring Farm Inc.	—	—	440
	$12,000	$1,700	$277,623

For the Three months ended September 30, 2019
(Unaudited)

Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
Dragon Seeds Inc.	1,150	—	—
NY Mart MD Inc.	15,000	2,640	185,537
NYM Elmhurst Inc.	22,546	1,080	206,694
Spring Farm Inc.	2,000	—	58,134
Pine Court Chinese Bistro	—	—	37,317
	$40,696	$3,720	$487,682
	Year ended March 31, 2020
Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
Tampa Seafood	$2,000	$—	$—
Dragon Seeds	3,650	—	—
NY Mart MD Inc.	22,550	11,520	1,004,275
NYM Elmhurst Inc.	90,698	4,752	828,932
Spring Farm Inc.	6,050	—	58,134
New Ming	—	8,320	—
Pine Court Chinese Bistro	—	—	58,408
Others	80,000	250	—
	$204,948	$24,842	$1,949,749
	Year ended March 31, 2019
Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
New York Mart, Inc.	$11,651	$880	$2,248,885
Pacific Supermarkets Inc.	77,998	14,040	1,327,401
NY Mart MD Inc.	86,529	10,920	193,741
El Monte	4,410	—	315,641
iFresh Harwin Inc.	2,862	2,600	9,677
Spring Farm Inc.	5,052	1,600	2,005
New York El Monte Inc.	4,944	—	—
Tampa Seafood	3,610	—	—
Pine Court Chinese Bistro	—	—	52,996
	$197,056	$30,040	$4,150,346

Long-Term Operating Lease Agreement with a Related Party

The Company leases warehouse and stores from related parties that is owned by Mr. Long Deng, the CEO of the Company, and will expire on April 30, 2026. Rent incurred to the related party was $886,543 and $1,208,000 for the fiscal years ended March 31, 2020 and 2019, respectively, and $488,446 and $403,661 for the six months ended on September 30, 2020 and 2019, respectively.

Conversion of Debt

On December 11, 2019, the Company entered into an agreement (the “Conversion Agreement”) with Mr. Deng, the CEO of the Company, pursuant to which the Mr. Deng agreed to convert $3,500,000 of debt owed to him by the Company into 1,000 preferred shares of the Company’s common stock. Upon receiving stockholder approval for the conversion, the 1,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) will automatically convert into 9,210,526 shares of the Company’s common stock. On January 9, 2020, the Company and Mr. Deng amended the Conversion Agreement to extend the date on which it could be completed to January 15, 2020. On January 13, 2020, the Company filed a Certificate of Designation creating the class of Preferred Stock required by the Conversion Agreement, and $3,500,000 of liabilities owed to Mr. Deng were converted into 1,000 shares of Preferred Stock. The Preferred Stock has no voting rights, and will convert automatically into 9,210,526 shares of the Company’s common stock once the conversion is approved by the Company’s stockholders. In the event of the liquidation of the Company, the Preferred Stock has a preference equal to $3,500,000 over the Company’s common stock.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, dated             , 2020, we have engaged Maxim Group LLC (the “Placement Agent”) to act as our exclusive placement agent in connection with this offering, on a reasonable best efforts basis, of our securities pursuant to this prospectus. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent, and prospective investors. The engagement agreement does not give rise to any commitment by the Placement Agent to purchase any of our common stock, and the Placement Agent will have no authority to bind us by virtue of the engagement agreement. Further, the Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with the offering.

We will enter into a securities purchase agreement directly with certain investors in connection with this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the shares of our common stock being offered pursuant to this prospectus on or about             , 2020.

Fees and Expenses

The following table show the total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

	Per Share and Common Warrant	Per Pre-Funded Warrant and Warrant
Placement Agent Fees
Total

We have agreed to pay to the Placement Agent a cash fee equal to 6.5% of the aggregate gross proceeds raised in this offering.

We estimate the total expenses payable by us for this offering to be approximately $            , which amount includes (i) a Placement Agent’s fee of $            , assuming the purchase of all of the securities we are offering; (ii) the corporate finance fee of $             (equal to 1.0% of the aggregate gross proceeds raised in this offering); and (iii) a $10,000 non-accountable expense allowance payable to the Placement Agent; (iv) reimbursement of the accountable expenses of the Placement Agent equal to $50,000, including the legal fees of the Placement Agent being paid by us (none of which has been paid in advance

Right of First Refusal

We have also granted the Placement Agent, subject to certain exceptions, a right of first refusal for a period of twelve months following the commencement of sales of this offering to act as lead managing underwriter and lead left book runner or minimally as a co-lead manager and co-lead left book runner and/or co-lead left placement agent with at least 75.0% of the economics for any and all future equity, equity-linked or debt (excluding commercial bank debt) offerings by us or any of our successors or subsidiaries.

Tail Financing Payments

We have also agreed to pay the Placement Agent, subject to certain exceptions, a tail fee equal to the cash compensation in this offering, if any investor, who was contacted or introduced to us by the Placement Agent during the term of its engagement, provides us with capital in any public or private equity, equity-linked or debt offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the Placement Agent.

Lock-Up Agreements

Our officers, directors and each of their respective affiliates and associated persons have agreed with the representative to be subject to a lock-up period of 90 days after the date of the placement agency agreement. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the placement agency agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, subject to certain customary exceptions.

NASDAQ Capital Market Listing

Our stock is currently traded on the NASDAQ Capital Market under the symbol “IFMK”. On December 18, 2020, the last reported sale price of our common stock was $0.90 per share. We do not plan to list the common warrants or pre-funded warrants on The NASDAQ Capital Market or any other securities exchange or trading market.

Indemnification

We have agreed to indemnify the Placement Agent and specified other persons against some civil liabilities, including liabilities under the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to contribute to payments that the Placement Agent may be required to make in respect of such liabilities.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

From time to time, the Placement Agent may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, except as disclosed in this prospectus, and except for the Placement Agent’s service as our sales agent under our at-the-market offering program, we have no present arrangements with the Placement Agent for any services.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of New York and of Delaware with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP. Ellenoff Grossman & Schole LLP, New York, New York is acting as counsel to the Placement Agent in this offering.

EXPERTS

The consolidated financial statements as of March 31, 2020 and 2019 and for each of the years then ended contained in this Prospectus have been audited by Friedman LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

On September 30, 2020, the Company dismissed its principal independent accountant, Friedman LLP (“Friedman”) from its engagement with the Company, which dismissal was effective immediately. The decision to dismiss Friedman as the Company’s principal independent accountant was approved by the Audit Committee of the Board of Directors of the Company on September 30, 2020.

The audit report of Friedman on the financial statements of the Company as of and for the years March 31, 2019 and 2020 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit reports on the financial statements of the Company for the two years contained an uncertainty about the Company’s ability to continue as a going concern.

There were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, from the time of Friedman’s engagement up to the date of dismissal which disagreements that, if not resolved to Friedman’s satisfaction, would have caused Friedman to make reference in connection with its opinion to the subject matter of the disagreement. None of “reportable events”, as that term is described in Item 304(a)(1)(v)(A)-(D)of Regulation S-K occurred within the two fiscal years of the Company ended March 31, 2019 and 2020 and subsequently up to the date of dismissal.

On September 30, 2020, the Company engaged Wei, Wei & Co., LLP (“Wei”) to serve as its principal independent accountant. The decision to engage Wei as the Company’s principal independent accountant was approved by the Audit Committee of the Board of Directors of the Company on September 30, 2020. During the two years period ended March 31, 2019 and 2020 and in the subsequent interim period prior to September 30, 2020, the Company did not consult with Wei regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and no written or oral advice was provided by Wei that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” within the meaning set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.bioaobo.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov.

IFRESH INC.

iFRESH INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	March 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,759,008	$751,942
Accounts receivable, net	3,446,777	3,405,341
Advances to vendor	2,204,908	—
Inventories, net	12,172,874	6,185,102
Prepaid expenses and other current assets	4,469,881	3,691,990
Tax receivable	1,233,116	—
Total current assets	31,286,564	14,034,375

Advances and receivables – related parties	6,569,159	5,060,370
Property and equipment, net	23,903,898	19,769,152
Intangible assets, net	5,112,990	900,005
Security deposits	1,261,352	1,264,353
Right of use assets-lease	58,853,946	57,587,790
Deferred income taxes	—	643,116
Goodwill	4,450,484	—
Total assets	$131,438,393	$99,259,161

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$8,488,207	$10,674,455
Deferred revenue	7,843,732	1,311,228
Lines of credit, current-in default	20,232,547	20,141,297
Notes payable, current	65,936	77,903
Finance lease obligations, current	131,422	137,243
Accrued expenses	1,865,514	1,307,069
Operating lease liabilities, current	7,558,410	5,438,356
Other payables, current	3,800,652	3,584,756
Total current liabilities	49,986,420	42,672,307

Notes payable, non-current	19,870	46,706
Finance lease obligations, non-current	213,973	277,350
PPP Loans from government	1,768,212	—
Other payables, non-current	83,102	83,102
Deferred tax liability	1,083,739	—
Long term operating lease liabilities	59,727,918	58,729,843
Total liabilities	112,883,234	101,809,308

Commitments and contingencies

Shareholders’ equity (deficit)
Series A preferred shares, $.0001 par value, 1,000,000 shares authorized; 1,000 shares issued and outstanding, liquidation preference of $3,500,000	3,500,000	3,500,000
Series B preferred shares, $.0001 par value, 1,000 shares authorized and issued outstanding as of September 30,2020	4,908,539	—
Series C preferred shares, $.0001 par value, 1,000 shares authorized and issued outstanding as of September 30,2020	1,763,439	—

Common stock, $0.0001 par value; 100,000,000 shares authorized,30,230,383 and 18,658,547 shares issued and outstanding as of September, 2020 and March 31, 2020, respectively	3,023	1,866
Additional paid-in capital	31,386,155	18,202,323
Accumulated (deficit)	(23,851,950)	(24,254,336)
Accumulated other comprehensive Income	255,799	—
Total shareholders’ equity (deficit) attributable to iFresh	17,965,005	(2,550,147)
Noncontrolling interest	590,154	—
Total shareholders’ equity (deficit)	18,555,159	(2,550,147)
Total liabilities and shareholders’ equity (deficit)	$131,438,393	$99,259,161

See accompanying notes to the unaudited condensed consolidated financial statements

iFRESH INC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$23,943,874	$21,373,820	$45,212,175	$44,458,495
Net sales-related parties	277,623	487,682	543,237	1,230,789
Total net sales	24,221,497	21,861,502	45,755,412	45,689,284
Cost of sales	(17,773,769)	(15,140,772)	(31,596,232)	(31,656,870)
Cost of sales-related parties	(225,171)	(398,118)	(419,791)	(980,688)
Retail occupancy costs	(1,427,054)	(1,576,290)	(2,900,228)	(3,506,909)
Gross profit	4,795,503	4,746,322	10,839,161	9,544,817

Selling, general and administrative expenses	8,194,094	5,851,779	12,608,256	14,427,673
(Loss) from operations	(3,398,591)	(1,105,457)	(1,769,095)	(4,882,856)
Interest (expense), net	(461,435)	(349,475)	(822,661)	(959,220)
Other income	77,330	729,639	2,406,530	1,650,720
Net (loss) before income taxes	(3,782,696)	(725,293)	(185,226)	(4,191,356)
Income tax (benefit) provision	(589,750)	161,430	(589,750)	63,493
Net (loss) income	$(3,192,946)	$(886,723)	$404,524	$(4,254,849)
Less: net income attributable to non-controlling interest	8,056	—	2,138	—
Net (loss) attributable to Common shareholders	(3,201,002)	(886,723)	402,386	(4,254,849)

Other Comprehensive income (loss)
Foreign currency translation adjustment	241,979	—	263,960	—
Comprehensive (loss) income	(2,950,967)	(886,723)	668,484	(4,254,849)
Less: comprehensive income attributable to non-controlling interests	15,796	—	10,299	—
Comprehensive (loss) income attributable to iFresh	(2,966,763)	(886,723)	658,185	(4,254,849)

Net (loss) per share:
Basic	$(0.12)	$(0.05)	$(0.01)	$(0.24)
Diluted	$(0.12)	$(0.05)	$(0.01)	$(0.24)

Weighted average shares outstanding:
Basic	27,518,670	18,351,498	27,518,091	17,868,254
Diluted	27,518,670	18,351,498	27,518,091	17,868,254

See accompanying notes to the unaudited condensed consolidated financial statements

iFRESH INC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated (Deficit)	Accumulated Other Comprehensive Income	Shareholders’ Equity (deficit)	Noncontrolling interest	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances at March 31, 2019	—	$—	16,737,685	$1,674	$14,933,829	$(15,967,482)	$—	$(1,031,979)	$—	$(1,031,979)

Capital contribution	—	—	—	—	1,119,421	—	—	1,119,421	—	1,119,421
Net (loss)	—	—	—	—		(3,368,126)	—	(3,368,126)	—	(3,368,126)
Common stock issued in connection of warrants exercise	—	—	1,170,000	117	1,450,683	—	—	1,450,800	—	1,450,800
Stock issued for service	—	—	443,813	44	470,398	—	—	470,442	—	470,442
Balances at June 30, 2019	—	—	18,351,498	1,835	$17,974,330	$(19,335,608)	$—	$(1,359,442)	$—	$(1,359,442)

Capital contribution	—	—	—	—	646,111	—	—	646,111	—	646,111
Net (loss)	—	—	—	—	—	(886,723)	—	(886,723)	—	(886,723)
Stock issued for service	—	—	—	—	—	—	—	—	—	—
Balances at September 30, 2019	—	$—	18,351,498	1,835	$18,620,441	$(20,222,331)	$—	$(1,600,054)	$—	$(1,600,054)

Balances at March 31, 2020	1,000	$3,500,000	18,658,547	$1,866	$18,202,323	$(24,254,336)	$—	$(2,550,147)	$—	$(2,550,147)

Stock issued for business acquisition	1,000	4,908,539	4,752,372	475	6,053,761	—	—	10,962,775	—	10,962,775
Stock issued for stock purchase agreement	—	—	1,783,167	178	2,499,822	—	—	2,500,000	—	2,500,000
Acquisition of Noncontrolling interest	—	—	—	—	—	—	—	—	579,855	579,855
Net income	—	—				3,603,388		3,603,388	(5,918)	3,597,470
Foreign currency translation adjustment	—	—	—	—	—	—	21,560	21,560	421	21,981
Balances at June 30, 2020	2,000	$8,408,539	25,194,086	2,519	26,755,906	$(20,650,948)	21,560	14,537,576	574,358	$15,111,934

Stock issued for business acquisition	1,000	1,763,439	5,036,298	504	4,630,249			6,394,192		6,394,192
Net (loss)						(3,201,002)		(3,201,002)	8,056	(3,192,946)
Foreign currency translation adjustment							234,239	234,239	7,740	241,979
Balances at September 30, 2020	3,000	$10,171,978	30,230,384	$3,023	$31,386,155	$(23,851,950)	$255,799	$17,965,005	$590,154	$18,555,159

See accompanying notes to the unaudited condensed consolidated financial statements

iFRESH INC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$404,524	$(4,254,849)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,265,178	1,093,572
Amortization expense	424,601	249,166
Share based compensation	—	1,921,081
Lease amortization	4,086,453	3,994,896
Bad debt expense	101,708	233,448
Deferred income taxes	643,116	63,493
Changes in operating assets and liabilities:	—	—
Accounts receivable	163,691	504,562
Inventories	(3,152,075)	1,170,917
Advance to vendor	1,401,813	—
Prepaid expenses and other current assets	272,124	(115,506)
Tax receivable	(1,233,116)	—
Security deposits	3,000	(16,230)
Accounts payable	(2,230,174)	(2,824,630)
Deferred revenue	(618,841)	472,418
Accrued expenses	387,286	(177,103)
Taxes payable	(251,180)	—
Operating lease liabilities	(2,234,477)	(3,961,654)
Other liability	(399,094)	411,652
Cash advances to related parties	(1,508,790)	912,891
Net cash (used in) operating activities	(2,474,253)	(321,876)

Cash flows from investing activities
Acquisition of property and equipment	(853,354)	(582,612)
Cash paid for acquisition of DL	(600,000)	—
Cash received from acquisitions	6,770,154	—
Net cash provided by (used in) investing activities	5,316,800	(582,612)

Cash flows from financing activities
Cash received from government loans	1,768,212	—
Repayment of Borrowings against lines of credit	—	(922,730)
Repayments on notes payable	(38,802)	(58,843)
Payments on finance lease obligations	(69,198)	(73,112)
Cash received from issuance of stock	2,500,000	1,765,693
Net cash provided by financing activities	4,160,212	711,008

Net increase (decrease) in cash and cash equivalents	7,002,759	(193,480)

Effect of exchange rate change on Cash	4,307	—

Net increase (decrease) in cash and cash equivalents	7,007,066	(193,480)
Cash and cash equivalents at beginning of the period	751,942	1,048,090
Cash and cash equivalents at the end of the period	$7,759,008	$854,610

Supplemental disclosure of cash flow information
Cash paid for interest	$45,700	$959,220
Cash paid for income taxes	$28,820	$—

Supplemental disclosure of non-cash investing and financing activities
Right of use assets recognized for operating lease liabilities	$1,098,746	$—
Common stock issued for business acquisition	$10,684,989	$—
Preferred stock issued for business acquisition	$6,671,978	$—

See accompanying notes to the unaudited condensed consolidated financial statements

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Organization and General

iFresh (herein referred to collectively with its subsidiaries as the “Company”) is an Asian/Chinese supermarket chain with multiple retail locations and its own distribution operations, currently all located along the East Coast of the United States. The Company offers seafood, vegetables, meat, fruit, frozen goods, groceries, and bakery products through its retail stores.

On June 7, 2019, the Company entered into a certain Share Exchange Agreement (“Exchange Agreement”) with Xiaotai International Investment Inc. (“Xiaotai”), a Cayman Island Company, and certain shareholders of Xiaotai (collectively with Xiaotai, “Seller”), pursuant to which, among other things and subject to the terms and conditions contained therein, the Company was to acquire all of the outstanding issued shares and other equity interests in Xiaotai from certain shareholders of Xiaotai (such transactions, collectively, the “Acquisition”). This Exchange Agreement was terminated and the proposed acquisition was cancelled in November 2019 after Zhejiang Xiao’s business activities were found in violation of China’s laws and regulations.

In April 2020, the Company acquired Hubei Rongentang Wine Co., Ltd and Hubei Rongentang Herbal Wine Co., Ltd., (“RET”) and Xiamen DL Medical Technology Co, Ltd., (“DL Medical”) which are incorporated and located in China to expand its business. RET is engaged in the business of manufacturing and selling rice liquor products and herbal rice wine products. DL Medical’s core business includes engineering and technical research and experimental development in and production of medical protective masks, non-medical daily protective masks, and cotton spinning processing.

In August 2020.The company acquired 100% equity interest of Jiuxiang Blue Sky Technology (Beijing) Co., Ltd. (“Jiuxiang”) incorporated and located in China to enhance its online grocery business. Jiuxiang develops supply chain financial services, integrated payment systems, and prepaid card marketing systems.

(Refer to Note 5 for the detail of these acquisitions).

2. Liquidity and Going Concern

As reflected in the Company’s consolidated financial statements, the Company had negative working capital of $18.8 million and $28.6 million as of September 30, 2020 and March 31, 2020, respectively. The Company had equity of $18.6 million and deficit of $2.6 million as of September 30, 2020 and March 31, 2020, respectively. For the six months ended September 30, 2020 and the year ended March 31, 2020, the Company had operating income of $0.4 million and operating losses of $8.3 million respectively. The Company did not meet certain financial covenants required in its credit agreement with KeyBank National Association (“KeyBank”). As of September 30, 2020, the Company has outstanding loan facilities of approximately $20.5 million due to KeyBank. Failure to maintain these loan facilities will have a significant impact on the Company’s operations.

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future and its operating and capital expenditure commitments. iFresh had funded working capital and other capital requirements in the past primarily by equity contribution from shareholders, cash flow from operations, and bank loans. As of September 30, 2020, the Company also has $6.6 million of advances and receivable from the related parties we intend to collect. In April and May 2020, the Company received a Paycheck Protection Program loan (“PPP loan”) of approximately $1.77 million. During the quarter ended September 30, 2020, the Company had a net operating loss of $3.8 million mainly due to the acquisition of Jiuxiang which had a net operating loss of $2.2 Million.

The Company was in default under the Credit Agreement as of September 30, 2020 and March 31, 2020. Specifically, the financial covenants of the Credit Agreement require the Company to maintain a senior funded debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio for the trailing 12 months period of less than 3.00 to 1.00 at the last day of each fiscal quarter. As of September 30, 2020 and March 31, 2020, this ratio was greater than 3.00 to 1.00, and the Company was therefore not in compliance with the financial covenants of the

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Liquidity and Going Concern (cont.)

KeyBank loan. In addition, the Company violated the loan covenant when Mr. Long Deng, CEO and shareholder of the Company sold an aggregate of 8,294,989 restricted shares to HK Xu Ding Co., Limited, representing 51% of the total issued and outstanding shares of the Company as of December 31, 2018. The Company failed to obtain a written consent for the occurrence of the change of ownership. KeyBank notified the Company in February that it has not waived the default and reserves all of its rights, power, privileges, and remedies under the Credit Agreement. effective as of March 1, 2019, interest was accrued on all loans at the default rate.

On May 20, 2019 (the “Effective Date”), the Company entered into a forbearance agreement (the “Forbearance Agreement”) with KeyBank, pursuant to which KeyBank has agreed to delay the exercise of its rights and remedies under the Loan agreement based on the existence of the event of share transfer defaults for six months. The Forbearance Agreement contained customary forbearance covenants and other forbearance covenants and defined certain events of defaults.

From January to September 2020, non-payment of the amount due by the Company was $1,866,292. Also, the Company is not in compliance with certain loan covenants. On August 6, 2020 the Company received 3rd forbearance agreement from KeyBank, which includes the following terms:

•        All delinquent regular interest paid at or before settlement.

•        August and September required payments will be regular interest amounts

•        Default interest will be deferred until September 25, 2020

•        Store valuations will be ordered by the lender.

•        Continue to provide weekly cash flow reports

•        Provide quarterly financial statements of NYM Holding and subsidiaries (“NYM”), iFresh and newly acquired businesses.

•        Monthly financial projections

•        Cost/work detail on the completion of the CT store

•        Pledge of the equity and guarantee of newly acquired businesses.

•        File a UCC-1 financing statement for iFresh Inc.

If agreement cannot be reached, KeyBank is fully prepared to pursue legal remedies. As of the date of this filing, the Forbearance Agreement is still under negotiation.

The Company was impacted by the COVID-19 outbreak as it operates in areas under stay-at-home orders since mid-March 2020. The Company had to operate under reduced hours including temporary closure of the stores located in Brooklyn, Manhattan and in Flushing, New York, where there are with high populations and a high risk of infection during the end of March and April peak periods. Sales decreased by $0.8 million due to the lockdown for the six months ended September 30, 2020.

The Company’s principal liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. The Company’s ability to fund these needs will depend on its future performance, which will be subject in part to general economic, competitive and other factors beyond its control. These conditions raise substantial doubt as to the Company’s ability to remain a going concern.

The management has been putting effort in reaching out to external investors and are now in the process of contacting several potential investors. The store operation has grown very mature over the last twenty years. With the fast development of the online shopping and fresh delivery sectors, the management has input in related industries and seeking opportunities to further strengthen its own supply chain and customers’ service quality in the company’s online shopping platform- onlineiFresh. The management is also filing an S-1 to help raise capital for the Company.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for a completed financial statement. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended September 30, 2020 and 2019 are not necessarily indicative of the results that may be expected for the full year. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed with the SEC on August 13, 2020.

The Company has four reportable and operating segments. The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM bears ultimate responsibility for, and is actively engaged in, the allocation of resources and the evaluation of the Company’s operating and financial results based on the financial information for these operating segments.

4. Summary of Significant Accounting Policies

Significant Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s critical accounting estimates include, but are not limited to: allowance for estimated uncollectible receivables, inventory valuations, lease assumptions, impairment of long-lived assets, impairment of intangible assets, and income taxes. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable consist primarily of uncollected amounts from customer purchases (primarily from the Company’s two distribution operations), credit card receivables, and food stamp vouchers, and are presented net of an allowance for estimated uncollectible amounts.

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the account receivable is written off against the allowance.

Inventories

Inventories in our supermarket consist of merchandise purchased for resale, which are stated at the lower of cost or net realizable value. The cost method is used for wholesale and retail perishable inventories by assigning costs to each of these items based on a first-in, first-out (FIFO) basis (net of vendor discounts). Inventories in our hot food, liquor and mask businesses consist of raw materials, work in progress and finished products. Cost includes the cost of raw materials, freight in, direct labor and related production overhead. The cost of these inventories is calculated using the weighted average method.

Any excess of the cost over the net realizable value of each item of inventory is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated at the selling price in the normal course of business less any costs to complete and sell products. Allowances for obsolescence are also assessed based on expiration dates, as applicable, taking into consideration historical and expected future product sales.

Leases

On April 1, 2019 the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2016-02. For all leases that were entered into prior to the effective date of ASC 842,

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies (cont.)

we elected to apply the package of practical expedients. Based on this guidance we did not reassess the following: (1) whether any expired or existing contracts are or contain leases; (2) the lease classification for any expired or existing leases; and (3) initial direct costs for any existing leases. The adoption of Topic 842 resulted in the recognition of $65.6 million of operating lease assets and $72.3 operating lease liabilities on the consolidated balance sheet as of April 1, 2019 (See Note 13 for additional information).

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on the Company’s consolidated balance sheets. Finance leases are included in property and equipment, net, current portion of obligations under capital leases, and obligations under capital leases, non-current on our consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Fair Value Measurements

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with U.S GAAP.

This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1:	Quoted prices for identical instruments in active markets.
Level 2:

Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and non-financial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, advances to related parties, accounts payable, deferred revenue and accrued expenses approximate fair value because of the short maturity of those instruments. Based on comparable open market transactions, the fair value of the lines of credit, PPP loans and other liabilities, including current maturities, approximated their carrying value as of September 30, 2020 and March 31, 2020, respectively due to their short term nature. The Company’s estimates of the fair value of the line of credit and other liabilities (including current maturities) were classified as Level 2 in the fair value hierarchy.

Paycheck Protection Program Loans (PPP) Loans

The Company’s policy is to account for the PPP loan (See Note 11) as debt. The Company will continue to record the loan as debt until either (1) the loan is partially or entirely forgiven and the Company has been legally released, at which point the amount forgiven will be recorded as income or (2) the Company pays off the loan.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies (cont.)

Revenue Recognition

In accordance with FASB ASU- Topic 606 revenue is recognized at the time the sale is made, at which time our walk-in customers take immediate possession of the merchandise or delivery is made to our wholesale customers. Payment terms are established for our wholesale customers based on the Company’s pre-established credit requirements. Payment terms vary depending on the customer. Based on the nature of receivables, no significant financing components exist. Sales are recorded net of discounts, sales incentives and rebates, sales taxes and estimated returns and allowances. We estimate the reduction to sales and cost of sales for returns based on current sales levels and our historical return experience.

Topic 606 defines a performance obligation as a promise in a contract to transfer a distinct good or service to the customer and is considered the unit of account. The majority of our contracts have one single performance obligation as the promise to transfer the individual goods is not separately identifiable from other promises in the contracts and is, therefore, not distinct.

We had no material contract assets, contract liabilities, or costs to obtain and fulfil contracts recorded on the Consolidated Balance Sheet as of September 30, 2020 and March 31, 2020. For the Six months ended September 30, 2020 and 2019, revenue recognized from performance obligations related to prior periods was insignificant.

Revenue expected to be recognized in any future periods related to remaining performance obligations is insignificant.

Below is a description of the revenue recognition of the three China subsidiaries:

DL Medical:

The revenue is mainly from the sales of medical protective masks and non-medical daily protective masks. For sales in China, revenues are recognized when invoice is sent and payment is received. There is no sales discount on the sales amount as of September 30, 2020. For sales to the U.S., after the order is confirmed, the company will ship out the goods. Revenue is recognized after the goods arrive at the designated port, usually New York or Los Angeles.

RET Wine Co.:

The revenue is mainly from the sales of wine and herbal wine. Revenues are recognized after invoicing. There is no sales discount on the sales amount.

Jiuxiang:

The revenue is mainly direct from the sale of the company’s inventory, including daily necessities, tobacco and alcohol, and all revenue is recognized at the sales price. At the same time, in 2020, a part of the company’s revenues comes from membership card sales, and this part will be recognized at the e-commerce membership card price. Specifically, the revenue can be recognized as described below:

1.      Offline sales of regular products. When a client makes payment to the company, the company will record as advance payments. Revenues are confirmed and recorded after the company received confirmation from the client that the delivery of the goods was complete and correct.

2.      Online sales of regular products. When the customer places the order and makes the payment, the company will record as advance payments. After the company ships out the goods, and passes the return period of seven days with no claim of returning the goods, revenues will be confirmed and recorded.

3.      Online sales of membership cards (“Gift Bag”). After the customer purchases the Gift Bag, the company will record as advance payments. Revenues are confirmed after the customer redeems the goods.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies (cont.)

The following table summarizes disaggregated revenue from contracts with customers by geographical group:

	For the Six Months Ended
	September 30, 2020	September 30, 2019
	(Unaudited)	(Unaudited)
The United States	$43,790,365	$45,689,284
China	1,965,047	—
Total	$45,755,412	$45,689,284
	For Three Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
The United States	$22,473,502	$21,861,502
China	1,747,995	—
Total	$24,221,497	$21,861,502

Cash and Cash Equivalents

Cash and Cash Equivalents include highly liquid investments with an original maturity of three months or less from the time of purchase. Cash equivalents also include amounts due from third-party financial institutions for credit and debit card transactions. These receivables typically settle in three days or less.

Business Combinations

The Company accounts for its business combinations using the purchase method of accounting in accordance with FASB Accounting Standards Codification (“ASC”) ASC 805 (“ASC 805”), “Business Combinations”. The purchase method of accounting requires that the consideration transferred be allocated to the assets, including separately identifiable assets and liabilities the Company acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree, (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in earnings as a bargain purchase gain.

The Company uses an independent valuations company to estimate the fair value of assets acquired and liabilities assumed in a business combination. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, its estimates are inherently uncertain and subject to refinement. Significant estimates in valuing certain intangible assets include, but are not limited to future expected revenues and cash flows, useful lives, discount rates, and selection of comparable companies. Although the Company believes the assumptions and estimates it has made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from management of the acquired companies and are inherently uncertain. During the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. On the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the Company’s consolidated statements of operations.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies (cont.)

Goodwill

The Company early adopted ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The standard simplifies the subsequent measurement of goodwill by removing Step 2 of the current goodwill impairment test, which requires a hypothetical purchase price allocation. Under the new standard, an impairment loss will be recognized in the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. The Company tests goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired.

The Company reviews the carrying values of goodwill and identifiable intangibles whenever events or changes in circumstances indicate that such carrying value may not be recoverable and annually for goodwill and indefinite lived intangible assets as required by ASC Topic 350, Intangibles — Goodwill and Others. This guidance provides the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company performs a quantitative analysis. If the quantitative analysis indicates the carrying value of a reporting unit exceeds its fair value, the Company measures any goodwill impairment losses as the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit.

Intangible Assets

Intangible assets are carried at cost and amortized on a straight-line basis over their estimated useful lives. The Company determines the appropriate useful life of its intangible assets by measuring the expected cash flows of acquired assets. The estimated useful lives of intangible assets are as follows:

Estimated useful lives (years)
Business license	15
Land use right	46
Trademark	10
Backlog	1
Technology	5

Recently Issued Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December. 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. On April 1, 2019, the Company adopted this ASU and the adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies (cont.)

The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision- useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This update adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The updates should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). In November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company does not believe this guidance will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 (“ASU 2019-12”), Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to managerial accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact of adopting this standard, and does not believe this guidance will have a material impact on its consolidated financial statements.

No other new accounting pronouncements issued or effective had, or are expected to have, a material impact on the Company’s condensed consolidated financial statements.

Earnings (loss) per share

The Company reports earnings (loss) per share in accordance with U.S. GAAP, which requires presentation of basic and diluted earnings (loss) per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts, such as warrants, options, restricted stock based grants and convertible preferred stock, to issue common stock were exercised and converted into common stock. Common stock equivalents having an anti-dilutive effect on earnings per share are excluded from the calculation of diluted earnings per share.

Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. When the Company has a loss, no potential dilutive items are included since they would be antidilutive.

Stock dividends or stock splits are accounted for retroactively as if the stock dividends or stock splits occur during the beginning of the earliest period presented and if the stock dividends or stock splits occur after the end of the period but before the release of the financial statements, by considering it effective as of the beginning of each period presented.

Functional currency and foreign currency translation

An entity’s functional currency is the currency of the primary economic environment in which it operates. Normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company’s three China subsidiaries is the RMB. The reporting currency of these consolidated financial statements is in US Dollars.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies (cont.)

The financial statements of the China subsidiaries, which are prepared using the RMB, are translated into the Company’s reporting currency, the US Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or loss.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in operations.

The exchange rates used for foreign currency translation are as follows:

		For the Three Months Ended		March 31, 2020
		September 30, 2020	September 30, 2019
		(RMB to USD)	(RMB to USD)	(RMB to USD)
Assets and liabilities	period end exchange rate	6.81684	N/A	N/A
Revenue and expenses	period average	7.00117	N/A	N/A
		For the Six Months Ended September 30,		March 31, 2020
		2020	2019
Assets and liabilities	period end exchange rate	6.81684	N/A	N/A
Revenue and expenses	period average	6.92089	N/A	N/A

Concentration of credit risk

The Company maintains cash balances in ten banks in China. In China, the insurance coverage of each bank is RMB500,000 (approximately USD$73,000). As of September 30, 2020, the Company had approximately RMB31,384,897 (approximately USD$4,604,000) in excess of the insurance amounts.

The Company maintains cash balances in six financial institutions, which are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000 per institution. From time to time, the Company’s balances may exceed these limits. As of September 30,2020, the Company had approximately $1,240,000 in excess of the insurance amounts.

5. Acquisitions

Hubei Rongentang Wine Co., Ltd and Hubei Rongentang Herbal Wine Co., Ltd. (“RET”)

On March 26, 2020, the Company entered into an agreement (the “Acquisition Agreement”) with Kairui Tong and Hao Huang (collectively, the “Sellers”) and Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd., pursuant to which the Company will purchase their 100% interest in Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd. (collectively, the “Target Companies”) in exchange for 3,852,372 shares of the Company’s common stock and 1,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”). Upon approval of the Company’s shareholders, the 1,000 shares of Series B Preferred Stock will be converted into 3,834,796 shares of the Company’s common stock. The Series B Preferred will rank on parity with the Series A Convertible Preferred Stock of the Company.

On April 22, 2020, the Company consummated the above purchase. The aggregate fair value of the consideration paid by the Company is approximately $9.8 million and is based on the closing price of the Company’s common stock at the date of closing. The excess of total cost of acquisition over the fair value of the identifiable net assets was recorded as goodwill.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Acquisitions (cont.)

The transaction was accounted for as a business combination using the purchase method of accounting. The preliminary purchase price allocation of the transaction was determined by the Company with the assistance of an independent appraisal firm based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date.

The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed at the date of this acquisition:

Cash	$371,310
Accounts receivable, net	84,260
Inventories, net	2,099,306
Advances to suppliers, net	76,476
Other current assets	910,435
Property and equipment, net	4,310,878
Total tangible assets acquired	$7,852,665

Accounts payable	$9,260
Advance from customers	386,119
Accrued expenses and other payables	703,060
Deferred tax liability	954,173
Total liability assumed	2,052,612
Net tangible assets acquired	5,800,053
Intangible assets	3,013,272
Goodwill	1,026,250
Total consideration	$9,839,575

The Company recorded acquisition of intangible assets of $3,013,272. These intangible assets include land use rights of $2,745,289 and a business license of $208,756. The associated goodwill and intangible assets are not deductible for tax purposes.

The amounts of revenue and earnings of RET included in the Company’s condensed consolidated statement of operations and comprehensive income (loss) from the acquisition date to September 30, 2020 are as follows:

From acquisition date to September 30, 2020
(Unaudited)
Revenue	$269,781
Net (Loss)	$(176,412)

Xiamen DL Medical Technology Co, Ltd. (“DL Medical”)

On March 17, 2020, the Company entered into a purchase agreement (the “Acquisition Agreement”) with Guo Hui Ji, a citizen of the People’s Republic of China (the “Seller”) and Xiamen DL Medical Technology Co, Ltd., a People’s Republic of China company, pursuant to which the Seller will sell his 70% equity interests in Xiamen DL Medical Technology Co, Ltd. to the Company (the “Equity Interests”). In consideration, the Company paid $600,000 in cash and issued 900,000 shares of common stock of the Company to the Seller.

On April 28, 2020, the Company consummated the above transactions. The aggregate fair value of the consideration paid by the Company in the acquisition is approximately $1.7 million and is based on the cash paid and the closing price of the Company’s common stock at the date of closing.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Acquisitions (cont.)

The transaction was accounted for as a business combination using the purchase method of accounting. The preliminary purchase price allocation of the transaction was determined by the Company with the assistance of an independent appraisal firm based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date.

The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed at the date of this acquisition:

Cash	$22,577
Inventories, net	28,975
Advances to suppliers, net	1,341,604
Property and equipment, net	69,780
Total tangible assets acquired	$1,462,936

Advance from customers	$703,321
Accrued expenses and other payables	59,880
Deferred tax liability	129,590
Total liability assumed	892,791
Net tangible assets acquired	570,145
Intangible assets	518,362
Goodwill	1,214,548
Net assets acquired	2,303,055
Noncontrolling interest	579,855
Total consideration	$1,723,200

The Company recorded acquired intangible assets of $518,362. These intangible assets consist of a backlog of $518,362. The associated goodwill and intangible assets are not deductible for tax purposes.

The amounts of revenue and earnings of DL included in the Company’s condensed consolidated statement of operations and comprehensive income (loss) from the acquisition date to September 30, 2020 are as follows:

From acquisition date to September 30, 2020
(Unaudited)
Revenue	$596,927
Net (Loss)	$(7,126)

Income attributed to non-controlling interest was $2,138 for the six months ended September 30, 2020.

Jiuxiang Blue Sky Technology (Beijing) Co., Ltd. (“Jiuxiang”)

On August 24, 2020, the Company entered into a purchase agreement (the “Acquisition Agreement”) with Zhang Fei and Liu Meng, citizens of the People’s Republic of China (collectively, the “Sellers”) and Jiuxiang Blue Sky Technology (Beijing) Co., Ltd.(“Jiuxiang”), pursuant to which the Seller will sell their 100% equity interests in Jiuxiang to the Company (the “Equity Interests”). In consideration, the Company issued 5,036,28 shares of common stock and 1,000 shares of Series C convertible preferred stock of the Company to the Sellers.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Acquisitions (cont.)

On April 24, 2020, the Company consummated the above transactions. The aggregate fair value of the consideration paid by the Company in the acquisition is approximately $ 6.4 million and is based on the closing price of the Company’s common stock at the date of closing.

The transaction was accounted for as a business combination using the purchase method of accounting. The preliminary purchase price allocation of the transaction was determined by the Company with the assistance of an independent appraisal firm based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date.

The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed at the date of this acquisition:

Cash	$6,326,526
Inventories, net	609,180
Advances to suppliers, net	2,141,077
AR, net	51,842
Other Current Assets	219,827
Long term deferred expense	111,579
Property and equipment, net	14,752
Total tangible assets acquired	$9,474,783

Advance from customers	$6,027,177
Accrued expenses and other payables	269,776
Total liability assumed	6,296,953
Net tangible assets acquired	3,177,830
Intangible assets	1,012,392
Goodwill	2,206,609
Total consideration	$6,396,831

The Company recorded acquired intangible assets of $1,012,392. These intangible assets consist of software, technology and a tradename. The associated goodwill and intangible assets are not deductible for tax purposes. The estimated fair value of the non-controlling interest was determined based on the preliminary purchase price allocation report prepared by an independent third-party appraiser by using the discounted cash flow model.

The amounts of revenue and earnings of Jiuxiang included in the Company’s condensed consolidated statement of operations and comprehensive income (loss) from the acquisition date to September 30, 2020 are as follows:

From acquisition date to September 30, 2020
(Unaudited)
Revenue	$1,098,339
Net (Loss)	(2,178,712)

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Acquisitions (cont.)

The following table presents the Company’s unaudited pro forma results for the six months ended September 30, 2020 and 2019, respectively, as if the RET, DL, Jiuxiang Medical Acquisition had occurred on April 1, 2019. The unaudited pro forma financial information presented includes the effects of adjustments related to the amortization of acquired intangible assets, and Statutory rates were used to calculate income taxes.

	For the Six Months Ended
	September 30, 2020	September 30, 2019
	(Unaudited)	(Unaudited)
Pro forma revenue	$50,928,430	$24,290,654
Pro forma net income (loss)	(11,171,401)	(3,257,360)
Pro forma earnings per common share-basic and diluted	(.40)	(0.15)
Weighted average shares-basic and diluted	28,098,937	21,894,114

6. Accounts Receivable

A summary of accounts receivable, net is as follows:

	September 30, 2020	March 31, 2020
	(Unaudited)
Customer purchases	$3,862,165	$3,975,414
Credit card receivables	218,819	143,851
Food stamps	28,667	26,407
Others	181,683	2,518
Total accounts receivable	4,291,334	4,148,190

Allowance for doubtful accounts	(844,557)	(742,849)
Accounts receivable, net	$3,446,777	$3,405,341

7. Inventories

A summary of inventories, net is as follows:

	September 30, 2020	March 31, 2020
	(Unaudited)
Inventories in US entities
Non-perishables	$8,150,252	$5,396,152
Perishables	1,068,743	820,761
Subtotal	9,218,995	6,216,913

Inventories in Chinese entities
Raw material	1,206,867	—
Work-in-process	499,717	—
Finished goods	1,292,113	—
Subtotal	2,998,897	—
	12,217,892	6,216,913
Allowance for slow moving or defective inventories	(45,018)	(31,811)
Inventories, net	$12,172,874	$6,185,102

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Advances and receivables — related parties

A summary of advances and receivables — related parties is as follows:

	September 30, 2020	March 31, 2020
	(Unaudited)
Entities
New York Mart, Inc.	$2,092	$2,092
New York Mart Elmhurst Inc.	777,671	—
NY Mart MD Inc.	1,221,803	363,296
Advances – related parties	2,001,566	365,388

New York Mart, Inc.	605,264	605,265
New York Mart Elmhurst Inc.	53,390	—
NY Mart MD Inc.	3,660,458	3,841,237
iFresh Harwin Inc.	248,481	248,480
Receivables – related parties	4,567,593	4,694,982
Total advances and receivables – related parties	$6,569,159	$5,060,370

The Company has advanced funds to related parties and accounts receivable due from the related parties with the intention of converting some of these advances and receivables into deposits towards the purchase price upon planned acquisitions of some of these entities, which are directly or indirectly owned, in whole or in part, by Mr. Long Deng, a shareholder and the Chief Executive Officer of the Company. Accounts receivable due from related parties relate to the sales to these related parties (see Note 17). The advances and receivables are interest free, repayable on demand, and guaranteed by Mr. Long Deng.

9. Property and Equipment

	September 30, 2020	March 31, 2020
	(Unaudited)
Buildings and properties	$4,459,609	$—
Furniture, fixtures and equipment	23,381,985	21,023,715
Automobiles	2,097,292	1,997,925
Leasehold improvements	9,681,916	9,442,401
Software	11,435	6,735
Total property and equipment	39,632,237	32,470,776

Accumulated depreciation and amortization	(15,728,339)	(12,701,624)
Property and equipment, net	$23,903,898	$19,769,152

In connection with the Business Acquisitions as disclosed in Note 5 above, the Company acquired approximately $4.5 million buildings and properties, of which the depreciation period is 15 years

Depreciation expense for the six months ended September 30, 2020 and 2019 was $1,265,178 and $1,093,572, respectively. Depreciation expense for the three months ended September 30, 2020 and 2019 was $691,306 and $531,928, respectively.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Intangible Assets

	September 30, 2020	March 31, 2020
	(Unaudited)
Acquired leasehold rights	$2,500,000	$2,500,000
Business license	208,756	—
Land use right	2,806,632	—
Tradename	794,867	—
Technology	217,719	—
Backlog	518,362	—
Total Intangible assets	7,046,336	2,500,000

Accumulated amortization	(1,933,346)	(1,599,995)
Intangible assets, net	$5,112,990	$900,005

In connection with the Business Acquisition as disclosed in Note 5, the Company acquired $4,546,336 of intangible assets. Business license, land use right tradename, technology and backlog has an estimated weighted-average amortization period of approximately 15 years, 46 years, 10 years, 5 years and 1 year, respectively.

Amortization expense was $424,601 and $249,166 for the six months ended September 30, 2020 and 2019, respectively. Amortization expense was $287,968 and $33,333 for the three months ended September 30, 2020 and 2019, respectively. Future amortization associated with the net carrying amount of definite-lived intangible assets is as follows:

Year Ending September 30,
2021	$767,988
2022	234,763
2023	234,763
2024	234,763
2025	234,763
Thereafter	3,405,950
Total	$5,112,990

11. Debt

A summary of the Company’s debt is as follows:

	September 30, 2020	March 31, 2020
	(Unaudited)
PPP loans from government	$1,768,212	$—
Revolving Line of Credit-KeyBank National Association – in default	4,950,000	4,950,000
Delayed Term Loan-KeyBank National Association – in default	4,102,483	4,102,483
Term Loan-KeyBank National Association – in default	11,408,189	11,408,189
Less: Deferred financing cost	(228,125)	(319,375)
Total	$22,000,759	$20,141,297

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Debt (cont.)

PPP Loans from government

In April and May 2020, the Company applied for and received funding for a loan of $1,768,212 provided by US Small Business Administration (“SBA”) Paycheck Protection Program, which is part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”), enacted on March 27, 2020. Under the terms of the SBA PPP loan, up to 100% of the principal and accrued interest may be forgiven if certain criteria are met and the loan proceeds are used for qualifying expenses such as payroll costs, benefits, rent, and utilities as described in the CARES Act. These loans have an interest rate of 1% with a maturity of 2 years.

KeyBank National Association (“KeyBank”) — Senior Secured Credit Facilities

On December 23, 2016, NYM Holding, as borrower, entered into a $25 million senior secured Credit Agreement (the “Credit Agreement”) with KeyBank National Association (“KeyBank” or “Lender”). The Credit Agreement provides for (1) a revolving credit of $5,000,000 for making advance and issuance of letter of credit, (2) $15,000,000 of effective date term loan and (3) $5,000,000 of delayed draw term loan. The interest rate is equal to (1) the Lender’s “prime rate” plus 0.95%, or (b) the Adjusted LIBOR rate plus 1.95%. Both the termination date of the revolving credit and the maturity date of the term loans are December 23, 2021. The Company will pay a commitment fee equal to 0.25% of the undrawn amount of the Revolving Credit Facility and 0.25% of the unused Delayed Draw Term Loan Facility. $4,950,000 of the revolving credit was used as of September 30, 2020.

$15,000,000 of the term loan was fully funded by the lender in January 2017. The Company is required to make fifty-nine consecutive monthly payments of principal and interest in the amount of $142,842 starting from February 1, 2017 and a final payment of the then entire unpaid principal balance of the term loan, plus accrued interest on the maturity date. On December 23, 2016, the Company used the proceeds from the loan term to pay off the outstanding balance under the Bank of America credit line agreement and HSBC line of credit.

The Delayed Draw Term Loan shall be advanced on the Delayed Draw Funding date, which is no later than December 23, 2021.

The senior secured credit facility is secured by all assets of the Company and is jointly guaranteed by the Company and its subsidiaries and contains financial and restrictive covenants. The financial covenants require NYM Holding Inc and its subsidiaries to deliver audited consolidated financial statements within one hundred twenty days after each fiscal year end and to maintain a fixed charge coverage ratio not less than 1.1 to 1.0 and senior funded debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio less than 3.0 to 1.0 at the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2017. As of September 30, 2020 and March 31, 2020, these ratios were not met, and the Company was therefore not in compliance with the financial covenants of the KeyBank loan. Except as stated below, the senior secured credit facility is subject to customary events of default. It will be an event of default if Mr. Long Deng resigns, is terminated, or is no longer actively involved in the management of NYM and a replacement reasonably satisfactory to the Lender is not made within sixty (60) days after such event takes place. The Company violated the loan covenant when Mr. Long Deng, CEO and shareholder of the Company sold an aggregate of 8,294,989 restricted shares to HK Xu Ding Co., Limited on January 23, 2019, representing 51% of the total issued and outstanding shares of the Company as of December 31, 2018. The Company failed to obtain a written consent for the occurrence of the change of ownership. As a result, effective as of March 1, 2019, interest was accrued on all loans at the default rate and the monthly principal and interest payment due under the effective date term loan will be $155,872 instead of $142,842.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Debt (cont.)

On May 20, 2019 (the “Effective Date”), the Company entered into a forbearance agreement (the “Forbearance Agreement”) with KeyBank, pursuant to which KeyBank has agreed to delay the exercise of its rights and remedies under the Loan agreement based on the existence of the event of the share transfer default for 6 months. The Forbearance Agreement contains customary forbearance covenants and defined certain events of defaults. Starting from May, 2019, the monthly payment decreased to $142,842 as originally required per the credit facility agreements.

The Company failed to meet its obligations under the Loan Agreements by the end of the First Forbearance Period. On October 17, 2019 (the “Effective Date”), the Company, Go Fresh 365, Inc. (“Go Fresh”), Mr. Long Deng and Keybank entered into the second forbearance agreement (the “Second Forbearance Agreement”). Pursuant to certain Guaranty Agreement dated as of December 26, 2016, as amended by several joinder agreements and the Second Forbearance Agreement, the Company, certain subsidiaries of NYM Holding, Go Fresh and Mr. Long Deng (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) have agreed to guarantee the payment and performance of the obligations of the Borrower under the Credit Agreement (“Obligations”). KeyBank has agreed to delay the exercise of its rights and remedies under the Loan Agreement based on the existence of certain events of default (the “Specified Events of Default”) until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the November 29, 2019; and (b) a Forbearance Event of Default.

From Jan to September 2020, non-payment of the amount due by the Company was $1,866,292. Also, the Company has failed certain loan covenants. On August 6, 2020 the Company received the 3rd forbearance agreement from KeyBank, which includes the following terms:

•        All delinquent regular interest paid at or before settlement.

•        August and September required payments will be regular interest amounts.

•        Default interest will be deferred until 9/25/2020

•        Store valuations will be ordered by the lender.

•        Continue to provide weekly cash flow reports.

•        Provide quarterly financial statements of NYM Holding and subsidiaries, iFresh and newly acquired businesses.

•        Monthly financial projections.

•        Cost/work detail on the completion of the CT store.

•        Pledge of the equity and guarantee of newly acquired businesses.

•        File a UCC-1 financing statement for iFresh Inc.

If agreement cannot be reached, KeyBank is fully prepared to pursue legal remedies. As of the date of this report, the Forbearance Agreement is still under negotiation.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Notes Payable

Notes payables consist of the following:

	September 30, 2020	March 31, 2020
	(Unaudited)
Triangle Auto Center, Inc.
Secured by vehicle, 4.02%, principal and interest of $890 due monthly through January 28, 2021	$3,528	$8,730
Koeppel Nissan, Inc.
Secured by vehicle, 7.86%, principal and interest of $758 due monthly through June 1, 2022	14,821	18,707
Silver Star Motors
Secured by vehicle, 4.22%, principal and interest of $916 due monthly through June 1, 2021	8,098	13,357
BMO
Secured by vehicle, 5.99%, principal and interest of $1,924 due monthly through July 1, 2021	18,727	29,532
Wells Fargo
Secured by vehicle, 4.01%, principal and interest of $420 due monthly through December 1, 2021	6,132	8,500
Toyota Finance
Secured by vehicle, 0%, principal and interest of $632 due monthly through August, 2022	14,545	18,340
Secured by vehicle, 4.87%, principal and interest of $761 due monthly through July, 2021	12,648	11,633
Secured by vehicle, 0%, principal and interest of $633 due monthly through April 1, 2022	7,307	15,810
Total notes payable	85,806	124,609
Less: current maturities of notes payable	(65,936)	(77,903)

Long-term notes payable, net of current maturities	$19,870	$46,706

All notes payables are secured by the underlying financed vehicles.

Maturities of the notes payable for each of the next five years are as follows:

Year Ending September 30,
2021	$65,936
2022	19,239
2023	631
Total	$85,806

13. Leases

The Company’s material leases consist of stores, warehouses, parking lots and its offices with expiration dates through 2027. In general, the leases have remaining terms of 1-20 years, most of which include options to extend the leases. The lease term is generally the minimum non-cancellable period of the lease. The Company does not include option periods unless the Company determines that it is reasonably certain of exercising the option at inception or when a triggering event occurs.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Balance sheet information related to the Company’s operating and finance leases (noting the financial statement caption each is included with) as of September 30, 2020 was as follows:

As of September 30, 2020
(Unaudited)
Operating Lease Assets:
Operating Lease	$58,853,946
Total operating lease assets	$58,853,946

Operating lease obligations:
Current operating lease liabilities	7,558,410
Non-current operating lease liabilities	59,727,918
Total Lease liabilities	$67,286,328

Weighted Average Remaining Lease Term Operating Lease	15.46 years
Weighted Average discount rate	4.3%
	September 30, 2020	March 31, 2020
	(Unaudited)
Finance lease Assets
Vehicles under finance lease	$874,698	$874,698
Accumulated depreciation	(249,549)	(219,679)
Finance lease assets, net	$625,149	$655,019
	September 30, 2020	March 31, 2020
	(Unaudited)
Finance lease obligations:
Current	$131,422	$137,243
Long-term	213,973	277,350
Total obligations	$345,395	$414,593
Weighted Average Remaining Lease Term Operating Lease	2.43 years
Weighted Average discount rate	7.1%

Supplemental cash flow information related to leases was as follows:

As of September 30, 2020
(Unaudited)
Cash paid for amounts included in the measurement of lease liabilities:
Operating Lease	$2,234,477
Finance lease	$69,198

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

The estimated future lease payments under the operating and finance leases are as follows:

Twelve Months Ending September 30,	Capital Lease	Operating, lease
2021	$157,405	$8,497,562
2022	146,831	8,503,755
2023	83,351	8,719,744
2024	1,115	8,479,545
2025	—	7,491,973
Thereafter	—	44,290,460
Total minimum lease payments	388,702	85,983,039
Less: Amount representing interest	(43,307)	(20,527,826)
Total	$345,395	$65,455,213

14. Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operating results by the revenue of different products or services. Based on management’s assessment, the Company has determined that it has four operating segments as defined by ASC 280, consisting of wholesale, retail, liquor business and medical product business for the Six months ended September 30, 2020. For the Six months ended September 30, 2019, the Company determined it has two operation segments consisting of wholesale and retail.

The primary financial measures used by the Company to evaluate performance of individual operating segments are sales and income before income tax provision.

The following table presents summary information by segment for the Six months ended September 30, respectively:

			Six Months Ended September 30, 2020 (Unaudited)
	US wholesale	US retail	Liquor Products	Mask Products	Daily Necessities	Total
Net sales	$8,595,216	$35,195,149	$269,781	$596,927	$1,098,339	$45,755,412
Cost of sales (including retail occupancy cost)	5,578,163	27,875,207	128,422	483,401	851,058	34,916,251
Gross profit	$3,017,053	$7,319,942	$141,359	$113,526	$247,281	$10,839,161

Interest expense, net	$2,225	$820,436	$—	$—	$—	$822,661
Depreciation and amortization	$98,874	$1,138,489	$141,960	$306,940	$3,517	$1,689,780
Segment income (loss) before income tax provision	$463,295	$1,990,129	$(202,903)	$(257,035)	$(2,178,712)	$(185,226)
Segment assets	$17,252,315	$88,922,738	$11,006,185	$3,525,773	$10,141,382	$130,848,393
Capital expenditures	$—	$328,508	$7,763	$519,614	$(2,531)	$853,354

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. Segment Reporting (cont.)

	Six Months Ended September 30, 2019 (Unaudited)
	Wholesale	Retail	Total
Net sales	$8,423,151	$37,266,133	$45,689,284
Cost of sales	6,045,159	26,592,399	32,637,558
Retail occupancy costs	—	3,506,909	3,506,909
Gross profit	$2,377,992	$7,166,825	$9,544,817

Interest expense, net	$(5,227)	$(953,993)	$(959,220)
Depreciation and amortization	$384,578	$4,953,056	$5,337,634
Segment income (loss) before income tax provision	$687,519	$(4,878,874)	$(4,191,355)
Segment assets	$15,351,959	$89,435,740	$104,787,699
Capital expenditures	$—	$780,519	$780,519

The following table presents summary information by segment for the three months ended September 30, respectively:

			Three Months Ended September 30, 2020 (Unaudited)
	US wholesale	US retail	Liquor Products	Mask products	Daily Necessities	Total
Net sales	$4,367,905	$18,105,597	$77,032	$572,624	$1,098,339	$24,221,497
Cost of sales (including retail occupancy cost)	2,816,298	15,229,652	57,868	471,118	851,058	19,425,994
Gross profit	$1,551,607	$2,875,945	$19,164	$101,506	$247,281	$4,795,503

Interest expense, net	$1,315	$460,120	$—	$—	$—	$461,435
Depreciation and amortization	$48,561	$657,885	$63,529	$205,783	$—	$975,758
Capital expenditures	$—	$—	$—	$—	$—	$—
Segment income (loss) before income tax provision	$109,881	$(1,409,137)	$(153,815)	$(150,913)	$(2,178,712)	$(3,782,696)
Segment assets	$2,167,784	$(2,905,334)	$148,715	$(52,980)	$—	$(641,815)
	Three Months Ended September 30, 2019 (Unaudited)
	Wholesale	Retail	Total
Net sales	$3,891,046	$17,970,456	$21,861,502
Cost of sales	2,851,504	12,687,386	15,538,890
Retail occupancy costs	—	1,576,290	1,576,290
Gross profit	$1,039,542	$3,706,780	$4,746,322

Interest expense, net	$(2,187)	$(347,288)	$(349,475)
Depreciation and amortization	$57,735	$2,360,412	$2,418,147
Capital expenditures	$—	$301,123	$301,123
Segment income (loss) before income tax provision	$321,668	$(1,046,961)	$(725,293)
Segment assets	$15,351,959	$89,435,740	$104,787,699

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Shareholder’s Equity

On October 19, 2018, the Company and certain institutional investors entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to such investors an aggregate of 1,275,000 shares of common stock (the “Common Stock”) in a registered direct offering and warrants to purchase up to approximately 1,170,000 shares of the Company’s Common Stock in a concurrent private placement, for gross proceeds of approximately $2.55 million (the “Financing”). The warrants were exercisable immediately following the date of issuance and have an exercise price of $2.25. The warrants will expire 5 years from the earlier of the date on which the shares of Common Stock issuable upon exercise of the warrants may be sold pursuant to an effective registration statement or may be exercised on a cashless basis and be immediately sold pursuant to Rule 144. The purchase price for each share of Common Stock and the corresponding warrant was $2.00. Each warrant is subject to anti-dilution provisions that require adjustment of the number of shares of Common Stock that may be acquired upon exercise of the warrant, or to the exercise price of such shares, or both, to reflect stock dividends and splits, subsequent rights offerings, pro-rata distributions, and certain fundamental transactions.

Management determined that these warrants are equity instruments because the warrants are both a) indexed to its own stock; and b) classified in stockholders’ equity. The warrants were recorded at their fair value on the date of grant as a component of stockholders’ equity. On June 5, 2019, the Company agreed to issue to the Holders an aggregate of 1,170,000 shares (“Exchange Shares”) of the Company’s common stock, par value $0.0001 per share and warrant to purchase an aggregate of 1,170,000 shares of Common Stock (the “Exchange Warrants”) as the negotiated purchase price for the Existing Warrants based on the Black Scholes Value as a result of a certain transaction which was deemed as a Fundamental Transaction as defined in the purchase agreement. On March 23, 2020, 585,000 warrants were cashless exercised by the issuance of 287,049 shares of common stock.

On December 11, 2019, iFresh Inc. (the “Company”) entered into an agreement (the “Conversion Agreement”) between Mr. Deng and the Company, pursuant to which the Mr. Deng agreed to convert debt owed to him by the Company into 1,000 preferred shares of the Company. Upon receiving stockholder approval for the conversion, the 1,000 shares of preferred stock will automatically convert into shares of the Company’s common stock.

On January 13, 2020, the Company filed a Certificate of Designation creating the class of Preferred Stock required by the Conversion Agreement, and $3,500,000 of capital Mr. Deng contributed to the Company were converted into 1,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock has no voting rights, no dividend, no redemption right and will convert automatically into 9,210,526 shares of the Company’s common stock once the conversion is approved by the Company’s stockholders. In the event of the liquidation of the Company, the Preferred Stock has a liquidation preference equal to $3,500,000 over the Company’s common stock.

On March 25, 2020, the Company entered into an agreement (the “Purchase Agreement”) with two third party individuals, Dengrong Zhou and Qiang Ou (the “Investors”), pursuant to which the Investors agreed to purchase 1,783,167 shares of the Company’s common stock in exchange for $2,500,000. Subsequently on April 9, 2020, these shares were issued and the transaction was closed.

In April 2020, the Company issued 3,852,372 shares of the Company’s common stock and 1,000 shares of the Company’s series B convertible preferred stock, which will be converted to 3,834,796 shares of the Company’s common stock to acquire RET and DL Medical. Upon approval by the purchaser’s shareholders, the preferred stock will be converted to common stock. The Series B Preferred will rank on parity with the Series A Convertible Preferred Stock of the Company. See Note 5 for the details of the transactions.

In August 2020, the Company issued 5,036,298 shares of the Company’s common stock and 1,000 shares of the Company’s series C convertible preferred stock, which will convert automatically into 1,916,781 shares of the Company’s common stock once the conversion is approved by the Company’s stockholders.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled. iFresh is a Delaware holding company that is subject to U.S. income tax.

NYM is taxed as a corporation for income tax purposes and as a result of the “Contribution Agreement” entered into on December 31, 2014 NYM has elected to file a consolidated federal income tax return with its eleven subsidiaries. NYM and the shareholders of the eleven entities, as parties to the Contribution Agreement, entered into a tax-free transaction under Section 351 of the Internal Revenue Code of 1986 whereby the eleven entities became wholly owned subsidiaries of the Company. As a result of the tax-free transaction and the creation of a consolidated group, the subsidiaries are required to adopt the tax year-end of its parent, NYM. NYM was incorporated on December 30, 2014 and has adopted a tax-year end of March 31.

RET, DL Medical and Jiuxiang are incorporated in the PRC and subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. Under the Corporate Income Tax Law of PRC, the current corporate income tax rate of 25% is applicable to all companies, including both domestic and foreign-invested companies.

Certain of the subsidiaries have incurred net operating losses (“NOL”) in tax years ending prior to the Contribution Agreement. The U.S. net operating losses are subject to the Separate Return Limitation Year (“SRLY”) rules which limit the utilization of the losses to the subsidiaries who generated the losses. The SRLY losses are not available to offset taxable income generated by members of the consolidated group.

Based upon management’s assessment of all available evidence, the Company believes that it is more-likely-than-not that the deferred tax assets, primarily for certain of the subsidiaries SRLY NOL carry-forwards will not be realizable; and therefore, a full valuation allowance is established for SRLY NOL carry-forwards. Pursuant to The Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, NOLs from the 2018, 2019, and 2020 tax years can be carried back to the previous five tax years (beginning with the earliest year first) and suspends the 80% of taxable income limitation through the 2020 tax year. The NOL carry-backs can result in an immediate refund of taxes paid in prior years. The valuation allowance for deferred tax assets was $6,429,264 and $7,643,963 as of September 30, 2020 and March 31, 2020, respectively.

The Company has approximately $26,740,000 and $30,497,000 of US NOL carry forward of which approximately $3,270,000 and $3,136,000 are SRLY NOL as of September 30, 2020 and March 31, 2020, respectively. The Company also has $7,264,76 NOL from its Chinese entities, which was fully reserved with a valuation allowance. For income tax purposes, those NOLs will expire in the year 2033 through 2037. NOLs from Chinese entities will expire through the year 2025.

Income Tax Provision (Benefit)

The (benefit) provision for income taxes consists of the following components:

	For the Six months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Current:
Federal	$—	$—
State	—	—
	—	—

Deferred:
Federal	(441,133)	47,620
State	(148,617)	15,873
	(589,750)	63,493
Total	$(589,750)	$63,493

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes (cont.)

	For Three Months ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Current:
Federal	$—	$—
State	—	—
	—	—

Deferred:
Federal	(441,133)	121,073
State	(148,617)	40,357
	(589,750)	161,430
Total	$(589,750)	$161,430

Tax Rate Reconciliation

Following is a reconciliation of the Company’s effective income tax rate to the United State federal statutory tax rate:

	For the Six Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Expected tax at U.S. statutory income tax rate	21%	21%
State and local income taxes, net of federal income tax effect	7%	7%
Other non-deductible fees and expenses	—%	(2.91)%
Changes in deferred tax allowance	(31.2)%	(26.59)%
Effective tax rate	(3.2)%	(1.5)%

Deferred Taxes

The effect of temporary differences included in the deferred tax accounts in the two tax jurisdiction in US and China are as follows:

	September 30, 2020	March 31, 2020
	(Unaudited)
Deferred tax assets/(liabilities) in US
Deferred expenses	$253,867	$164,434
Sec 263A Inventory Cap	158,659	38,207
Deferred rent/lease obligation	2,182,776	2,215,294
Depreciation and amortization	(3,395,021)	(3,008,058)
Net operating losses	4,590,335	8,877,202
Valuation allowance	(3,790,616)	(7,643,963)
Net deferred tax assets (liabilities) in US	$—	$643,116

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes (cont.)

	September 30, 2020	March 31, 2020
	(Unaudited)
Property and equipment	$(244,973)	$—
Intangible assets	$(838,766)	$—
Deferred tax assets (liabilities in China)	$2,638,648	$—
Valuation allowance	$(2,638,648)	$—
Net deferred tax asset/(liabilities) in China	$(1,083,739)	$—

17. Related-Party Transactions

Management Fees, Advertising Fees and Sale of Non-Perishable and Perishable Products to Related Parties

The following is a detailed breakdown of significant management fees, advertising fees and sale of products for the six months ended September 30, 2020 and 2019 to related parties, which are directly or indirectly owned, in whole or in part, by Mr. Long Deng, a shareholder, and not eliminated in the consolidated financial statements. In addition, the outstanding receivables due from these related parties as of September 30, 2020 and March 31, 2020 were included in advances and receivables — related parties (see Note 8).

For the Six Months Ended September 30, 2020
(Unaudited)

Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
Tampa Seafood	$2,000	$—	$105
NY Mart MD Inc.	28,750	1,700	333,884
NYM Elmhurst Inc.	6000	—	208,515
Spring Farm Inc.	2,750	—	733
	$39,500	$1,700	$543,237

For the Six Months Ended September 30, 2019
(Unaudited)

Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
Dragon Seeds Inc.	$2,800	$—	$—
NY Mart MD Inc.	44,300	6,320	640,914
NYM Elmhurst Inc.	47,158	3,290	485,698
Spring Farm Inc.	5,300	—	58,134
Pine Court Chinese Bistro	—	—	46,043
	$99,558	$9,610	$1,230,789

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17. Related-Party Transactions (cont.)

For the Three Months Ended September 30, 2020
(Unaudited)

Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
Tampa Seafood	$—	$—	$105
NY Mart MD Inc.	12,000	1,700	166,881
NYM Elmhurst Inc.	—	—	110,197
Spring Farm Inc.	—	—	440
	$12,000	$1,700	$277,623

For the Three months ended September 30, 2019
(Unaudited)

Related Parties	Management Fees	Advertising Fees	Non- Perishable & Perishable Sales
Dragon Seeds Inc.	1,150	—	—
NY Mart MD Inc.	15,000	2,640	185,537
NYM Elmhurst Inc.	22,546	1,080	206,694
Spring Farm Inc.	2,000	—	58,134
Pine Court Chinese Bistro	—	—	37,317
	$40,696	$3,720	$487,682

Long-Term Operating Lease Agreement with a Related Party

The Company leases warehouse and stores from related parties that are owned by Mr. Long Deng, a shareholder and the CEO of the Company, and will expire on April 30, 2026. Rent incurred to the related party was $488,446.08 and $403,661 for the six months ended on September 30, 2020 and 2019, respectively. Rent incurred to the related party was $246,616 and $111,201 for the three months ended on September 30, 2020 and 2019, respectively.

18. Litigation

The Company is involved with claims and litigation matters arising in the ordinary course of business and uses various methods to resolve these matters in a manner that the Company believes best serves the interests of its stakeholders. These matters have not resulted in any material losses to date.

Leo J. Motsis, as Trustee of the 140-148 East Berkeley Realty Trust v. Ming’s Supermarket, Inc.

This case relates to a dispute between Ming’s Supermarket, Inc. (“Ming”), a subsidiary of the Company and the landlord of the building located at 140-148 East Berkeley Street, Boston, MA (the “Property”), under a long-term operating lease (“Lease”). Since February 2015, Ming was unable to use the property due to structural damage assessed by the Inspection Services Department of the City of Boston (“ISD”), and stopped paying the rent since April 2015 after the landlord refused to make the structural repairs. The landlord then sued Ming for breach of the Lease and unpaid rent, and Ming counterclaimed for constructive eviction and for damages resulting from the landlord’s breach of its duty to make the structural repairs under the Lease.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18. Litigation (cont.)

The case was tried before a jury in August 2017. The jury awarded Ming judgment against the landlord in the amount of $795,000, plus continuing damages of $2,250 per month until the structural repairs are completed. The court found that the landlord’s actions violated the Massachusetts unfair and deceptive acts and practices statute and therefore doubled the amount of damages to $1,590,000 and further ruled that Ming should also recover costs and attorneys’ fees of approximately $250,000. The result is a judgment in favor of Ming and against the landlord that will total approximately $1.85 million. The judgment requires the landlord to repair the premises and obtain an occupancy permit. The landlord is responsible to Ming for damages in the amount of $2,250 per month until an occupancy permit is issued. The judgment also accrues interest at the rate of 12% per year until paid.

The landlord filed an appeal, the appeal hearing was held on July 12, 2019 and the judge concluded that the landlord should be required both to perform the relevant obligations of the lease in the future and to pay damages caused by his previous failure to do so and for any period of delay in completing his specific performance. On November 5, 2019, the Appeals Court issued a full decision affirming the judgment was entered and transmitted a rescript of the affirmance of the judgment to the superior count.

The final judgment was entered after rescript on May 7, 2020. On June 29, 2020, the landlord executed the final judgment and made the payment of $2,536,142 to Ming, which is included in other income.

Hartford Fire Insurance Company v. New York Mart Group Inc.

On November 28, 2018, a lawsuit was filed against New York Mart Group, Inc. by Hartford Fire Insurance Company (“Hartford”), who seeks contractual indemnification from the Company and other defendants relating to certain supersedeas bonds issued by Hartford in connection with the unsuccessful appeal of state court litigation by iFresh’s codefendant. Hartford alleges that iFresh guaranteed performance of the bonds and therefore seeks to enforce the indemnification terms thereof against iFresh in addition to the other defendants. On June 14, 2019, Hartford filed a motion for summary judgment against iFresh, arguing that Hartford is entitled to judgment as a matter of law. On July 29, 2019, the Court granted judgment against iFresh in a consented amount of $458,498 for the alleged loss. The Court is still having a hearing on Hartford’s entitlement to attorneys’ fees/costs. The Company has accrued $500,000 for the potential loss and expense associated with this case on December 31, 2018.

Winking Group LLC v. New York Supermarket E. Broadway Inc.

A subsidiary of the Company, New York Supermarket E. Broadway Inc., entered into a lease with Winking Group LLC for the Company’s store located at 75 East Broadway, NY, 10002. The landlord sued the Company for failing to pay rent and an additional fee of $450,867. The Company is currently negotiating an agreement with the landlord to settle the case. On November 21, 2019, the Company consented to a final judgement of possession in favor of Winking Group LLC in the amount of $400,000, with $50,867 being waived by the landlord. $400,000 was paid as of December 31, 2019.

JD Produce Maspeth LLC v. iFresh, Inc. alt.

On September 16, 2019, the JD Produce Maspeth (“plaintiff”) sued the Company seeking $178,953 for unpaid goods purchased by the Company. The legal process was just initiated and interrupted by the outbreak of COVID-19. The Company has recorded the purchase and payable on the financial statements in 2019.

Don Rick Associates LLC. v. New York Mart Roosevelt Inc.

One of the subsidiaries of the Company, New York Mart Roosevelt Inc., has failed to pay the rents on time. The landlord has sued the Company for nonpayment. On May 31, 2019, a motion for summary Judgement was filed for unpaid rent in the amount of $102,792 and $14,984 for attorney fees. These amounts have been fully accrued as of March 31, 2020.

iFRESH INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18. Litigation (cont.)

ICR, LLC v. iFresh, Inc.

On February 15, 2018, ICR (the “Plaintiff”) filed a complaint seeking remedies for breach of contract. The court has scheduled a pretrial settlement conference on Thursday, November 19, 2020.

SEC Subpoena

On March 6, 2020, the Company announced that it has received a subpoena from the Securities and Exchange Commission (“SEC”) requesting certain information. The subpoena sought various documents and information regarding, among other things, the Company’s financial institution accounts, accounting practices, auditing practices, internal controls, payroll, and information furnished to auditors. Although the Company is not currently the subject of any enforcement proceedings, the investigation could lead to enforcement proceedings if SEC contends that the Company has not complied with securities laws. The Company is fully cooperating with the SEC’s request.

19. Subsequent Events

KeyBank Loans

From January to November 2020, the Company failed to make loan payments of $2,018,664. On August 6, 2020 the Company received the 3rd forbearance agreement from KeyBank. Please refer to Note 11 for key terms. It’s still in negotiations with KeyBank.

On October 9, 2020, Keybank executed a “Deposit Account Control Agreement” remitting any funds on deposit in the Deposit Account to the Secured Party. According to the company deposit account, there is $674,000 in the listed accounts being reserved, and was withdrawn by Key Bank and applied to the interest and principal in arrears.

Covid 19

Under the potential resurgence of Covid-19 in the winter of 2020, the Company may experience loss in sales in its retail locations. Since the stores are mainly located in New York and Florida, which are greatly impacted by the pandemic, related government departments such as DOH and CDC have directly given safety plans and guidelines to the Company. Regulations social distancing, controlling in-store customer traffic, and curfew orders have impacted the sales in stores significantly, and such impact will possibly continue. On the other side, the supply chain as well as the wholesale section are also expecting potential challenges caused by Covid-19. The Company’s online sales may increase due to customers ordering grocery delivery instead of shopping in stores. Sales slightly increased (3%) in Oct 2020, compared to sales in Oct 2019.

Nasdaq Stock Market Notice

On October 5, 2020, we received a letter from Nasdaq, which stated that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires an issuer to maintain a minimum closing bid price of $1.00 per share (the “Minimum Bid Price Rule”). In accordance with the Nasdaq Listing Rules, we were provided with a 180-day grace period to regain compliance with the Minimum Bid Price Rule, through April 5, 2021. The notice has no immediate impact on the listing or trading of our securities on Nasdaq. We intend to monitor the closing bid price of our common stock and consider available options to regain compliance with the Minimum Bid Price Rule.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the shareholders of

iFresh, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of iFresh, Inc. and subsidiaries (collectively, the “Company”) as of March 31, 2020 and 2019, and the related consolidated statements of operations, shareholder’s equity (deficiency), and cash flows for each of the years in the two-year period ended March 31, 2020, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses, has negative working capital of $28.6 million and is not in compliance with its credit agreement. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Friedman LLP New York,
We have served as the Company’s auditor since 2016

New York
August 13, 2020

iFRESH INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2020	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$751,942	$1,048,090
Accounts receivable, net	3,405,341	4,027,909
Inventories, net	6,185,102	10,411,366
Prepaid expenses and other current assets	3,691,990	3,721,262
Total current assets	14,034,375	19,208,627
Advances and receivables – related parties	5,060,370	5,220,547
Property and equipment, net	19,769,152	20,287,186
Intangible assets, net	900,005	1,033,337
Security deposits	1,264,353	1,236,073
Right of use assets-lease	57,587,790	—
Deferred income taxes	643,116	115,589
Total assets	$99,259,161	$47,101,359

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$10,674,455	$14,177,700
Deferred revenue	1,311,228	802,392
Borrowings against lines of credit, current, net	20,141,297	21,285,314
Notes payable, current	77,903	98,475
Finance lease obligations, current	137,243	148,778
Accrued expenses	1,307,069	1,393,973
Operating lease liabilities, current	5,438,356	—
Other payables, current	3,584,756	2,926,101
Total current liabilities	42,672,307	40,832,733
Notes payable, non-current	46,706	130,068
Finance lease obligations, non-current	277,350	413,225
Deferred rent	—	6,659,412
Other payables, non-current	83,102	97,900
Long term operating lease liabilities	58,729,843	—
Total liabilities	101,809,308	48,133,338

Commitments and contingencies

Shareholders’ equity (deficiency)
Preferred shares, $.0001 par value, 1,000,000 shares authorized;1,000 and 0 issued and outstanding as of March 31, 2020 and 2019, respectively.	3,500,000	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 18,658,547 and 16,737,685 shares issued and outstanding as of March 31, 2020 and 2019, respectively	1,866	1,674
Additional paid-in capital	18,202,323	14,933,829
Accumulated deficit	(24,254,336)	(15,967,482)
Total shareholders’ deficiency	(2,550,147)	(1,031,979)
Total liabilities and shareholders’ equity (deficiency)	$99,259,161	$47,101,359

See accompanying notes to consolidated financial statements

iFRESH INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended March 31,
	2020	2019
Net sales	$87,503,281	$121,281,093
Net sales-related parties	1,949,750	4,150,346
Total net sales	89,453,031	125,431,439
Cost of sales	64,377,063	92,215,568
Cost of sales-related parties	1,580,880	3,674,407
Retail Occupancy costs	6,660,448	9,148,872
Gross profit	16,834,640	20,392,592

Selling, general and administrative expenses	25,043,254	31,899,310
Loss from operations	(8,208,614)	(11,506,718)
Interest expense, net	(1,824,667)	(1,314,295)
Impairment loss	(1,100,000)	—
Other income	2,660,232	1,385,093
Loss before income taxes	(8,473,049)	(11,435,920)
Income tax provision	(186,195)	567,523
Net Loss	$(8,286,854)	$(12,003,443)

Net loss per share:
Basic	$(0.45)	$0.79
Diluted	$(0.45)	$0.79
Weighted average shares outstanding:
Basic	18,381,081	15,219,548
Diluted	18,381,081	15,219,548

See accompanying notes to consolidated financial statements

iFRESH INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)
For the years ended March 31, 2020 and 2019

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	amount	Shares	amount
Balances at March 31, 2018	—	$—	14,220,548	$1,422	$9,428,094	$(3,964,039)	$5,465,477
Capital contribution	—	—	—	—	330,000	—	330,000
Net loss	—	—	—	—	—	(12,003,443)	(12,003,443)
Common stock issued in connection of equity finance	—	—	1,833,000	183	3,753,839	—	3,754,022
Stock issued for service	—	—	684,137	68	1,421,896	—	1,421,965
Balances at March 31, 2019	—	$—	16,737,685	$1,674	$14,933,829	$(15,967,482)	$(1,031,979)
Capital contribution	—	—	—	—	1,311,820	—	1,311,820
Preferred stock issued in connection of debt conversion	1,000	3,500,000	—	—	—	—	3,500,000
Net loss	—	—	—	—	—	(8,286,854)	(8,286,854)
Common stock issued in connection of warrants exercise	—	—	1,457,049	146	1,450,654	—	1,450,800
Stock issued for service	—	—	463,813	46	506,020	—	506,066
Balances at March 31, 2020	1,000	$3,500,000	18,658,547	$1,866	$18,202,323	$(24,254,336)	$(2,550,147)

See accompanying notes to consolidated financial statements

iFRESH INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(8,286,854)	$(12,003,443)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,121,564	1,999,562
Amortization expense	315,832	315,832
Loss from disposal of property and equipment	124,965	—
Share based compensation	1,956,866	1,421,965
Lease amortization	7,612,941	—
Impairment loss	1,100,000	—
Bad debt reserve	127,362	233,448
Deferred income taxes	(527,527)	198,243
Inventory reserve	(43,339)	(24,778)
Changes in operating assets and liabilities:
Accounts receivable	495,206	641,983
Inventories	4,269,603	518,896
Prepaid expenses and other current assets	29,272	(1,795,369)
Security deposits	(28,280)	11,033
Accounts payable	(3,503,242)	(1,384,253)
Deferred revenue	508,836	475,933
Accrued expenses	(86,904)	520,024
Taxes payable	—	(1,606,504)
Deferred rent	—	340,026
Operating lease liabilities	(7,691,944)	—
Other liabilities	643,854	1,773,139
Net cash used in operating activities	(861,789)	(8,364,263)
Cash flows from investing activities
Cash advances to related parties	160,177	4,799,142
Cash received from repayment of related party receivable	—	—
Acquisition of property and equipment	(2,828,495)	(3,886,013)
Net cash provided by (used in) investing activities	(2,668,318)	913,129
Cash flows from financing activities
Borrowings against Term loan	—	3,950,000
Borrowings against lines of credit	—	1,750,000
Repayments on term loan	(1,326,517)	(1,641,672)
Repayments on notes payable	(103,933)	(137,755)
Payments on capital lease obligations	(147,411)	(146,286)
Cash received from capital contribution	1,311,820	330,000
Cash received from shareholder’s loan	3,500,000	—
Cash received from issuance of stock	—	3,754,022
Net cash provided by financing activities	3,233,959	7,858,309
Net increase (decrease) in cash and cash equivalents	(296,148)	407,175
Cash and cash equivalents at beginning of the period	1,048,090	640,915
Cash and cash equivalents at the end of the period	$751,942	$1,048,090
Supplemental disclosure of cash flow information
Cash paid for interest	$1,157,556	$1,834,091
Cash paid for income taxes	$260,706	$1,606,504

Supplemental disclosure of non-cash investing and financing activities
Capital expenditures funded by capital lease obligations and notes payable	$—	$779,837
Preferred stock issued in connection with debt conversion	$3,500,000	$—

See accompanying notes to consolidated financial statements

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Organization and General

iFresh Inc. (“iFresh”) is a Delaware company incorporated in July 2016 to reincorporate E-Compass Acquisition Corp. (“E-Compass”) to Delaware pursuant to the Merger Agreement (as defined below under “Redomestication”). E-Compass was incorporated in Cayman Islands on September 23, 2014 as a blank check company whose objective is to enter into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, or entering into contractual arrangements that gives E-Compass control over such a target business (a “Business Combination”).

Redomestication

On July 25, 2016, iFresh entered into the Merger Agreement with E-Compass, iFresh Merger Sub Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of iFresh, and NYM Holding, Inc. (“NYM”), the stockholders of NYM, and Long Deng, as representative of the stockholders of NYM. Pursuant to the terms of the Merger Agreement, on February 10, 2017, E-Compass would merge with and into iFresh in order to redomesticate E-Compass into Delaware (the “Redomestication Merger”). At the time of the Redomestication, each E-Compass ordinary share was converted into one share of common stock of iFresh and each E-Compass Right was converted into one substantially equivalent right (“iFresh Right”) to receive one-tenth (1/10) of a share of iFresh common stock on the consummation of the Business Combination. In connection with the Redomestication, E-Compass ceased to exist and iFresh is the surviving corporation and successor registrant that will continue to file reports under Section 12(b) of the Securities Exchange Act of 1934.

Business Combination

On February 10, 2017, after the Redomestication Merger, Merger Sub merged with and into NYM, resulting in NMY being a wholly owned subsidiary of iFresh (the “Merger”). The transaction constituted a business combination. iFresh closed the business combination by paying NYM’s stockholders an aggregate of: (i) $5 million in cash, plus, (ii) 12,000,000 shares of iFresh’s common stock (the deemed value of the shares in the Merger Agreement) as consideration. At closing, iFresh also executed an option agreement to acquire up to additional four supermarkets prior to March 31, 2017 for aggregate consideration of $10 million in cash, less any advances or receivables owed to the Company (see Note 6). The option agreement subsequently expired unexercised.

In connection with the closing, holders of 1,937,967 of the Company’s ordinary shares elected to redeem their shares and iFresh paid $20,154,857 ($10.40 per share in accordance with Redemption Clause) in connection with such redemption. Also, on February 10, 2017, iFresh repurchased 1,500,000 of such non-redeemable shares promptly at a purchase price of $10.00 per share according to an agreement with Handy Global Limited signed on January 11, 2017. On February 10, 2017, iFresh entered into an agreement to repurchase 200,000 shares of its common stock from Lodestar Investment Holdings Corporation for $200.00. At the closing of the Redomestication Merger: (i) one share of iFresh common stock for each share of E-Compass common stock, resulting in 1,872,033 non-redeeming E-Compass common stock being converted into iFresh common stock; (ii) each ten E-Compass rights were converted into one share of common stock of iFresh, resulting in 4,310,010 E-Compass rights automatically converting into 431,000 shares of the iFresh’s common stock.

Prior to the closing of the Redomestication Merger and Business Combination, there were 5,310,000 E-Compass shares issued and outstanding. After the redemption of 1,937,967 shares, the repurchase of 1,700,000 shares and the conversion of 4,310,010 E-Compass rights into 431,000 shares, there were 2,103,033 shares of E-Compass’s common stock being re-domesticated into the iFresh’s common stock. With the new issuance of the 12,000,000 shares of iFresh’s common stock in connection with the Business Combination, there were a total of 14,103,033 shares of iFresh’s common stock issued and outstanding after the business combination.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business (cont.)

On June 7, 2019, the Company, entered into certain Share Exchange Agreement (“Exchange Agreement”) with Xiaotai International Investment Inc. (“Xiaotai”), a Cayman Island Company, and certain shareholders of Xiaotai (collectively with Xiaotai, “Seller”), pursuant to which, among other things and subject to the terms and conditions contained therein, the Company will acquire all of the outstanding issued shares and other equity interests in Xiaotai from certain shareholders of Xiaotai (such transactions, collectively, the “Acquisition”). The Company agreed to issue to the sellers an aggregate of 254,813,383 shares of the Company’s common stock, par value $0.0001. This Exchange Agreement was terminated and the proposed acquisition was cancelled in November 2019 after Zhejiang Xiao’s business activities were found in violation of China’s laws and regulations.

iFresh is an Asian/Chinese supermarket chain with multiple retail locations and its own distribution operations, currently all located along the East Coast of the United States. The Company offers seafood, vegetables, meat, fruit, frozen goods, groceries, and bakery products through its retail stores

2. Liquidity and Going Concern

As reflected in the Company’s consolidated financial statements, the Company had operating losses of $8.3 million and $12.0 million for the years ended March 31, 2020 and 2019 and had negative working capital of $28.6 million and $21.6 million as of March 31, 2020 and 2019, respectively. The Company had negative equity of $2.6 million and $1.0 million as of March 31, 2020 and 2019, respectively. The Company did not meet certain financial covenants required in the credit agreement with Keybank National Association (“Keybank”). As of March 31, 2020, the Company has outstanding loan facilities of approximately $20.1 million due to Keybank. Failure to maintain these loan facilities will have a significant impact on the Company’s operations.

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future and its operating and capital expenditure commitments. iFresh had funded working capital and other capital requirements in the past primarily by equity contribution from shareholders, cash flow from operations, and bank loans. As of March 31, 2020, the Company also has $5.1 million of advances and receivable from the related parties we intend to collect. Subsequently in April and May 2020, the Company received Paycheck Protection Program loan of approximately $1.77 million.

The Company was in default under the Credit Agreement as of March 31, 2020 and 2019. Specifically, the financial covenants of the Credit Agreement require the Company to maintain a senior funded debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio for the trailing 12 month period of less than 3.00 to 1.00 at the last day of each fiscal quarter. As of March 31, 2020 and 2019, this ratio was greater than 3.00 to 1.00, and the Company was therefore not in compliance with the financial covenants of the KeyBank loan. In addition, the Company violated the loan covenant when Mr. Long Deng, CEO and major shareholder of the Company sold an aggregate of 8,294,989 restricted shares to HK Xu Ding Co., Limited, representing 51% of the total issued and outstanding shares of the Company as of December 31, 2018. The Company failed to obtain a written consent for the occurrence of the change of ownership. KeyBank has notified the Company in February that it has not waived the default and reserves all of its rights, power, privileges, and remedies under the Credit Agreement. effective as of March 1, 2019, interest was accrued on all loans at the default rate.

On May 20, 2019 (the “Effective Date”), the Company entered into a forbearance agreement (the “Forbearance Agreement”) with KeyBank, pursuant to which KeyBank has agreed to delay the exercise of its rights and remedies under the Loan agreement based on the existence of the events of shares transfer defaults for certain period of time. The Forbearance Agreement contains customary forbearance covenants and other forbearance covenants and defined certain events of defaults. Starting from May, 2019, the monthly payment decreased to $142,842 as originally required per the credit facility agreements.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Liquidity and Going Concern (cont.)

From January to June 2020, non-payment of amount due by the Company was $1,194,878. Also, the Company is not incompliance with certain loan covenants. On August 6, 2020 the Company received 3rd forbearance agreement from Key Bank, which includes the following terms:

•        All delinquent regular interest paid at or before settlement.

•        August and September required payments will be regular interest amounts

•        Default interest will be deferred until 9/25/2020

•        Store valuations will be ordered by the lender.

•        Continue to provide weekly cash flow reports

•        Provide quarterly financial statements of NYM, iFresh and newly acquired businesses.

•        Monthly financial projections

•        Cost/work detail on the completion of the CT store

•        Pledge of the equity and guarantee of newly acquired businesses.

•        File a UCC-1 financing statement for iFresh Inc.

If agreement cannot be reached, KeyBank is fully prepared to pursue legal remedies. As of the date of this report. The Forbearance Agreement is still under negotiation.

On December 17, 2019, the Company received a letter from the Listing Qualifications Staff (the “Staff’) of the NASDAQ Stock Market LLC (“NASDAQ”), which stated that the Company was not in compliance with NASDAQ Listing Rule 5550(a)(2), which requires an issuer to maintain a minimum closing bid price of $1.00 per share (the “Bid Price Rule”). In accordance with the NASDAQ Listing Rules, the Company was provided with a 180-day grace period to regain compliance with the Bid Price Rule, through June 15, 2020. The notice has no immediate impact on the listing or trading of the Company’s securities on NASDAQ. The Company has received a written notice from the Listing Qualifications Staff of NASDAQ on May 4, 2020, indicating that the Company has regained compliance with NASDAQ’s continued listing requirements and that its common stock will continue to be listed on NASDAQ Stock Market.

The Company was impacted by the COVID-19 outbreak as it operates in area under stay-at-home orders since mid-March 2020. The Company had to operate under reduced hours including closure of the stores located in in Brooklyn, New York and in Flushing, New York, where are with high population and at high risk of infection during the end of March and April peak period. Sales was decreased by $0.3 million due to the lockdown in March 2020.

The Company’s principal liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. The Company’s ability to fund these needs will depend on its future performance, which will be subject in part to general economic, competitive and other factors beyond its control. These conditions raise substantial doubt as to the Company’s ability to remain a going concern.

3. Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of iFresh, NYM and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

The Company has two reportable and operating segments. The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM bears ultimate responsibility for, and is actively engaged in, the allocation of resources and the evaluation of the Company’s operating and financial results.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies

Significant Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s critical accounting estimates included, but are not limited to: allowance for estimated uncollectible receivables, inventory valuations, lease assumptions, impairment of long-lived assets, impairment of intangible assets, and income taxes. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable consist primarily of uncollected amounts from customer purchases (primarily from the Company’s two distribution operations), credit card receivables, and food stamp vouchers, and are presented net of an allowance for estimated uncollectible amounts.

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the account receivable is written off against the allowance.

Inventories

Inventories consist of merchandise purchased for resale, which are stated at the lower of cost or market. The cost method is used for wholesale and retail perishable inventories by assigning costs to each of these items based on a first-in, first-out (FIFO) basis (net of vendor discounts).

The Company’s wholesale and retail non-perishable inventory is valued at the lower of cost or market using weighted average method.

Leases

On April 1, 2019 the Company adopted Accounting Standards Update (“ASU”) 2016-02. For all leases that were entered into prior to the effective date of ASC 842, we elected to apply the package of practical expedients. Based on this guidance we will not reassess the following: (1) whether any expired or existing contracts are or contain leases; (2) the lease classification for any expired or existing leases; and (3) initial direct costs for any existing leases. The adoption of Topic 842 resulted in the presentation of $65.6 million of operating lease assets and $72.3 million operating lease liabilities on the consolidated balance sheet as of April 1, 2019. See Note 12 for additional information.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on the Company’s consolidated balance sheets. Finance leases are included in property and equipment, net, current portion of obligations under capital leases, and obligations under capital leases, non-current on our consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with U.S GAAP. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1:	Quoted prices for identical instruments in active markets.
Level 2:

Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and non-financial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, advances to related parties, accounts payable, deferred revenue and accrued expenses approximate fair value because of the short maturity of those instruments. Based on comparable open market transactions, the fair value of the lines of credit and other liabilities, including current maturities, approximated their carrying value as of March 31, 2020 and 2019, respectively. The Company’s estimates of the fair value of line of credit and other liabilities (including current maturities) were classified as Level 2 in the fair value hierarchy.

Revenue Recognition

In accordance with Topic 606 revenue is recognized at the time the sale is made, at which time our walk-in customers take immediate possession of the merchandise or delivery is made to our wholesale customers. Payment terms are established for our wholesale customers based on the Company’s pre-established credit requirements. Payment terms vary depending on the customer. Based on the nature of receivables, no significant financing components exist. Sales are recorded net of discounts, sales incentives and rebates, sales taxes and estimated returns and allowances. We estimate the reduction to sales and cost of sales for returns based on current sales levels and our historical return experience.

Topic 606 defines a performance obligation as a promise in a contract to transfer a distinct good or service to the customer and is considered the unit of account. The majority of our contracts have one single performance obligation as the promise to transfer the individual goods is not separately identifiable from other promises in the contracts and is, therefore, not distinct.

We had no material contract assets, contract liabilities, or costs to obtain and fulfill contracts recorded on the Consolidated Balance Sheet as of March 31, 2020 and 2019. For the year ended March 31, 2020 and 2019, revenue recognized from performance obligations related to prior periods was insignificant.

Revenue expected to be recognized in any future periods related to remaining performance obligations is insignificant.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies (cont.)

The following table summarizes disaggregated revenue from contracts with customers by product group:

	For the years ended
	March 31, 2020	March 31, 2019
Grocery	$40,795,051	$54,219,303
Perishable goods	48,657,980	71,212,136
Total	$89,453,031	$125,431,439

Business Combinations

The Company accounts for its business combinations using the purchase method of accounting in accordance with ASC 805 (“ASC 805”), “Business Combinations”. The purchase method of accounting requires that the consideration transferred be allocated to the assets, including separately identifiable assets and liabilities the Company acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total of cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over, (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in earnings.

The Company estimates the fair value of assets acquired and liabilities assumed in a business combination. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, its estimates are inherently uncertain and subject to refinement. Significant estimates in valuing certain intangible assets include, but are not limited to future expected revenues and cash flows, useful lives, discount rates, and selection of comparable companies. Although the Company believes the assumptions and estimates it has made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from management of the acquired companies and are inherently uncertain. During the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. On the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of income.

Recently Issued Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December. 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. On April 1, 2019, the Company adopted this ASU and the adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies (cont.)

individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief. This update adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The updates should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). In November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company does not believe this guidance will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 (“ASU 2019-12”), Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to managerial accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact of adopting this standard, and does not believe this guidance will have a material impact on its consolidated financial statements.

No other new accounting pronouncements issued or effective had, or are expected to have, a material impact on the Company’s condensed consolidated financial statements.

5. Accounts Receivable

A summary of accounts receivable, net is as follows:

	March 31, 2020	March 31, 2019
Customer purchases	$3,975,414	$4,008,747
Credit card receivables	143,851	532,369
Food stamps	26,407	99,762
Others	2,518	2,518
Total accounts receivable	4,148,190	4,643,396
Allowance for bad debt	(742,849)	(615,487)
Accounts receivable, net	$3,405,341	$4,027,909

6. Inventories

A summary of inventories, net is as follows:

	March 31, 2020	March 31, 2019
Non-perishables	$5,396,152	$8,762,634
Perishables	820,761	1,723,882
Inventories	6,216,913	10,486,516
Allowance for slow moving or defective inventories	(31,811)	(75,150)
Inventories, net	$6,185,102	$10,411,366

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Advances and receivables — related parties

A summary of advances and receivables — related parties is as follows:

Entities	March 31, 2020	March 31, 2019
New York Mart, Inc.	$2,092	$—
Pacific Supermarkets Inc.	—	437,863
NY Mart MD Inc.	363,296	335,374
iFresh Harwin Inc	—	—
Advances – related parties	$365,388	$773,237

New York Mart, Inc.	605,265	605,265
Pacific Supermarkets Inc.	—	428,237
NY Mart MD Inc.	3,841,237	3,181,011
iFresh Harwin Inc	248,480	232,797
Receivables – related parties	4,694,982	4,447,310
Total advances and receivables – related parties	$5,060,370	$5,220,547

The Company has advanced funds to related parties and accounts receivable due from the related parties with the intention of converting some of these advances and receivables into deposits towards the purchase price upon planned acquisitions of some of these entities, which are directly or indirectly owned, in whole or in part, by Mr. Long Deng, the majority shareholder and the Chief Executive Officer of the Company. Accounts receivable due from related parties relate to the sales to these related parties (see Note 16). The advances and receivables are interest free, repayable on demand, and guaranteed by Mr. Long Deng.

8. Property and Equipment

	March 31, 2020	March 31, 2019
Furniture, fixtures and equipment	$21,023,715	$19,957,600
Automobiles	1,997,925	2,214,306
Leasehold improvements	9,442,401	8,849,422
Software	6,735	6,735
Total property and equipment	32,470,776	31,028,063
Accumulated depreciation and amortization	(12,701,624)	(10,740,877)
Property and equipment, net	$19,769,152	$20,287,186

Depreciation expense for the year ended March 31, 2020 and 2019 was $2,121,564 and $1,999,562, respectively.

9. Intangible Assets

A summary of the activities and balances of intangible assets are as follows:

	Balance at March 31, 2019	Additions	Balance at March 31, 2020
Gross Intangible Assets
Acquired leasehold rights	$2,500,000	$—	$2,500,000
Total intangible assets	$2,500,000	$—	$2,500,000
Accumulated Amortization
Total accumulated amortization	$(1,466,663)	$(133,332)	$(1,599,995)
Intangible assets, net	$1,033,337	$(133,332)	$900,005

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Intangible Assets (cont.)

Amortization expense was $133,332 and $133,332 for the year ended March 31, 2020 and 2019, respectively. Future amortization associated with the net carrying amount of definite-lived intangible assets is as follows:

Year Ending March 31,
2021	$133,333
2022	133,333
2023	133,333
2024	133,333
2025	133,333
Thereafter	233,340
Total	$900,005

10. Debt

A summary of the Company’s debt is as follows:

	March 31, 2020	March 31, 2019
Revolving Line of Credit-KeyBank National Association	$4,950,000	$4,950,000
Delayed Term Loan-KeyBank National Association	4,102,483	4,494,983
Term Loan-KeyBank National Association	11,408,189	12,342,206
Less: Deferred financing cost	(319,375)	(501,875)
Total	20,141,297	21,285,314

KeyBank National Association (“KeyBank”) — Senior Secured Credit Facilities

On December 23, 2016, NYM, as borrower, entered into a $25 million senior secured Credit Agreement (the “Credit Agreement”) with Key Bank National Association (“Key Bank” or “Lender”). The Credit Agreement provides for (1) a revolving credit of $5,000,000 for making advance and issuance of letter of credit, (2) $15,000,000 of effective date term loan and (3) $5,000,000 of delayed draw term loan. The interest rate is equal to (1) the Lender’s “prime rate” plus 0.95%, or (b) the Adjusted LIBOR rate plus 1.95%. Both the termination date of the revolving credit and the maturity date of the term loans are December 23, 2021. The Company will pay a commitment fee equal to 0.25% of the undrawn amount of the Revolving Credit Facility and 0.25% of the unused Delayed Draw Term Loan Facility. $4,950,000 of the revolving credit was used as of March 31, 2020.

$15,000,000 of the term loan was fully funded by the lender in January 2017. The Company is required to make fifty-nine consecutive monthly payments of principal and interest in the amount of $142,842 starting from February 1, 2017 and a final payment of the then entire unpaid principal balance of the term loan, plus accrued interest on the maturity date. On December 23, 2016, the Company used the proceeds from the loan term to pay off the outstanding balance under the Bank of America credit line agreement and HSBC line of credit.

The Delayed Draw Term Loan shall be advanced on the Delayed Draw Funding date, which is no later than December 23, 2021.

The senior secured credit facility is secured by all assets of the Company and is jointly guaranteed by the Company and its subsidiaries and contains financial and restrictive covenants. The financial covenants require NYM to deliver audited consolidated financial statements within one hundred twenty days after the fiscal year end and to maintain a fixed charge coverage ratio not less than 1.1 to 1.0 and senior funded debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio less than 3.0 to 1.0 at the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2017. As of March 31, 2020 and 2019, these ratios were failed, and the Company was therefore not in compliance with the financial covenants of the KeyBank loan. Except as stated below, the senior

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Debt (cont.)

secured credit facility is subject to customary events of default. It will be an event of default if Mr. Long Deng resigns, is terminated, or is no longer actively involved in the management of NYM and a replacement reasonably satisfactory to the Lender is not made within sixty (60) days after such event takes place. The Company violated the loan covenant when Mr. Long Deng, CEO and major shareholder of the Company sold an aggregate of 8,294,989 restricted shares to HK Xu Ding Co., Limited on January 23, 2019, representing 51% of the total issued and outstanding shares of the Company as of December 31, 2018. The Company failed to obtain a written consent for the occurrence of the change of ownership. As a result, effective as of March 1, 2019, interest was accrued on all loans at the default rate and the monthly principal and interest payment due under the effective date term loan will be $155,872 instead of $142,842.

On May 20, 2019 (the “Effective Date”), the Company entered into a forbearance agreement (the “Forbearance Agreement”) with KeyBank, pursuant to which KeyBank has agreed to delay the exercise of its rights and remedies under the Loan agreement based on the existence of the events of shares transfer defaults for certain period of time. The Forbearance Agreement contains customary forbearance covenants and other forbearance covenants and defined certain events of defaults. Starting from May, 2019, the monthly payment decreased to $142,842 as originally required per the credit facility agreements.

The Company failed to meet its obligations under the Loan Agreements by the end of the First Forbearance Period. On October 17, 2019 (the “Effective Date”), the Company, Go Fresh 365, Inc. (“Go Fresh”), Mr. Long Deng and Keybank entered into the second forbearance agreement (the “Second Forbearance Agreement”). Pursuant to certain Guaranty Agreement dated as of December 26, 2016, as amended by several joinder agreements and the Second Forbearance Agreement, the Company, certain subsidiaries of NYM, Go Fresh and Mr. Long Deng (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) have agreed to guarantee the payment and performance of the obligations of the Borrower under the Credit Agreement (“Obligations”). Key Bank has agreed to delay the exercise of its rights and remedies under the Loan Agreement based on the existence of certain events of default (the “Specified Events of Default”) until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the November 29, 2019; and (b) a Forbearance Event of Default.

From Jan to June 2020, non-payment of amount due by the Company was $1,194,878. Also, the Company has filed certain loan covenants. On August 6, 2020 the Company received 3rd forbearance agreement from Key Bank, which includes the following terms:

•        All delinquent regular interest paid at or before settlement.

•        July and August required payments will be regular interest amounts.

•        Default interest will be deferred until 9/25/2020

•        Store valuations will be ordered immediately.

•        Continue to provide weekly cash flow reports.

•        Provide quarterly financial statements of NYM, iFresh and newly acquired businesses.

•        Monthly financial projections.

•        Cost/work detail on the completion of the CT store.

•        Pledge of the equity and guarantee of newly acquired businesses.

•        File a UCC-1 financing statement for iFresh Inc.

If agreement cannot be reached, KeyBank is fully prepared to pursue legal remedies. As of the date of this report, the Forbearance Agreement is still under negotiation.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Debt (cont.)

Maturities of borrowings against the term loan under this credit facility for each of the next five years are as follows:

Year Ending March 31
2021	$2,146,472
2022	17,994,825
Total	$20,141,297

11. Notes Payable

Notes payables consist of the following:

	March 31, 2020	March 31, 2019
Triangle Auto Center, Inc.
Secured by vehicle, 4.02%, principal and interest of $890 due monthly through January 28, 2021	8,730	18,823

Colonial Buick GMC
Secured by vehicle, 8.64%, principal and interest of $736 due monthly through February 1, 2020	—	6,350

Koeppel Nissan, Inc.
Secured by vehicle, 3.99%, principal and interest of $612 due monthly through January 18, 2021, early paid off in 2020	—	12,378
Secured by vehicle, 0.9%, principal and interest of $739 due monthly through March 14, 2020	—	8,826
Secured by vehicle, 7.86%, principal and interest of $758 due monthly through September 1, 2022	18,707	25,415

Silver Star Motors
Secured by vehicle, 4.22%, principal and interest of $916 due monthly through June 1, 2021	13,357	23,546

BMO
Secured by vehicle, 5.99%, principal and interest of $1,924 due monthly through July 1, 2020	29,532	50,172

Wells Fargo
Secured by vehicle, 4.01%, principal and interest of $420 due monthly through December 1, 2021	8,500	13,096

Toyota Finance
Secured by vehicle, 0%, principal and interest of $632 due monthly through August, 2022	18,340	25,928
Secured by vehicle, 4.87%, principal and interest of $761 due monthly through July, 2021	11,633	24,031
Secured by vehicle, 0%, principal and interest of $633 due monthly through April 1, 2022	15,810	19,978
Total Notes Payable	$124,609	$228,543
Current notes payable	(77,903)	(98,475)
Long-term notes payable, net of current maturities	$46,706	$130,068

All notes payables are secured by the underlying financed automobiles.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Notes Payable (cont.)

Maturities of the notes payables for each of the next five years are as follows:

Year Ending March 31,
2021	$77,903
2022	40,656
2023	6,050
Total	$124,609

12. Lease

The Company’s material leases consist of store, warehouse, parking lots and its offices with expiration dates through 2027. In general, the leases have remaining terms of 1-20 years, most of which include options to extend the leases. The lease term is generally the minimum noncancelable period of the lease. The Company does not include option periods unless the Company determines that it is reasonably certain of exercising the option at inception or when a triggering event occurs.

Balance sheet information related to the Company’s operating and finance leases (noting the financial statement caption each is included with) as of March 31, 2020 was as follows:

As of March 31, 2020
Operating Lease Assets:
Operating Lease	$57,587,790
Total operating lease assets	57,587,790
Operating lease obligations:
Current operating lease liabilities	5,438,356
Non-current operating lease liabilities	58,729,843
Total Lease liabilities	$64,168,199

Weighted Average Remaining Lease Term Operating Lease	12.47 years
Weighted Average discount rate	4.3%
	March 31, 2020	March 31, 2019
Finance lease Assets
Vehicles under finance lease	$874,698	$874,698
Accumulated depreciation	219,679	159,938
Finance lease assets, net	$655,019	$714,760
	March 31, 2020	March 31, 2019
Finance lease obligations:
Current	$137,243	$148,778
Long-term	277,350	413,225
Total obligations	$414,593	$562,003

Weighted Average Remaining Lease Term Finance Lease		1.88 years
Weighted Average discount rate		7.1%

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Lease (cont.)

Supplemental cash flow information related to leases was as follows:

As of March 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating Lease	$7,691,944
Finance lease	147,410

The estimated future lease payments under the operating and finance leases are as follows:

	Capital Lease	Operating, lease
2021	169,004	8,088,762
2022	148,162	7,833,368
2023	146,831	8,078,334
2024	10,522	7,896,900
2025		7,359,994
Thereafter	—	46,108,683
Total minimum lease payments	$474,519	$85,366,040
Less: Amount representing interest	(59,926)	(21,194,841)
Total	$414,593	$64,168,199

13. Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operation results by the revenue of different products or services. Based on management’s assessment, the Company has determined that it has two operating segments as defined by ASC 280, consisting of wholesale and retail operations.

The primary financial measures used by the Company to evaluate performance of individual operating segments are sales and income before income tax provision.

The following table presents summary information by segment for the years ended March 31, 2020 and 2019, respectively:

	Year ended March 31, 2020
	Wholesale	Retail	Total
Net sales	$16,336,795	$73,116,236	$89,453,031
Cost of sales	12,152,005	53,805,938	65,957,943
Retail occupancy costs	—	6,660,448	6,660,448
Gross profit	$4,184,790	$12,649,850	$16,834,640

Interest expense, net	$(11,118)	$(1,813,549)	$(1,824,667)
Depreciation and amortization	$491,233	$9,559,104	$10,050,337
Capital expenditures	$—	$2,828,495	$2,828,495
Segment loss before income tax provision	$766,381	$(9,239,428)	$(8,473,047)
Income tax provision (benefit)	$16,841	$(203,036)	$(186,195)
Segment assets	$14,032,417	$85,226,744	$99,259,161

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Segment Reporting (cont.)

	Year ended March 31, 2019
	Wholesale	Retail	Total
Net sales	$18,463,885	$106,967,554	$125,431,439
Cost of sales	14,225,146	81,664,829	95,889,975
Retail occupancy costs	—	9,148,872	9,148,872
Gross profit	$4,238,739	$16,153,853	$20,392,592

Interest expense, net	$(12,803)	$(1,301,492)	$(1,314,295)
Depreciation and amortization	$234,837	$2,080,557	$2,315,394
Capital expenditures	$32,061	$4,633,789	$4,665,850
Segment income (loss) before income tax provision	$(57,863)	$(11,378,056)	$(11,435,919)
Income tax provision (benefit)	$2,872	$564,651	$567,523
Segment assets	$10,571,565	$36,529,794	$47,101,359

14. Shareholder’s Equity

On October 19, 2018, the Company and certain institutional investors entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to such investors an aggregate of 1,275,000 shares of common stock (the “Common Stock”) in a registered direct offering and warrants to purchase up to approximately 1,170,000 shares of the Company’s Common Stock in a concurrent private placement, for gross proceeds of approximately $2.55 million (the “Financing”). The warrants will be exercisable immediately following the date of issuance and have an exercise price of $2.25. The warrants will expire 5 years from the earlier of the date on which the shares of Common Stock issuable upon exercise of the warrants may be sold pursuant to an effective registration statement or may be exercised on a cashless basis and be immediately sold pursuant to Rule 144. The purchase price for each share of Common Stock and the corresponding warrant is $2.00. Each warrant is subject to anti-dilution provisions that require adjustment of the number of shares of Common Stock that may be acquired upon exercise of the warrant, or to the exercise price of such shares, or both, to reflect stock dividends and splits, subsequent rights offerings, pro-rata distributions, and certain fundamental transactions.

Management determined that these warrants are equity instruments because the warrants are both a) indexed to its own stock; and b) classified in stockholders’ equity. The warrants were recorded at their fair value on the date of grant as a component of stockholders’ equity. On June 5, 2019, the Company agreed to issue to the Holders an aggregate of 1,170,000 shares (“Exchange Shares”) of the Company’s common stock, par value $0.0001 per share and warrant to purchase an aggregate of 1,170,000 shares of Common Stock (the “Exchange Warrants”) as the negotiated purchase price for the Existing Warrants based on the Black Scholes Value as a result of a certain transaction which was deemed as a Fundamental Transaction as defined in purchase agreement. On March 23, 2020, 585,000 warrants has been cashless exercised to 287,049 shares of common stock.

On December 11, 2019, iFresh Inc. (the “Company”) entered into an agreement (the “Conversion Agreement”) between Mr. Deng and the Company, pursuant to which the Mr. Deng agreed to convert debt owed to him by the Company into 1,000 preferred shares of the Company’s common stock. Upon receiving stockholder approval for the conversion, the 1,000 shares of preferred stock will automatically convert into shares of the Company’s common stock.

On January 13, 2020, the Company filed a Certificate of Designation creating the class of Preferred Stock required by the Conversion Agreement, and $3,500,000 of capital Mr. Deng contributed to the Company were converted into 1,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock has no voting rights, no dividend, no redemption right and will convert automatically into 9,210,526 shares of the Company’s common stock once the conversion is approved by the Company’s stockholders. In the event of the liquidation of the Company, the Preferred Stock has a preference equal to $3,500,000 over the Company’s common stock.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Shareholder’s Equity (cont.)

On March 25, 2020, the Company entered into an agreement (the “Purchase Agreement”) with two third party individuals, Dengrong Zhou and Qiang Ou (the “Investors”), pursuant to which the Investors agreed to purchase 1,783,167 shares of the Company’s common stock in exchange for $2,500,000. Subsequently on April 9, 2020, these shares were issued and the transaction was closed.

15. Income Taxes

iFresh is a Delaware holding company that is subject to the U.S. income tax.

NYM is taxed as a corporation for income tax purposes and as a result of the “Contribution Agreement” entered into in December 31, 2014 NYM has elected to file a consolidated federal income tax return with its eleven subsidiaries. NYM and the shareholders of the eleven entities, as parties to the Contribution Agreement, entered into a tax-free transaction under Section 351 of the Internal Revenue Code of 1986 whereby the eleven entities became wholly owned subsidiaries of the Company. As a result of the tax-free transaction and the creation of a consolidated group, the subsidiaries are required to adopt the tax year-end of its parent, NYM. NYM was incorporated on December 30, 2014 and has adopted a tax-year end of March 31.

Certain of the subsidiaries have incurred net operating losses (“NOL”) in tax years ending prior to the Contribution Agreement. The net operating losses are subject to the Separate Return Limitation Year (“SRLY”) rules which limit the utilization of the losses to the subsidiaries who generated the losses. The SRLY losses are not available to offset taxable income generated by members of the consolidated group.

Based upon management’s assessment of all available evidence, the Company believes that it is more-likely-than-not that the deferred tax assets, primarily for certain of the subsidiaries SRLY NOL carry-forwards will not be realizable; and therefore, a full valuation allowance is established for SRLY NOL carry-forwards. Pursuant to The Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, NOLs from the 2018, 2019, and 2020 tax years to be carried back to the previous five tax years (beginning with the earliest year first) and suspends the 80% of taxable income limitation through the 2020 tax year. The NOL carryback can result in an immediate refund of taxes paid in prior years. The valuation allowance for deferred tax assets was $7,643,963 and $6,260,912 as of March 31, 2020 and 2019.

The Company has approximately $30,496,643 and $20,688,214 of US NOL carry forward of which approximately $3,135,816 and $2,891,876 are SRLY NOL as of March 31, 2020 and March 31, 2019, respectively. For income tax purposes, those NOLs will expire in the year 2033 through 2037.

Income Tax Provision (Benefit)

The provision (benefit) for income taxes consists of the following components:

	For the year ended March 31,
	2020	2019
Current:
Federal	$—	$—
State	341,332	369,278
	341,332	369,278

Deferred:
Federal	(711,436)	261,649
State	183,909	(63,404)
	(527,527)	198,245
Total	$(186,195)	$567,523

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Income Taxes (cont.)

Tax Rate Reconciliation

Following is a reconciliation of the Company’s effective income tax rate to the United State federal statutory tax rate:

	Years ended March 31,
	2020	2019
Expected tax at U.S. statutory income tax rate	21%	21%
State and local income taxes, net of federal income tax effect	7%	7%
Other non-deductible fees and expenses	10%	(2.4)%
Changes in deferred tax allowance	(36)%	(32.2)%
Other	—%	1.6%

Effective tax rate	2%	(5)%

Deferred Taxes

The effect of temporary differences included in the deferred tax accounts as follows:

	March 31, 2020	March 31, 2019
Deferred Tax Assets/ (Liabilities):
Deferred expenses	$164,434	$101,829
Sec 263A Inventory Cap	38,207	208,514
Deferred rent/Lease obligation	2,215,294	2,092,128
Depreciation and amortization	(3,008,058)	(2,305,164)
Net operating losses	8,305,813	5,993,061
163 (j) business interest	—	286,133
Valuation allowance	(7,643,963)	(6,260,912)
Net Deferred Tax Assets	$643,116	$115,589

16. Related-Party Transactions

Management Fees, Advertising Fees and Sale of Non-Perishable and Perishable Products to Related Parties

The following is a detailed breakdown of significant management fees, advertising fees and sale of products for the year ended March 31, 2020 and 2019 to related parties, which are directly or indirectly owned, in whole or in part, by Mr. Long Deng, a majority shareholder, and not eliminated in the consolidated financial statements. In addition, the outstanding receivables due from these related parties as of March 31, 2020 and 2019 were included in advances and receivables — related parties (see Note 7).

Year ended March 31, 2020
Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
Tampa Seafood	$2,000	$—	$—
Dragon Seeds	3,650	—	—
NY Mart MD Inc.	22,550	11,520	1,004,275
NYM Elmhurst Inc.	90,698	4,752	828,932
Spring Farm Inc.	6,050	—	58,134
New Ming	—	8,320	—
Pine Court Chinese Bistro	—	—	58,408
Others	80,000	250	—
	$204,948	$24,842	$1,949,749

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Related-Party Transactions (cont.)

Year ended March 31, 2019
Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
New York Mart, Inc.	$11,651	$880	$2,248,885
Pacific Supermarkets Inc.	77,998	14,040	1,327,401
NY Mart MD Inc.	86,529	10,920	193,741
El Monte	4,410	—	315,641
iFresh Harwin Inc	2,862	2,600	9,677
Spring Farm Inc.	5,052	1,600	2,005
Spicy Bubbles, Inc.	4,944	—	—
Tampa Seafood	3,610	—	—
Pine Court Chinese Bistro	—	—	52,996
	$197,056	$30,040	$4,150,346

Long-Term Operating Lease Agreement with a Related Party

The Company leases warehouse and stores from related parties that is owned by Mr. Long Deng, the majority shareholder of the Company, and will expire on April 30, 2026. Rent incurred to the related party was $886,543 and $1,208,000 for the year ended on March 31, 2020 and 2019.

17. Contingent Liabilities

The Company is exposed to claims and litigation matters arising in the ordinary course of business and uses various methods to resolve these matters in a manner that the Company believes best serves the interests of its stakeholders. These matters have not resulted in any material losses to date.

Leo J. Motsis, as Trustee of the 140-148 East Berkeley Realty Trust v. Ming’s Supermarket, Inc.

This case relates to a dispute between Ming’s Supermarket, Inc. (“Ming”), the subsidiary of the Company and the landlord of the building located at 140-148 East Berkeley Street, Boston, MA (the “Property”), under a long-term operating lease (“Lease”). Since February 2015, Ming was unable to use the premise of the property due to a structure damage assessed by the Inspectional Services Department of the City of Boston (“ISD”), and stopped paying the rent since April 2015 after the landlord refused to perform structural repairs. The landlord then sued Ming for breach of the Lease and unpaid rent, and Ming counterclaimed for constructive eviction and for damages resulting from the landlord’s breach of its duty to perform structural repairs under the Lease.

The case was tried before a jury in August 2017. The jury awarded Ming judgment against the landlord in the amount of $795,000, plus continuing damages of $2,250 per month until the structural repairs are completed. The court found that the landlord’s actions violated the Massachusetts unfair and deceptive acts and practices statute and therefore doubled the amount of damages to $1,590,000 and further ruled that Ming should also recover costs and attorneys’ fees of approximately $250,000. The result is a judgment in favor of Ming and against the landlord that will total approximately $1.85 million. The judgment requires the landlord to repair the premises and obtain an occupancy permit. The landlord is responsible to Ming for damages in the amount of $2,250 per month until an occupancy permit is issued. The judgment also accrues interest at the rate of 12% per year until paid.

The landlord filed an appeal, the appeal hearing was held in July 12, 2019 and judge concluded that the landlord should be required both to perform the relevant obligations of the lease in the future and to pay damages caused by his previous failure to do so and for any period of delay in completing specific performance. On November 5, 2019, the Appeal Count issued a full decision affirming the judgment was entered and transmitted a rescript of the affirmance of the judgment to the superior count.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Contingent Liabilities (cont.)

The final judgment was entered after rescript on May 7, 2020. On June 29, 2020, the landlord executed the final judgment finally and made the payment of $2,536,142 to Ming.

Hartford Fire Insurance Company v. New York Mart Group Inc.

On November 28, 2018, a lawsuit was filed against New York Mart Group, Inc. by Hartford Fire Insurance Company (“Hartford”), who seeks contractual indemnification from the Company and other defendants relating to certain supersedeas bonds issued by Hartford in connection with the unsuccessful appeal of state court litigation by iFresh’s codefendant. Hartford alleges that iFresh guaranteed performance of the bonds and therefore seeks to enforce the indemnification terms thereof against iFresh in addition to the other defendants. On June 14, 2019, Hartford filed a motion for summary judgment against iFresh, arguing that Hartford is entitled to judgment as a matter of law. On July 29, 2019, the Court granted judgment against iFresh in a consented amount of $458,498 for the alleged loss. The Court is still having a hearing on Hartford’s entitlement to attorneys’ fees/costs. The Company has accrued $500,000 for the potential loss and expense associated with this case.

Winking Group LLC v. New York Supermarket E. Broadway Inc.

A subsidiary of the Company, New York Supermarket E. Broadway Inc., entered into a lease with Winking Group LLC for the Company’s store located at 75 East Broadway, NY, 10002. The landlord sued the Company for failing to pay rent and additional fee of $450,867. The Company is currently negotiating an agreement with the landlord to settle the case. On November 21, 2019, the Company consented to a final judgement of possession in favor of Winking Group LLC in the amount of $400,000, with $50,867 being waived by the landlord. $400,000 was paid as of December 31, 2019.

JD Prroduce Maspeth LLC v. iFresh, Inc. alt.

On September 16, 2019, the JD Produce Maspeth (“plaintiff”) seeks $178,953 in unpaid goods purchased by the Company. The legal process was just initiated and interrupted by the outbreak of COVID-19. The Company has recorded the purchase and payable on the financial statements.

Don Rick Associates LLC. v. New York Mart Roosevelt Inc.

One of the subsidiaries of the Company, New York Mart Roosevelt Inc, has failed to pay the rents on time. The landlord has sued the Company for nonpayment. On May 31, 2019, a motion for summary Judgement was filed for unpaid rent in the amount of $102,792 and $14,984 for attorney fees. These amounts have been fully accrued as of March 31, 2020.

18. Subsequent Event

Key Bank Loans

From Jan to June 2020, the Company failed to make loan payment of $1,194,878. On August 6, 2020 the Company received 3rd forbearance agreement from Key Bank. Please refer to Note 10 for key terms.

Acquisitions

On March 26, 2020, the Company entered into an agreement (the “Acquisition Agreement”) with Kairui Tong and Hao Huang (collectively, the “Sellers”) and Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd., pursuant to which the Sellers will sell their 100% interest in Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd. (collectively, the “Target Companies”) to the Company in exchange for 3,852,372 shares of the Company’s common stock and 1,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”). Upon approval of the Company’s shareholders, the 1,000 shares of Series B Preferred Stock will be converted into 3,834,796 shares of the Company’s common stock. The Series B Preferred will rank on parity with the Series A Convertible Preferred Stock of the Company.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Subsequent Event (cont.)

On April 22, 2020, the Company consummated the above transactions. The aggregate fair value of the consideration paid by the Company in the acquisition is approximately $9.8 million and is based on the closing price of the Company’s common stock at the date of closing. The excess of total cost of acquisition over the fair value of the identifiable net assets of the acquiree is recorded as goodwill.

The following table presents the estimated fair value of the assets acquired and liabilities assumed at the date of this acquisition:

(Unaudited)
Cash	$371,910
Accounts receivable, net	84,260
Inventories, net	2,099,306
Advances to suppliers, net	76,476
Other current assets	910,435
Property and equipment, net	4,310,878
Total tangible assets acquired	$7,852,665

Accounts payable	9,260
Advance from customers	386,119
Accrued expenses and other payables	703,060
Deferred tax liability	954,173
Total liability assumed	2,052,612
Net tangible assets acquired	5,800,053
Intangible assets	3,013,272
Goodwill	1,026,250
Total consideration	9,839,575

The following table presents the Company’s unaudited pro forma results for the years ended March 31, 2020, as if the acquisitions had occurred on April 1, 2019. The unaudited pro forma financial information presented includes the effects of adjustments related to the amortization of acquired intangible assets, and excludes other non-recurring transaction costs directly associated with the acquisition such as legal and other professional service fees. Statutory rates were used to calculate income taxes.

For the year ended March 31, 2020
Pro forma net revenue	$91,423,225
Pro forma net loss	(7,538,237)
Pro forma loss per share	(0.29)
Weighted average shares-Basic and diluted	26,068,249

On March 17, 2020, the Company entered into a purchase agreement (the “Acquisition Agreement”) with Guo Hui Ji, a citizen of the People’s Republic of China (the “Seller”) and Xiamen DL Medical Technology Co, Ltd., a People’s Republic of China company, pursuant to which the Seller will sell his 70% equity interests in Xiamen DL Medical Technology Co, Ltd. to the Company (the “Equity Interests”). In consideration for the Equity Interests, the Company shall pay to the Seller $600,000 in cash and issue 900,000 shares of common stock of the Company to the Seller.

iFRESH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Subsequent Event (cont.)

On April 28, 2020, the Company consummated the above transactions. The aggregate fair value of the consideration paid by the Company in the acquisition is approximately $1.7 million and is based on the closing price of the Company’s common stock at the date of closing. As of this report date, the Company is still gathering information necessary to provide those disclosures with regard to this transaction. The Company plan to provide this information in its quarterly report on Form 10-Q for the period ended June 30, 2020.

On August 6, 2020, the Company entered into an agreement (the “Acquisition Agreement”) with Zhang Fei and Liu Meng (collectively, the “Sellers”) and Jiuxiang Blue Sky Technology (Beijing) Co., Ltd. (the “Target”), pursuant to which the Sellers will sell their 100% interest in the Target to the Company in exchange for 5,036,298 shares of the Company’s common stock and 1,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”). Upon approval of the Company’s shareholders, the 1,000 shares of Series C Preferred Stock will be converted into 1,916,781 shares of the Company’s common stock. The Series C Preferred Stock will rank on parity with the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company. All of the issuances and conversions of the Company’s common stock in the foregoing Acquisition Agreement were at a price per share of $1.402. The closing of the acquisition as contemplated by the Acquisition Agreement is subject to customary closing terms and conditions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by iFresh, Inc. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee		$600.05
FINRA Fee
Legal fees and expenses
Accounting fees and expenses		$20,000
Printing expenses
Miscellaneous
Total	$	*

Item 14. Indemnification of Officers and Directors

Delaware law generally permits a corporation to indemnify its insiders against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought by or on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

•        by a majority of the disinterested directors, even though less than a quorum;

•        by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

•        by independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct; or

•        by a majority vote of the shareholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers. With respect to officers and directors, the advancement of expenses is contingent upon those individuals undertaking to repay any advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

iFresh’s certificate makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of iFresh to the fullest extent permitted by law.

Item 15. Recent Sales of Unregistered Securities

On October 2, 2017, the Company purchased all of the shares of New York Mart N. Miami Inc. (“NYM N. Miami”). As a result, the Company issued 45,000 shares of the Company’s common stock in consideration to a former stockholder of NYM N. Miami. The securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

On July 11, 2018, the Company and Triton Funds LP entered into a common stock purchase agreement, which was amended on July 11, 2018 (as amended, the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company may sell to Triton an aggregate of 90,910 shares of common stock. Under the terms of the Purchase Agreement, the Company may, after the satisfaction of certain conditions, notify Triton of its desire to sell shares to it at a price of $5.50 per share. Upon receiving such notice, Triton shall have the option to decide whether to purchase such shares, and, notwithstanding such acceptance, the lowest daily volume weighted average price of the common stock during the five business days ended immediately prior to the closing date must be greater than $5.50 per share in order for the transaction to close. If the closing does not take place prior to July 20, 2018, the agreement will terminate and be of no further effect. The Company will issue 5,000 shares to an affiliate of Triton in consideration of Triton entering into the Purchase Agreement, provided that if the closing does not take place on or before July 20, 2018, only 1,000 shares will be issued to Triton’s affiliate. In the event that the Company sells any shares pursuant to a registration statement in the 90-day period after the closing date, the Company will issue Triton an additional number of shares such that the price per share paid by Triton is no less than the price paid per share by the subsequent investors, up to a maximum of 700,000 shares.

On August 13, 2018, the Company and Horowitz and Rubenstein, LLC (the “Consultant”) entered into a Consulting Agreement (the “Agreement”). Pursuant to the Agreement, Consultant will provide to the Company consulting services on the topics of business development, mergers and acquisitions, and tax planning. In exchange, the Company will pay to the Consultant $15,000.00. The Company will also issue to the Consultant 15,000 registered shares of the Company’s common stock pursuant to the Company’s registration statement on Form S-3. The Agreement has a term of three months.

On August 15, 2018, the Company and Mr. Uzi Einy (the “Investor”) entered into a common stock purchase agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Investor is obligated to purchase $500,000.00 of the Company’s common stock by or before December 15, 2018. Each week, the Investor shall send the Company a notice indicating the Investor’s purchase of at least 10,000 shares. The purchase price of the shares shall be 95% of the closing price of the Company’s shares on the trading day immediately preceding the day the Company receives the Investor’s purchase notice. If, by December 16, 2018, the Investor has purchased less than $500,000.00 of shares, the Investor shall purchase additional shares by paying to the Company the difference between $500,000.00 and the amount the Investor has already paid to the Company pursuant to the Purchase Agreement. The purchase price for such shares shall be the closing price of the Company’s shares on December 15, 2018. In no event will the Investor be obligated to invest more than $500,000.00 pursuant to the Purchase Agreement. In no event will the Company be obligated to issue more than 500,000 shares pursuant to the terms of the Purchase Agreement.

On August 17, 2018, the Company and Mr. Ted Karkus (the “Investor”) entered into a common stock purchase agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Investor purchased 350,000 shares of the Company’s common stock for $700,000.00.

On October 19, 2018, the Company and certain investors entered into a securities purchase agreement, pursuant to which the company agreed to sell to such investors an aggregate of 1,275,000 shares of common stock in a registered direct offering and warrants (“Existing Warrants”) to purchase up to approximately 1,170,000 shares of the common stock of the Company in a concurrent private placement. The warrants are exercisable immediately following the date of issuance and have an exercise price of $2.25. The warrants will expire 5 years from the earlier of the date on which the shares of common stock issuable upon exercise of the warrants may be sold pursuant to an effective registration statement or may be exercised on a cashless basis and be immediately sold pursuant to Rule 144.

On June 1 and June 5, 2019, the Company and the holders of the Existing Warrants entered into an exchange agreement, pursuant to which the Company issued 1,170,000 shares of v (the “Exchange Shares”) and warrants to purchase up to 1,170,000 shares of common stock (the “Exchange Warrants”). The Exchange Warrants are exercisable from October 23, 2018, the issuance date of Existing Warrants and may be exercised until fourth anniversary of the issuance date of the Exchange Warrants at an initial exercise price equal to the closing price of the common stock on the date of the Exchange Warrants.

On December 11, 2019, the Company entered into an agreement (the “Conversion Agreement”) with Mr. Long Deng, pursuant to which the Mr. Deng agreed to convert $3,500,000 of debt owed to him by the Company into 1,000 preferred shares of the Company’s common stock. Upon receiving stockholder approval for the conversion, the 1,000 shares of preferred stock will automatically convert into 9,210,526 shares of the Company’s common stock. On January 9, 2020, the Company and Mr. Deng amended the Conversion Agreement to extend the date on which it could be completed to January 15, 2020. On January 13, 2020, the Company filed a Certificate of Designation creating the class of Preferred Stock required by the Conversion Agreement, and $3,500,000 of liabilities owed to Mr. Deng were converted into 1,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock has no voting rights, and will convert automatically into 9,210,526 shares of the Company’s common stock once the conversion is approved by the Company’s stockholders. In the event of the liquidation of the Company, the Preferred Stock has a preference equal to $3,500,000 over the Company’s common stock. On January 13, 2020, the Company issued 1,000 shares of Preferred Stock to Mr. Deng upon cancellation of $3,500,000 of liabilities. The Preferred Stock was issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transaction did not involve a public offering.

On April 6, 2020, the Company issued an aggregate of 1,783,167 shares of the Company’s common stock (the “Shares”) to two investors for a purchase price of $1.402 per share and gross proceeds of approximately $2.5 million pursuant to a purchase agreement entered into by and among the Company and the investors on March 25, 2020. The Shares were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transaction did not involve a public offering.

On April 22, 2020, the Company consummated the transactions contemplated by the Purchase Agreement (the “Acquisition Agreement”) entered into with Kairui Tong and Hao Huang (collectively, the “Sellers”) and Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd. (collectively, the “Target Companies”), pursuant to which the Company acquired 100% equity interests in the Target Companies in exchange for the issuance in the aggregate of 3,852,372 shares of common stock of the Company and 1,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to the Sellers resulting in Target Companies becoming indirect wholly-owned subsidiaries of the Company. As a result, the Company issued in the aggregate of 3,852,372 shares of common stock of the Company and 1,000 shares of the Company’s Series B Convertible Preferred Stock to the Sellers. Upon approval of the Company’s shareholders, the 1,000 shares of Series B Preferred Stock will be converted into 3,834,796 shares of the Company’s common stock. The common stock and Series B Preferred Stock was issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transaction did not involve a public offering.

On April 28, 2020, the Company acquired 70% equity interests of Xiamen DL Medical Technology Co, Ltd., a People’s Republic of China company, in exchange for $600,000 in cash and 900,000 shares of the Company’s common stock. As a result, the Company issued 900,000 shares of the Company’s common stock in consideration to the seller. The shares were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering

On August 24, 2020, the Company consummated the transactions contemplated by the Purchase Agreement (the “Acquisition Agreement”) entered into with Zhang Fei and Liu Meng (collectively, the “Sellers”) and Jiuxiang Blue Sky Technology (Beijing) Co., Ltd. ( the “Target”), pursuant to which the Company acquired 100% equity interests in the Target in exchange for the issuance in the aggregate of 5,036,298 shares of common stock of the Company and 1,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) to the Sellers, resulting in Target becoming an indirect wholly-owned subsidiary of the Company. As a result, the Company issued in the aggregate of 5,036,298 shares of common stock of the Company and 1,000 shares of the Company’s Series C Preferred Stock to the Sellers. Upon approval of the Company’s shareholders, the 1,000 shares of Series C Preferred Stock will be converted into 1,916,781 shares of the Company’s common stock. The common stock and Series C Preferred Stock was issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transaction did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document
1.1*	Form of underwriting agreement.
3.1	Amended and Restated Certificate of Incorporation of iFresh Inc. (Incorporated by reference to iFresh Inc.’s Registration Statement on Form S-4 (333-213061)).
3.2	Amended and Restated Bylaws of iFresh Inc. (Incorporated by reference to iFresh Inc.’s Registration Statement on Form S-4 (333-213061)).
4.1	Specimen certificate representing shares of Common Stock of the Registrant (Incorporated by reference to iFresh Inc.’s Registration Statement on S-4/A dated December 9, 2016).
4.2	Form of Exchange Common Warrant (Incorporated by reference to iFresh Inc.’s Current Report on Form 8-K dated June 6, 2019).
4.3*	Form of common warrant.
4.4*	Form of Pre-funded warrant.
5.1*	Opinion of Loeb & Loeb LLP.
10.1	Merger Agreement (Incorporated by reference to E-Compass’s Current Report on Form 8-K dated July 25, 2016).
10.2	Employment Agreement between the Company and Long Yi, dated January 17, 2019 (Incorporated by reference to iFresh Inc.’s Current Report on Form 8-K dated January 18, 2019).
10.3

Engagement Agreement, dated as of May 10, 2019, by and among iFresh, Inc. and Getzler Henrich & Associates LLC (Incorporated by reference to iFresh Inc.’s Current Report on Form 8-K dated May 16, 2019).

10.4

Forbearance Agreement, dated as of May 20, 2019, by and among NYM Holding, Inc., as borrower, iFresh, Inc., certain subsidiaries of NYM Holding, Inc. and an individual, as guarantors, and KeyBank National Association, as lender (Incorporated by reference to iFresh Inc.’s Current Report on Form 8-K dated May 21, 2019).

10.5

Second Forbearance Agreement, dated as of October 15, 2019, by and among NYM Holding, Inc., as borrower, iFresh, Inc., certain subsidiaries of NYM Holding, Inc., Go Fresh 365, Inc. and an individual, as guarantors, and KeyBank National Association, as lender (Incorporated by reference to iFresh Inc.’s Current Report on Form 8-K dated October 23, 2019).

10.6	Form of Exchange Agreement by and between iFresh, Inc. and holders of Existing Warrants (Incorporated by reference to iFresh Inc.’s Current Report on Form 8-K dated June 6, 2019).
10.7

Share Exchange Agreement dated June 7, 2019 by and among iFresh Inc., Xiaotai International Investment Inc. (“Xiaotai”) and certain shareholders of Xiaotai (Incorporated by reference to iFresh Inc.’s Current Report on Form 8-K dated June 10, 2019).

10.8

Share Purchase Agreement dated June 7, 2019 by and among iFresh Inc., NYM Holding Inc. and Go Fresh 365 Inc. (Incorporated by reference to iFresh Inc.’s Current Report on Form 8-K dated June 10, 2019).

23.1	Consent of Friedman LLP.
23.2*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

____________

*        To be filed by amendment

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i), (a)(1) (ii) and (a)(1) (iii) above may be contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date;

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Island City, New York, on the 21st day of December, 2020.

IFRESH, INC.
By	/s/ Long Deng
Name: Long Deng
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Long Deng his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Long Deng	Chief Executive Officer and Chairman of the Board	December 21, 2020
Long Deng	(Principal Executive Officer)
/s/ Amy Xue	Chief Financial Officer (Principal Financial Officer	December 21, 2020
Amy Xue	and Principal Accounting Officer)
/s/ Ping Zhou	Director	December 21, 2020
Ping Zhou
/s/ Harvey Liebowitz	Director	December 21, 2020
Harvey Liebowitz
/s/ Mark Fang	Director	December 21, 2020
Mark Fang
/s/ Jay Walder	Director	December 21, 2020
Jay Walder

IFRESH, INC.

Up to _____________ Shares of Common Stock and
Common Warrants to Purchase Up to ____________ Shares of Common Stock

or

Pre-Funded Warrants to Purchase Up to ______________ Shares of Common Stock and

Common Warrants to Purchase Up to _______________ Shares of Common Stock

(and Shares of Common Stock Issuable Upon Exercise of the Common Warrants and Pre-Funded Warrants)

________________________

PROSPECTUS

________________________

MAXIM GROUP LLC

__________, 2020